UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 3)

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Rotonics Manufacturing Inc.
(Name of Registrant as Specified In Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ROTONICS MANUFACTURING INC.
17022 SOUTH FIGUEROA STREET
GARDENA, CALIFORNIA  90248

December 22, 2006

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Rotonics Manufacturing Inc. (“RMI”) to be held at 10:00 a.m. (local time) on January 26, 2007, at 17022 South Figueroa Street, Gardena, California  90248.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, executed on August 29, 2006, among Rotonics Holding Corporation (“Holding”), RMI Minnesota Corporation (“MergerCo”) and RMI, as amended and restated on December 8, 2006 (the “Merger Agreement”). Pursuant to the Merger Agreement, MergerCo, a wholly-owned subsidiary of Holding formed for the purpose of effecting the merger, will be merged with and into RMI, with RMI remaining as the surviving corporation. Holding is a Minnesota corporation newly formed by Spell Capital Partners, LLC (“Spell Capital”) which, on completion of the merger, will be owned 75% by private equity funds managed by Spell Capital, and 25% by Sherman McKinniss (the Chairman and Chief Executive Officer of RMI). Upon completion of the merger, each issued and outstanding share of RMI’s common stock (other than shares of RMI’s common stock contributed by Mr. McKinniss to Holding immediately prior to the effective time of the merger, shares of RMI’s common stock held by RMI or any of its subsidiaries and shares of RMI’s common stock held by RMI’s stockholders who perfect their appraisal rights under Delaware law) will be converted into the right to receive $3.00 in cash without interest. The consideration of $3.00 per share represents a premium of $0.50 per share, or 20%, over the $2.50 per share closing price on August 29, 2006, the day of the execution of the Merger Agreement, and a premium of $0.10 per share, or 3.4% over the $2.90 closing price of RMI’s stock on December 20, 2006. Following completion of the merger, RMI will continue its operations as a privately held company.

On June 25, 2006, the Board of Directors of RMI formed a Special Committee composed of three independent directors who are not officers or employees of RMI, Holding or MergerCo and who have no financial interest in the proposed merger different from RMI’s stockholders generally. The Special Committee, acting with the advice and assistance of its own independent financial advisor, evaluated the merger proposal, including the terms and conditions of the Merger Agreement, with Holding and MergerCo. The Special Committee unanimously determined that the proposed merger is substantively and procedurally fair to RMI’s unaffiliated public stockholders and recommended that the Board of Directors approve of the merger. Acting on the unanimous recommendation of the Special Committee, the Board of Directors of RMI, with Mr. McKinniss and Mr. Berman abstaining, has approved and declared the Merger Agreement and the transactions contemplated thereby, including the merger, advisable, substantively and procedurally fair to and in the best interests of RMI and its unaffiliated public stockholders. Mr. McKinniss has also determined that the proposed merger is substantively and procedurally fair to the unaffiliated stockholders of RMI.

THEREFORE, THE BOARD OF DIRECTORS, WITH MR. MCKINNISS and MR. BERMAN ABSTAINING, RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

In reaching their decisions, the Special Committee and the Board of Directors considered, among other things, the written presentation delivered to the Special Committee on August 14, 2006 by Duff & Phelps, LLC, the Special Committee’s financial advisor, which included a summary of its fairness analysis and preliminary conclusions of fairness, and the final opinion of Duff & Phelps, dated August 29, 2006, to the effect that, based on and subject to the considerations, limitations, assumptions and qualifications set forth in the opinion, as of August 29, 2006, the $3.00 per share cash consideration to be paid to RMI’s stockholders in the proposed merger was fair, from a financial point of view, to RMI’s unaffiliated public stockholders (without giving effect to any impact of the proposed merger on any particular shareholder other than in its capacity as a shareholder). A copy of Duff & Phelps’ written opinion is attached to the accompanying proxy statement as Appendix B and should be read in its entirety.

The enclosed proxy statement provides information about RMI, Holding, MergerCo, certain of their affiliates, the Merger Agreement, the proposed merger and the special meeting. A copy of the Merger Agreement is attached to the proxy statement as Appendix A for your information. You may obtain additional information about RMI from documents filed with the Securities and Exchange Commission.

PLEASE READ THE ENTIRE PROXY STATEMENT CAREFULLY, INCLUDING THE APPENDICES. IN PARTICULAR, BEFORE VOTING, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION OF THE PROXY STATEMENT ENTITLED “SPECIAL FACTORS”.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE MERGER CANNOT BE COMPLETED UNLESS THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF RMI’S COMMON STOCK ENTITLED TO VOTE ADOPT THE MERGER AGREEMENT. In addition, the holders of a majority of the Company’s common stock not owned directly by Mr. McKinniss that are present IN PERSON OR REPRESENTED BY A PROXY and voting at the Special Meeting must vote in favor of the adoption of the Merger Agreement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return the enclosed proxy card. If you complete, date, sign and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the adoption of the Merger Agreement. If you fail to return your proxy card and fail to vote at the special meeting, the effect will be the same as a vote against the adoption of the Merger Agreement and the merger. Returning the proxy card does not deprive you of your right to attend the special meeting and vote your shares in person.

Sincerely,

Paul Tonkovich
Secretary and Director
Gardena, California

The accompanying proxy statement is dated December 22, 2006 and is first being mailed to stockholders of RMI on or about December 27, 2006.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

ROTONICS MANUFACTURING INC.
17022 SOUTH FIGUEROA STREET
GARDENA, CALIFORNIA  90248
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 26, 2007

To the Stockholders of

Rotonics Manufacturing Inc:

Notice is hereby given that a special meeting of stockholders of Rotonics Manufacturing Inc., a Delaware corporation (“RMI”), will be held at 17022 South Figueroa Street, Gardena, California  90248, at 10:00 a.m. (local time) on January 26, 2007, for the following purposes:

1.     To consider and vote upon a proposal to adopt the Agreement and Plan of Merger executed on August 29, 2006, as amended and restated on December 8, 2006 among Rotonics Holding Corporation (“Holding”), RMI Minnesota Corporation (“MergerCo”) and RMI, and to approve the merger contemplated by the Merger Agreement. Pursuant to the Merger Agreement, MergerCo, a wholly-owned subsidiary of Holding formed for the purpose of effecting the merger, will be merged with and into RMI, with RMI remaining as the surviving corporation. Holding is a Minnesota corporation, newly formed by Spell Capital Partners, LLC (“Spell Capital”) which, on completion of the merger, will be owned 75% by private equity funds managed by Spell Capital and 25% by Sherman McKinniss (the Chairman and Chief Executive Officer of RMI). Upon completion of the merger, each issued and outstanding share of RMI’s common stock (other than shares of RMI’s common stock contributed by Mr. McKinniss to Holding immediately prior to the effective time of the merger, shares of RMI’s common stock held by RMI or any of its subsidiaries and shares of RMI’s common stock held by RMI’s stockholders who perfect their appraisal rights under Delaware law) will be converted into the right to receive $3.00 in cash, without interest.

2.     To consider and vote upon approval of any adjournment of the special meeting, if necessary, solely for the purpose of soliciting additional proxies in favor of proposal 1.

3.     To transact such other business as may properly come before the special meeting.

Only holders of record of RMI’s common stock at the close of business on December 15, 2006, the record date, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.

THE SPECIAL COMMITTEE, COMPOSED OF INDEPENDENT DIRECTORS WHO ARE NOT OFFICERS OR EMPLOYEES OF RMI, HOLDING OR MERGERCO AND WHO HAVE NO FINANCIAL INTEREST IN THE PROPOSED MERGER DIFFERENT FROM RMI’S STOCKHOLDERS GENERALLY, UNANIMOUSLY DETERMINED THAT THE PROPOSED MERGER IS SUBSTANTIVELY AND PROCEDURALLY FAIR TO RMI’S UNAFFILIATED PUBLIC STOCKHOLDERS AND RECOMMENDED THAT THE BOARD OF DIRECTORS OF RMI APPROVE OF THE MERGER. ACTING ON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, THE BOARD OF DIRECTORS OF RMI, WITH MR. MCKINNISS AND MR. BERMAN ABSTAINING, HAS APPROVED AND DECLARED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, ADVISABLE, SUBSTANTIVELY AND PROCEDURALLY FAIR TO AND IN THE BEST INTERESTS OF RMI AND ITS UNAFFILIATED PUBLIC STOCKHOLDERS.

THEREFORE, THE BOARD OF DIRECTORS, WITH MR. MCKINNISS AND MR. BERMAN ABSTAINING, RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

Stockholders of RMI who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares of RMI’s common stock if the merger is completed, but only if they submit a written demand for an appraisal before the vote is taken on the Merger Agreement and otherwise comply with Delaware law as explained in the accompanying proxy statement.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE MERGER CANNOT BE COMPLETED UNLESS THE HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF RMI’S COMMON STOCK ENTITLED TO VOTE ADOPT THE MERGER AGREEMENT. In addition, the holders of a majority of the Company’s common stock not owned directly by Mr. McKinniss that are present IN PERSON OR REPRESENTED BY A PROXY and voting at the Special Meeting must vote in favor of the adoption of the Merger Agreement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return the enclosed proxy card. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. If you complete, date, sign and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the adoption of the Merger Agreement. If you fail to return your proxy card and fail to vote at the special meeting, the effect will be the same as a vote against the adoption of the Merger Agreement. Returning the proxy card does not deprive you of your right to attend the special meeting and vote your shares in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain from the record holder a proxy issued in your name.

The Merger Agreement is described in the accompanying proxy statement, which you are urged to read carefully. A copy of the Merger Agreement is attached to the accompanying proxy statement as Appendix A for your information.

By Order of the Board of Directors,

Paul Tonkovich
Secretary
Gardena, California
December 22, 2006

QUESTIONS AND ANSWERS ABOUT THE MERGER

THIS QUESTION AND ANSWER SECTION, TOGETHER WITH THE “SUMMARY” SECTION THAT FOLLOWS, HIGHLIGHT SELECTED INFORMATION FROM THIS PROXY STATEMENT, INCLUDING THE MATERIAL TERMS OF THE PROPOSED MERGER. FOR A MORE COMPLETE DESCRIPTION, YOU SHOULD CAREFULLY READ THIS PROXY STATEMENT AND ALL OF ITS APPENDICES BEFORE YOU VOTE. FOR YOUR CONVENIENCE, PAGE REFERENCES ARE INCLUDED IN PARENTHESES AT VARIOUS POINTS IN THIS QUESTION AND ANSWER SECTION AND IN THE “SUMMARY” SECTION TO DIRECT YOU TO A MORE DETAILED DESCRIPTION IN THIS PROXY STATEMENT OF THE TOPICS PRESENTED. IN ADDITION, IMPORTANT INFORMATION ABOUT ROTONICS MANUFACTURING INC. IS PROVIDED IN THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2006 INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

AS USED IN THIS PROXY STATEMENT, “RMI” AND THE “COMPANY” REFER TO ROTONICS MANUFACTURING INC., A DELAWARE CORPORATION, “MERGERCO” REFERS TO RMI MINNESOTA CORPORATION, A DELAWARE CORPORATION, “HOLDING” REFERS TO ROTONICS HOLDING CORPORATION, A MINNESOTA CORPORATION.

Q:    WHEN AND WHERE IS THE SPECIAL MEETING?

A:    The special meeting of RMI’s stockholders will be held at 17022 South Figueroa Street, Gardena, California  90248, at 10:00 a.m. (local time) on January 26, 2007.

Q:    WHAT AM I BEING ASKED TO VOTE UPON? (see pages 5 and 56)

A:    You are being asked to consider and vote upon a proposal to adopt the Merger Agreement among RMI, Holding and MergerCo. Under the Merger Agreement, MergerCo will be merged with and into RMI, with RMI surviving as a wholly-owned subsidiary of Holding. If the Merger Agreement is adopted and the merger is completed, RMI will no longer be a publicly-held corporation and you will no longer own shares of RMI’s common stock. For more information on the Merger Agreement and the transactions contemplated thereby, see “Summary” and “Merger Agreement”.

Q:    WHO ARE THE PARTIES TO THE MERGER?  (see page 58)

A:    The parties to the merger are RMI, Holding and MergerCo. RMI is a Delaware corporation that manufactures rotomolded plastic products. MergerCo, is a Delaware corporation that is wholly owned by Holding. Holding is a Minnesota corporation newly formed by Spell Capital which, on completion of the merger, will be owned 75% by funds managed by Spell Capital and 25% by Sherman McKinniss (the Chairman and Chief Executive Officer of RMI). Holding and MergerCo were formed solely for purposes of completing the merger and have not participated in any activities to date other than those incident to their formation and the transactions contemplated by the Merger Agreement. For more information on the parties to the merger, see “Participants”.

Q:    WHO CAN VOTE ON THE MERGER AGREEMENT?

A:    Holders of RMI’s common stock at the close of business on December 15, 2006, the record date for the special meeting, may vote in person or by proxy on the Merger Agreement at the special meeting.

Q:    WHAT VOTE IS REQUIRED TO ADOPT THE MERGER AGREEMENT?

A:    The adoption of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of RMI’s common stock entitled to vote. In addition, the holders of a majority of the Company’s common stock not owned directly by Mr. McKinniss that are present in person or represe nted by a proxy and voting at the Special Meeting must vote in favor of the adoption of the Merger Agreement. The transaction has not been structured to also require the affirmative vote of a majority of all shares held by unaffiliated public stockholders. As of the record date, Mr. McKinniss, who has agreed to vote his RMI shares in favor of adoption of the Merger Agreement, holds approximately 45.7% of RMI’s common stock result, the adoption of the Merger Agreement requires the affirmative vote of the holders of approximately an additional 5% of the outstanding shares of RMI’s common stock.

Q:    WHAT WILL I RECEIVE IN THE MERGER? (see pages 60 and 61)

A:    Upon completion of the merger, you will be entitled to receive cash in an amount equal to $3.00, without interest, less applicable withholding taxes, for each share of RMI’s common stock you own. For more information on what you will receive in the merger, see “Merger Agreement—Conversion of Common Stock” and “—Payment for Shares”.

Q:    WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE IN FAVOR OF THE MERGER AGREEMENT? (see page 18)

A:    On June 25, 2006, the Board of Directors of RMI formed a Special Committee, composed of Jules Sandford, Larry Snyder and Brent Brown. All three members of the Special Committee are independent directors; none are officers or employees of RMI, Holding or MergerCo and they have no financial interest in the proposed merger different from RMI’s stockholders generally. The Special Committee, acting with the advice and assistance of its own financial advisor, evaluated the merger proposal, including the terms and conditions of the Merger Agreement. The Special Committee unanimously determined that the proposed merger is substantively and procedurally fair to RMI’s unaffiliated public stockholders and recommended the Board of Directors of RMI approve of the Merger. The Special Committee has based this determination, in part, on the written presentation delivered to the Special Committee on August 14, 2006 by Duff & Phelps, the Special Committee’s financial advisor, which included a summary of its fairness analysis and preliminary conclusions of fairness, and the final opinion of Duff & Phelps, dated August 29, 2006, to the effect that, based on and subject to the considerations, limitations, assumptions and qualifications set forth in the opinion, as of August 29, 2006, the $3.00 per share cash consideration to be paid to RMI’s stockholders in the proposed merger was fair, from a financial point of view, to RMI’s unaffiliated public stockholders. Acting on the unanimous recommendation of the Special Committee, the Board of Directors, with Mr. McKinniss and Mr. Berman abstaining, has approved and declared the Merger Agreement and the transactions contemplated thereby, including the merger, advisable, substantively and procedurally fair to and in the best interests of RMI and its unaffiliated public stockholders. THEREFORE, THE BOARD OF DIRECTORS, WITH MR. MCKINNISS AND MR. BERMAN ABSTAINING, RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

Q:    DO THE DIRECTORS AND EXECUTIVE OFFICERS OF RMI HAVE INTERESTS IN THE MERGER THAT ARE DIFFERENT FROM MINE? (see page 39)

A:    In considering the RMI board of directors’ recommendation that you vote to adopt the Merger Agreement, you should be aware that some RMI officers and directors may have interests in the merger that are different from, or in addition to, your interests. Among other things, these interests include:

•   Mr. McKinniss will contribute to Holding shares of common stock of RMI in exchange for the 25% of the outstanding capital stock of Holding, and those shares will be subject to a different tax treatment than the shares exchanges for cash payment.

•   Berman Capital, LLC, financial advisor to RMI, will receive a payment of up to $352,480 upon successful completion of the merger. Mr. Berman, a director of RMI, is the sole owner of Berman Capital, LLC.

•   Following the Merger, RMI will continue to be run and managed by the Company’s existing executive officers.

•   The members of the Special Committee will receive fee of approximately $7,506 in the aggregate for their services as the members of the Special Committee.

For more information, see “Special Factors”, particularly “—Interests of RMI’s Directors and Officers in the Merger”.

Q:    ARE THERE RISKS TO BE CONSIDERED? (see page 39)

A:    Under the terms of the Merger Agreement, the per share cash consideration of $3.00 will not change even if the market price of RMI’s common stock changes before the merger is completed. If the merger is completed, public stockholders of RMI will not participate in any future earnings, losses, growth or decline of RMI. For other factors to be considered, see “Special Factors”, particularly “—Effects of the Merger; Plans or Proposals After the Merger” and “—Interests of RMI’s Directors and Officers in the Merger”.

Q:    WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:    The parties to the Merger Agreement are working toward completing the merger as quickly as possible. If RMI’s stockholders approve the Merger Agreement and the other conditions to the merger are satisfied or waived, the merger is expected to be completed in the first calendar quarter of 2007.

Q:    WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ME? (see page 47)

A:    The receipt of cash for shares of common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. See “Special Factors—Material U.S. Federal Income Tax Consequences”.

TAX MATTERS ARE VERY COMPLEX, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Q:    WHAT DO I NEED TO DO NOW?

A:    You should read this proxy statement carefully, including its appendices, and consider how the merger affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible or vote by telephone in accordance with the instructions on the enclosed proxy card so that your shares can be represented at the special meeting of RMI’s stockholders.

Q:    WHAT HAPPENS IF I DO NOT RETURN A PROXY CARD?

A:    The failure to return your proxy card will have the same effect as voting “AGAINST” the Merger Agreement. If you respond but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the Merger Agreement. If you respond and indicate that you are abstaining from voting, your proxy will have the same effect as a vote “AGAINST” the Merger Agreement.

Q:    MAY I VOTE IN PERSON?

A:    Yes. You may attend the special meeting of RMI’s stockholders and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a proxy from the record holder.

Q:    MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:    Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:    IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A:    Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker.

Q:    SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:    No. After the merger is completed, you will receive written instructions for exchanging your shares of RMI’s common stock for a per share cash payment of $3.00 without interest, less applicable withholding taxes.

Q:    WHAT RIGHTS DO I HAVE TO SEEK AN APPRAISAL OF MY SHARES? (see page 49)

A:    If you wish, you may seek an appraisal of the fair value of your shares, but only if you comply with all requirements of Delaware law as described on pages 49 through 52 and in Appendix C of this proxy statement. Depending upon the determination of the Delaware Court of Chancery, the appraised fair value of your shares of RMI’s common stock, which you will receive if you seek an appraisal, may be less than, equal to or more than the per share cash payment of $3.00 to be paid in the merger.

Q:    WHO CAN HELP ANSWER MY QUESTIONS?

A:    The information provided above in question-and-answer format is merely a summary of the information contained in this proxy statement. You should carefully read the entire proxy statement, including the appendices. If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Rotonics Manufacturing Inc.
Attention:  Douglas W. Russell
17022 South Figueroa Street
Gardena, California  90248
Tel:  (310) 538-4932

SUMMARY

THE MERGER; CONVERSION OF COMMON STOCK (see page 60)

Under the Merger Agreement between RMI, Holding and MergerCo, Holding will acquire 75% of the currently outstanding capital stock of Rotonics (including all shares held by the public) through a merger (the “merger”) of RMI with and into MergerCo for $3.00 per share in cash. Holding is a Minnesota corporation newly formed by Spell Capital and affiliated entities. As required by the merger proposal made by Spell Capital, Mr. McKinniss, Chief Executive Officer of RMI will contribute 25% of the outstanding shares of RMI to Holding in exchange for the 25% of the outstanding capital stock of Holding pursuant to a Share Exchange and Voting Agreement (the “voting agreement”) entered into simultaneously with the execution of the Merger Agreement.

Under the Merger Agreement, MergerCo will merge with and into RMI, and each issued and outstanding share of RMI’s common stock (other than shares of RMI common stock contributed by Mr. McKinniss to Holding shares of RMI common stock held by RMI or any of its subsidiaries, and shares of RMI common stock held by RMI stockholders who perfect their appraisal rights under Delaware law) will be converted into the right to receive $3.00 in cash without interest (and less applicable withholding taxes). The transaction price of $3.00 per share represents a premium of $0.50 per share, or 20%, over the $2.50 closing price of RMI’s stock on August 29, 2006, the day of the execution of the Merger Agreement and a premium of $0.10 per share, or 3.4% over the $2.90 closing price of RMI’s stock on December 20, 2006. Following completion of the merger, RMI will continue its operations as a privately held company.

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the certificate of merger. The merger is subject to the receipt of financing necessary to complete the transaction on terms acceptable to Buyer, the approval of RMI’s stockholders and other customary conditions. The parties intend to complete the merger as soon as practicable once all conditions to the merger have been satisfied or waived, which they anticipate will be in the fourth calendar quarter of 2006. Upon completion of the merger, RMI will remain as the surviving corporation and will be a wholly-owned subsidiary of Holding, and MergerCo will cease to exist.

RECOMMENDATION OF THE BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE  (see page 22)

On June 25, 2006, the Board of Directors formed a Special Committee, composed of three independent directors who are not officers or employees of RMI, Holding or MergerCo and who have no financial interest in the proposed merger different from RMI’s stockholders generally.

The Special Committee, acting with the advice and assistance of its own independent financial advisor, evaluated the merger proposal, including the terms and conditions of the Merger Agreement. The Special Committee unanimously determined that the proposed merger is substantively and procedurally fair to RMI’s unaffiliated public stockholders.

The Special Committee has based this determination, in part, on the written presentation delivered to the Special Committee on August 14, 2006 by Duff & Phelps which included summary of its fairness analysis and preliminary conclusions of fairness, and the final opinion of Duff & Phelps, dated August 29, 2006, to the effect that, based on and subject to the considerations, limitations, assumptions and qualifications set forth in the opinion, the $3.00 per share cash consideration to be paid to RMI’s stockholders in the proposed merger was fair, from a financial point of view, to RMI’s unaffiliated public stockholders.

Acting on the unanimous recommendation of the Special Committee, the Board of Directors, with Mr. McKinniss and Mr. Berman abstaining, has approved and declared the Merger Agreement and the transactions contemplated thereby, including the merger, advisable, substantively and procedurally fair to and in the best interests of RMI and its unaffiliated public stockholders.

THEREFORE, THE BOARD OF DIRECTORS, WITH MR. MCKINNISS AND MR. BERMAN ABSTAINING, RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

POSITION OF SHERMAN MCKINNISS AS TO THE FAIRNESS OF THE MERGER (see page 23)

Sherman McKinniss believes that the consideration to be received in the merger by RMI’s unaffiliated public stockholders is fair to such stockholders and that the merger is substantively and procedurally fair to RMI’s unaffiliated public stockholders.

OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE (see page 27)

In deciding to recommend the approval of the Merger Agreement, one of the factors that the Special Committee considered was the written presentation delivered to the Special Committee on August 14, 2006 by Duff & Phelps which included summary of its fairness analysis and preliminary conclusions of fairness, and the final opinion of Duff & Phelps, dated August 29, 2006, to the effect that, based on and subject to the considerations, limitations, assumptions and qualifications set forth in the opinion, the $3.00 per share cash consideration to be paid to RMI’s stockholders in the proposed merger was fair, from a financial point of view, to RMI’s unaffiliated public stockholders. The complete Duff & Phelps opinion, including applicable considerations, limitations, assumptions and qualifications, describes the basis for the opinion and is attached as Appendix B to this proxy statement.

Pursuant to the terms of Duff & Phelps’s engagement, $125,000 has been paid by RMI to Duff & Phelps for work it performed to render the Fairness Opinion, plus certain out of pocket expenses. Such payment was not conditioned on the completion of the merger.

YOU ARE URGED TO READ THE ENTIRE DUFF & PHELPS OPINION CAREFULLY. DUFF & PHELPS’ OPINION WAS ADDRESSED TO THE SPECIAL COMMITTEE FOR THE PURPOSES OF THEIR EVALUATION OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY RMI STOCKHOLDER AS TO HOW TO VOTE WITH RESPECT TO THE PROPOSED MERGER.

INTERESTS OF RMI’S DIRECTORS AND OFFICERS IN THE MERGER (see page 39)

When considering the recommendation of the Special Committee and the Board of Directors that you vote for the adoption of the Merger Agreement, you should be aware that certain of RMI’s directors and officers have interests in the merger that are different from, or in addition to, yours, including:

•  Mr. McKinniss will contribute to Holding shares of common stock of RMI in exchange for the 25% of the outstanding capital stock of Holding, and those shares will be subject to a different tax treatment than the shares exchanges for cash payment;

•  The Board of Directors of RMI has approved of a letter agreement with Berman Capital, LLC, financial advisor to RMI, that provides for compensation of up to $352,480 upon successful completion of the Merger, less a non-refundable retainer of $10,000 paid upon the engagement. Mr. Marc Berman, a director of RMI, is the sole owner of Berman Capital and therefore will control the distribution of the fee received by Berman Capital. Together with Mr. McKinniss, Mr. Berman abstained on the vote to approve the merger;

•  following the merger, RMI will continue to be run and managed by the Company’s existing executive officers; and

•  the Board of Directors resolved to pay to the members of the Special Committee fees of $7,506 until the signing of a definitive Merger Agreement, based on a predetermined hourly rate, for their time and effort as the members of the Special Committee.

As a result of the merger, Sherman McKinniss, RMI’s Chairman and Chief Executive Officer, will indirectly own 25% of RMI’s common stock and funds managed by Spell Capital and certain other private investors will indirectly own 75% of RMI’s common stock. Each member of the Board of Directors was aware of this result when deciding to approve the merger and the Merger Agreement and recommend that you vote in favor of the proposed transaction, as were the members of the Special Committee when evaluating the terms of the proposed transaction and deciding to recommend such approval to the Board of Directors.

Pursuant to the Voting Agreement, Mr. McKinniss has agreed to:  (a) vote his shares:  (i) in favor of the adoption of each of the Company Proposals as defined in the Merger Agreement; (ii) against any proposal relating to any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Rotonics under the Merger Agreement or which would result in any of the conditions to Rotonics’ obligations under the Merger Agreement not being fulfilled; (iii) in favor of any other matter relating to the consummation of the transactions contemplated by the Merger Agreement; and (iv)  against any other action which is intended or would reasonably be expected to impede, interfere with, delay, postpone, discourage or materially adversely affect the transactions contemplated by the Merger Agreement; and (b) granted irrevocable proxy to Holding granting Holding the right to vote such shares as specified in clause (a). This proxy terminates upon the earlier to occur of:  (i) termination of the Merger Agreement; and (ii) four months from the date of the Voting Agreement. Pursuant to the Voting Agreement, Mr. McKinniss is also required to indemnify Holding against certain liabilities arising from breaches by RMI of its representations, warranties and covenants contained in the Merger Agreement, up to an aggregate total of $1 million.

As a condition to the merger, Mr. McKinniss must enter into an employment agreement with a term of one year after completion of the merger. The compensation payable to Mr. McKinniss under this employment agreement is less than under his current agreement. The terms of Mr. McKinniss employment agreement are described in “Merger Agreement—Other Agreements” beginning on page 70 below.

Under the Shareholders’ Agreement to be entered into by Mr. McKinniss, Holding and the other shareholders of Holding on consummation of the merger, so long as Mr. McKinniss owns all of his original shares of Holding he will receive for contributing to Holding shares of common stock of the Company or at least 15% of the outstanding shares of Holding, the private equity funds managed by Spell Capital have agreed to vote their shares of Holding in favor of the election of Mr. McKinniss and one other nominee of Mr. McKinniss reasonably acceptable to such private equity funds as directors of Holding. A majority of the directors of Holding will be elected by private equity funds managed by Spell Capital. Other terms of the Shareholders’ Agreement are described in “Merger Agreement—Other Agreements” beginning on page 71 below.

The current RMI employment agreements with Mr. Douglas W. Russell and Dawn J. Whitney will remain in effect following completion of the merger.

MERGER FINANCING  (see page 43)

The estimated total amount of funds necessary to consummate the merger and the related transactions will be approximately $31 million, consisting of:  (1) approximately $27 million to fund the payment of the merger consideration; (2) approximately $2 million to repay certain existing indebtedness of RMI; and (3) approximately $2 million to pay transaction fees and expenses.

It is anticipated that these funds will be obtained from equity and debt financings as follows:

•  Mr. McKinniss has agreed to contribute 25% of the outstanding RMI common stock to Holding in exchange for an equal interest in the equity securities of Holding pursuant to a Voting and Exchange Agreement between Holding and Mr. McKinniss subject to the terms and conditions set forth therein;

•  private equity funds managed by Spell Capital and other investors are expected to contribute equity capital of approximately $10 million; and

•  Holding anticipates raising approximately $21 million through a combination of senior secured and mezzanine debt financing.

THE SPECIAL MEETING (see page 56)

Time, Date and Place.   A special meeting of the stockholders of RMI will be held at 17022 South Figueroa Street, Gardena, California  90248, at 10:00 a.m. (local time) on January 26, 2007, to consider and vote upon the proposal to adopt the Merger Agreement and to adjourn the special meeting, if necessary, to solicit additional proxies in favor of voting to adopt the Merger Agreement.

Record Date and Voting Information.   You are entitled to vote at the special meeting if you owned shares of RMI’s common stock at the close of business on December 15, 2006, which is the record date for the special meeting. You will have one vote at the special meeting for each share of RMI’s common stock you owned at the close of business on the record date. On the record date, there were 11,752,265 of RMI’s common stock entitled to be voted at the special meeting.

Required Vote.   The Merger Agreement provides that the affirmative vote of the holders of at least a majority of the shares of RMI’s common stock outstanding at the close of business on the record date is required to adopt the Merger Agreement. In addition, the holders of a majority of the Company’s common stock not owned directly by Mr. McKinniss that are present in person or represented by a proxy and voting at the Special Meeting must vote in favor of the adoption of the Merger Agreement. The transaction has not been structured to also require the affirmative vote of a majority of all shares held by unaffiliated public stockholders. Abstentions and broker non-votes are equivalent to votes cast against the proposal. As of the record date, Mr. McKinniss holds approximately 45.7% of RMI’s common stock, and has agreed with Spell Capital to vote his Shares in favor of the merger and the adoption of the Merger Agreement. As a result, the adoption of the Merger Agreement will require the affirmative of the holders of approximately an additional 5% of the outstanding shares of RMI common stock.

Shares Held By Management.   The other directors and executive officers of RMI, excluding Mr. McKinniss, collectively own approximately 5.1 % of RMI’s common stock. RMI expects them to vote their shares of RMI’s common stock in favor of the Merger Agreement although they are not contractually or otherwise obligated to do so.

APPRAISAL RIGHTS (see page 49)

RMI is a corporation organized under Delaware law. Under Delaware law, if you do not vote in favor of the merger and instead follow the appropriate procedures for demanding appraisal rights as described on pages 49 through 52 and in Appendix C, you will receive a cash payment for the “fair value” of your shares of RMI’s common stock, as determined by the Delaware Court of Chancery.

If you seek appraisal rights, you should be aware that the price determined by the Delaware Court of Chancery may be less than, equal to or more than the $3.00 in cash you would have received for each of your shares in the merger if you had not exercised your appraisal rights.

Generally, in order to exercise appraisal rights, you must:

•  make written demand for appraisal in compliance with Delaware law before the stockholder vote on the Merger Agreement; and

•  not vote for the adoption of the Merger Agreement.

Merely voting against the adoption of the Merger Agreement will not perfect your appraisal rights under Delaware law. Appendix C to this proxy statement contains the Delaware statute relating to your appraisal rights.

IF YOU WANT TO EXERCISE YOUR APPRAISAL RIGHTS, PLEASE READ AND CAREFULLY FOLLOW THE PROCEDURES DESCRIBED ON PAGES 49 THROUGH 52 AND IN APPENDIX C. FAILURE TO TAKE ALL OF THE STEPS REQUIRED UNDER DELAWARE LAW MAY RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS.

THE MERGER AGREEMENT (see page 60)

The Merger Agreement, including the conditions to the closing of the merger, is described on pages A-1 through A-34 and is attached to this proxy statement as Appendix A for your information. You should read carefully the entire Merger Agreement as it is the legal document that governs the merger.

CONDITIONS TO COMPLETING THE MERGER (see page 66)

The Merger Agreement and the merger are subject to approval by the holders of a majority of the outstanding shares of RMI’s common stock and a majority of the stock not owned directly by Mr. McKinniss that are present and voting at the meeting, as well as other conditions, including, that the debt financing necessary to complete the merger has been obtained on terms acceptable to Holding that no court or governmental entity has imposed an order or injunction prohibiting the merger, that RMI has received identified third-party consents and approvals, that the holders of no more than 5% of the outstanding shares shall have delivered to the Company a demand for appraisal of such shares in accordance with Section 262 of the Delaware General Corporation Law, RMI’s working capital has to be materially consistent with its projections, RMI’s outstanding borrowing must not exceed $1.5 million, plus certain capital expenditures and transaction expenses paid in cash prior to closing, as well as other conditions described in “Merger Agreement—Conditions to Complete the Merger”.

LIMITATION ON CONSIDERING OTHER ACQUISITION PROPOSALS (see page 65)

RMI has agreed that it will not, and will cause its subsidiaries and will direct its officers, directors, representatives and agents not to, take specified actions relating to other proposals to acquire RMI, including that it will not initiate, encourage or solicit the making or submission of any alternative acquisition proposal or, except in accordance with the terms of the Merger Agreement as described below, participate in any discussions or negotiations with, or furnish or disclose any non-public information to, any person in connection with any alternative acquisition proposal.

So long as RMI has not breached the applicable provisions of the Merger Agreement, prior to the special meeting, RMI, in response to an unsolicited alternative acquisition proposal, may, subject to compliance with certain conditions, take specified actions, including, if the alternative acquisition proposal is or could be reasonably anticipated to lead to a superior proposal (as defined in the Merger Agreement), participating in discussions or negotiations with, or furnishing or disclosing information to, any person making such unsolicited alternative acquisition proposal.

RMI has agreed that neither the Board of Directors nor any committee thereof will:  (1) amend, modify or withdraw its recommendation of the merger and the Merger Agreement or approve or propose to approve or recommend, any alternative acquisition proposal; or (2) cause RMI or any of its subsidiaries to enter into and approve any letter of intent, agreement in principle, memorandum of understanding, term sheet or similar document or a definitive agreement relating to any alternative acquisition proposal, except that the Board of Directors or any committee thereof may recommend to its stockholders an alternative acquisition proposal and in connection therewith amend, modify or withdraw its recommendation of the merger, and may terminate the Merger Agreement if the Board of Directors has received an alternative acquisition proposal that it has determined in good faith, after having consulted with its outside legal counsel and its independent financial advisor, is a superior proposal, and so long as RMI has not breached the applicable provisions of the Merger Agreement.

If the Board of Directors recommends to its stockholders an alternative acquisition proposal, Holding has the right to terminate the Merger Agreement.

TERMINATION (see page 68)

RMI, Holding and MergerCo may terminate the Merger Agreement at any time prior to the effective time of the merger, whether before or after the stockholders of RMI have adopted the Merger Agreement, upon mutual written consent.

Either RMI or Holding may terminate the Merger Agreement at any time prior to the effective time of the merger, whether before or after the stockholders of RMI have approved the Merger Agreement, if:

•  the merger has not occurred on or prior to January 31, 2007, provided, however, the right to terminate the Merger Agreement pursuant to this provision is not available to any party whose failure to fulfill any of its obligation under the Merger Agreement has resulted in the failure of the merger to be consummated by such date;

•  any court or other governmental entity has issued a final and nonappealable order permanently restraining, enjoining or otherwise prohibiting the merger;

•  the approval of the majority of RMI’s outstanding common stock to adopt and approve the Merger Agreement shall not have been obtained;

•  the approval of a majority of RMI’s stock not owned by Mr. McKinniss present and voting at the Special Meeting shall not have been obtained.

RMI may terminate the Merger Agreement if:

•  RMI receives a superior proposal:  (1) that the Board of Directors or any committee thereof approves or recommends, or proposes to approve or recommend; or (2) relating to which the Board of Directors or any committee thereof causes RMI or any of its subsidiaries to enter into and approve any letter of intent, agreement in principle, memorandum of understanding, term sheet or similar document or a definitive agreement (other than a typical confidentiality agreement), in each case provided that RMI has complied with its general obligations limiting its consideration of alternative acquisition proposals as set forth below in “The Merger Agreement—Limitation On Considering Other Acquisition Proposals” and prior to or contemporaneously with such termination RMI pays the termination fee set forth below in “—Termination Fee; Expense Reimbursement”;

•  any of the representations or warranties of Holding and MergerCo in the Merger Agreement fail to be true and correct in all material respects, or Holding or MergerCo breach any of their covenants or other agreements in the Merger Agreement, and, in each case, the failure or breach would be incurable or, if curable, is not cured within 10 business days following Holding’s or MergerCo’s receipt of written notice of the breach from RMI; or

Holding may terminate the Merger Agreement if:

•  any of the representations or warranties of RMI in the Merger Agreement fail to be true and correct in all material respects, or RMI breaches any of its covenants or other agreements in the Merger Agreement, and, in each case, the failure or breach would be incurable or, if curable, is not cured within 10 business days following RMI’s receipt of written notice of the breach from Holding;

•  the Board of Directors withdraws or modifies, in a way that is adverse to Holding, the approval, adoption or recommendation, as the case may be, of the merger or the Merger Agreement or fails to reconfirm its recommendation within 15 days after a written request to do so; or

•  the Board of Directors recommends an alternative acquisition proposal to RMI’s stockholders.

TERMINATION FEE; EXPENSE REIMBURSEMENT (see page 69)

RMI has agreed to pay to Holding:  (1) up to a maximum of $500,000 its the out-of-pocket expenses related to the merger; or (2) a termination fee equal to $1.5 million, in each case under certain instances upon termination of the Merger Agreement. In addition, Holding agreed to pay to RMI up to a maximum of $500,000 its out-of-pocket expenses related to the merger under certain limited circumstances.

CERTAIN EFFECTS OF THE MERGER (see page 38)

Upon completion of the merger, Holding will own 100% of the outstanding common stock of RMI. Subsequent to the merger, RMI’s current stockholders (other than Sherman McKinniss) will cease to have ownership interests in RMI or rights as RMI’s stockholders other than a right to receive the merger consideration of $3.00 per share.

In addition, RMI will be a privately held corporation and there will be no public market for its common stock. RMI’s common stock will cease to be quoted on the American Stock Exchange, and the registration of RMI’s common stock under the Securities Exchange Act of 1934, as amended, will be terminated.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES (see page 47)

The receipt of cash for shares of RMI’s common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, you will recognize gain or loss for these purposes equal to the difference between $3.00 per share and your tax basis for the shares of common stock that you exchange in the merger.

TAX MATTERS ARE VERY COMPLEX AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

LITIGATION CHALLENGING THE MERGER (see page 48)

On September 13, 2006, following the announcement of the Merger Agreement on August 30, 2006, a person alleging that he is a stockholder of RMI filed a putative class action lawsuit challenging aspects of the proposed Merger. The lawsuit, filed in the Superior Court of California, County of Los Angeles, names RMI and eight officers and directors of the Company, together with Holding and Spell Capital Partners Fund III, LP, as defendants. Plaintiff asserts a cause of action for breach of fiduciary duty and self-dealing, and a cause of action of aiding and abetting breach of fiduciary duty. In the complaint, plaintiff alleges generally that the proposed Merger resulted from unfair dealing and the merger consideration of $3.00 was an inadequate purchase price.

The complaint seeks certification as a class action and various forms of declaratory, injunctive and monetary relief, including an injunction against consummation of the merger or, in the alternative, rescission of the transaction and imposition of a constructive trust.

The defendants deny any wrongdoing, and believe that the action is without merit.  The plaintiff and the defendants have executed a written settlement agreement that was presented to the court for approval.  The settlement requires a change to the stockholder voting requirement to approve the Merger and expanded disclosures regarding the factual background of the Merger, which are reflected in this Proxy Statement.  Defendants agreed not to oppose a request for attorneys’ fees and reimbursement of expenses in an amount not exceeding $160,000.  Defendants expect RMI's directors' and officers' insurance carrier to pay that amount.  The parties to the litigation have filed a joint motion for approval of the settlement, supported by a detailed stipulation that all parties have signed.  The motion and the stipulation are on file with Department 323 of the court, which is located at 600 South Commonwealth Avenue, Los Angeles, California, and are available for public review.

SPECIAL FACTORS

BACKGROUND OF THE MERGER

In 2005, RMI began to explore a possible acquisition of the Company. The Company began to explore the alternative of an acquisition because of its concerns about the risks associated with remaining an independent public company. These risks included its increasing cost of doing business, including significant increases in raw material prices and the cost of utilities and natural gas, the Company’s continuing need for debt financing, the amount of which had not declined in fiscal 2006, the significant cost of compliance with the requirements of the Sarbanes-Oxley Act, the fact that the Company’s stock is thinly traded and does not provide meaningful liquidity to Company stockholders, and is not covered by any financial analysts, the increasingly competitive environment the Company operates in and the Company’s belief that many companies in the plastics industry have failed in recent years, as well as the lack of a successor to Sherman McKinniss, who is 70 years old and has served as the Company’s Chairman and CEO since 1991 and is the largest individual stockholder of RMI. The Company believed all of these factors increased the risk to the Company and its stockholders of the Company remaining an independent public company.

To explore strategic alternatives, the Company considered Berman Capital, which had in the past assisted the Company to complete several small acquisitions, and another investment bank which submitted a formal proposal to act on behalf of the Company. RMI also held informal discussions with a third investment bank based in the Chicago, Illinois area. The Company selected Berman Capital because of Mr. Berman’s familiarity with the plastics industry, his history of working effectively with the Company, competitive nature of his fees, as well as his experience assisting in the sales of companies while maintaining the confidentiality of a possible sale, which was of significant importance to the Company so that relationships with customers, suppliers and employees would not be disrupted.

To assist the Company in its efforts to explore strategic alternatives, Berman Capital (of which Marc Berman, a director of RMI, is the sole owner), contacted potential strategic and financial acquirers of RMI. Beginning in August 2005 and continuing through May 2006, Berman Capital approached approximately 67 entities which included strategic and financial buyers, that it had determined, based on its experience in the plastics industry and in consultation with the Company, might potentially be interested in an acquisition of RMI. All of parties Berman Capital identified as potentially interested in an acquisition of RMI were contacted by Berman Capital. Berman Capital had discussions or other communications with approximately 50 of the entities it approached, and it indicated to each party it had communicated with that the Company was prepared to provide certain public and non-public corporate information regarding RMI, subject to execution of a confidentiality agreement on customary terms; 24 entered into a confidentiality agreement and Berman Capital provided to them an information package that included both public and non-public information regarding RMI. The remaining parties indicated they had no interest in pursuing discussions regarding the Company or did not respond to the contacts made by Berman Capital.

Of the 24 parties that executed confidentiality agreements and received additional information regarding RMI, six orally expressed possible interest in a transaction with RMI. In the fall of 2005, the representative of a financial buyer indicated possible interest in a transaction above $3.00 per share. However, after preliminary discussions and receipt of corporate information regarding RMI, the financial buyer initially informed Berman Capital and the Company it was not interested in a transaction and then several months later indicated it would only be interested in a transaction at a price substantially below $3.00 per share. In addition, during the first quarter of 2006, Berman Capital and the Company held discussions and several meetings with an overseas strategic buyer. While the strategic buyer showed some possible interest in a transaction, it terminated discussions without making an offer to the Company.

In addition, in May 2006, the Company was contacted by a potential financial buyer not contacted by Berman Capital. In mid-May, the potential financial buyer forwarded to the Company a non-binding proposal for a potential acquisition. The draft proposal was at a per share price greater than $3.00 per share, but after approximately two weeks of discussions with the Company, the proposal was withdrawn. Based on discussions with the potential buyer, RMI believes that the proposal was withdrawn because an individual the potential buyer intended to install as CEO of RMI chose to pursue a different opportunity, and because the potential buyer did not have dedicated funds available for an acquisition and determined not to undertake the effort required to raise the financing necessary for an acquisition.

Consequently, only Spell Capital submitted a proposal concerning a possible transaction. Mr. Berman had preliminary discussions with Spell Capital in late May 2006 regarding a possible acquisition proposal by Spell Capital. To encourage a proposal by Spell Capital, Mr. Berman provided summary data to Spell Capital, including the number of outstanding shares, estimated transaction expenses and bank debt, based on an acquisition price of $3.10 per share. Mr. Berman used this price per share in his summary because it represented a value for the Company which exceeded the multiple of certain financial results which Spell Capital disclosed it used to value similar transactions and represented a premium over recent closing prices for the Company’s stock. Following these conversations, on June 21, 2006, Spell Capital forwarded a draft nonbinding letter addressed to the Board of Directors of the Company outlining certain terms of a transaction in which investment funds affiliated with Spell Capital proposed to acquire the Company. The proposal included a buy-out of all the public stockholders of the Company at $3.00 cash per share.

The Spell Capital proposal also required that that Sherman McKinniss participate in the transaction by contributing 25% of the issued and outstanding shares of RMI to the buyer in exchange for a 25% ownership interest in the buyer. Under this proposal Mr. McKinniss would indirectly retain ownership of 25% of the Company following the transaction, which is a reduction from his current ownership of approximately 45.7% of RMI. By requiring Mr. McKinniss to contribute and hold 25 percent of RMI’s equity, Spell Capital reduced considerably the amount of financing necessary to facilitate the merger. The Spell Capital proposal also required Mr. McKinniss to indemnify the buyer against damages the buyer might incur as a result of breaches of the representations, warranties and covenants of RMI to be contained in the definitive merger agreement. Members of the Special Committee and other RMI directors agreed to the proposal because, although the terms of Mr. McKinniss’ participation, as described above, were not advantageous in comparison to the treatment of RMI’s public stockholders, Spell Capital made clear that Mr. McKinniss’ participation was not negotiable and the Special Committee members and other directors concluded that the proposal was fair to the public stockholders. The proposal also provided that the funds necessary to complete the transaction not contributed by Spell Capital managed private equity funds as equity to the buyer would be financed through debt, and a condition to the Spell Capital proposal was that such debt financing be obtained on terms acceptable to Spell Capital. The proposal also provided that RMI would negotiate exclusively with Spell Capital for a period of 45 days, that RMI would be responsible for payment of certain expenses of Spell Capital if a definitive agreement was not entered into and that the transaction was subject to Spell Capital completing, to its satisfaction, a due diligence review of RMI and its business.

At a regularly scheduled Board meeting held on June 25, 2006, Marc Berman reviewed at length with the Board the efforts made by Berman Capital to identify and contact potential acquirers of the Company. The withdrawn proposal submitted by a potential financial buyer in May 2006 was also discussed by the Board. At the Board meeting, the Spell Capital proposal was discussed at length by the Board of Directors. Mr. Berman reported to the Board that although he had encouraged an acquisition price from Spell Capital of $3.10 per share, Spell Capital’s offer was $3.00 per share and Spell Capital had indicated to him that, based on the Company’s financial results, it was not willing to offer a price above $3.00. Mr. McKinniss informed the Board that while he did not seek to retain an equity interest in the Company and had not agreed to participate in the transaction as proposed by Spell Capital, he was willing to consider such an arrangement. Board members acknowledged that the terms of the proposed transaction would oblige Mr. McKinniss to assume a substantial indemnification risk not to be shared by the public stockholders and that the Spell Capital proposal was the only firm offer received by the Company. Mr. McKinniss indicated his willingness to participate in the transaction as proposed by Spell Capital would depend on, among other things, the successful negotiation of a definitive agreement providing for the acquisition of the remaining 75% of the RMI shares, as well as reaching an agreement with Spell Capital satisfactory to him regarding his rights and obligations as a 25% stockholder following the transaction.

Following these discussions, the directors unanimously approved (with Messrs. McKinniss and Berman abstaining) entering into exclusive negotiations with Spell Capital for the acquisition of the Company on the basis of the Spell Capital proposal, with the following changes: the equity contribution of Spell Capital to the buyer should be increased to not less than $10 million, with the amount of debt financing required to complete the transaction correspondingly reduced, and RMI would only be responsible for expenses incurred by Spell Capital if RMI ceased negotiations prior to the end of 45 days in order to enter into an alternative transaction, in which case RMI would be responsible for reimbursing Spell Capital for up to $500,000 of its expenses.

At the June 25 meeting, the Board also determined, in light of the Spell Capital requirement that Mr. McKinniss be a participant in the transaction and the Board’s fiduciary duties, to form a Special Committee of three independent directors to evaluate the Spell Capital proposal, retain a financial advisor to advise the committee as to the fairness of the proposal and to make a recommendation to the entire Board as to whether or not the Spell Capital proposal was fair and should be approved by the full Board and thereafter recommended by the Board to the Company’s stockholders. The Special Committee consisted of directors Jules Sandford, Brent A. Brown and Larry L. Snyder, all of whom are independent directors of the Company as defined by the rules of the American Stock Exchange. A director is not considered independent if such director (a) is a current employee of the Company or was employed by the Company during the past three years, (b) received payments from the company exceeding $60,000 per year during the current year or any of the past three years, other than for certain permitted payments such as compensation for service on the Board or committees of the board, (c) has a family member who served as an executive officer of the Company during the current year or any of the past three years, (d) is, or has an immediate family member who is, an affiliate of, any entity to which the Company made, or from which the Company received, payments that exceed 5% of the respective organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years, (e) a director of the Company who is, or has a family member who is, employed as an executive officer of another entity where at any time during the most recent three fiscal years any of the Company’s executive officers serve on that entity’s compensation committee; or (f) a director who is, or has an immediate family member who is, a current partner of the company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the company’s audit at any time during any of the past three years.

Following the Board of Directors meeting, further discussions between Mr. Berman, Mr. McKinniss, principals of Spell Capital and their advisors occurred. On June 26 and 27, Mr. Berman and Mr. McKinniss met with representatives of Spell Capital to discuss the terms of the Spell Capital proposal and to conduct a tour of the Company’s Gardena, California facility. The changes to the Spell Capital proposal requested by the RMI Board of Directors at the June 25 Board meeting were conveyed to Spell Capital, which agreed to such changes after these meetings. A revised nonbinding letter outlining certain terms of a possible transaction was submitted to the Company on June 30, 2006, and on July 5, 2006, the letter was signed by RMI.

Under the nonbinding letter, any agreement regarding the transaction was subject to completion of due diligence regarding the Company deemed satisfactory by Spell Capital. Consequently, beginning on July 10, 2006, Spell Capital initiated its due diligence investigation of the Company through its legal counsel, Briggs & Morgan as well as PricewaterhouseCoopers LLP (“PWC”). During this period through the execution of the Merger Agreement, the Company provided to Spell Capital and its representatives copies of documents and information requested by them. In addition, on July 19, 2006, PWC initiated a review of the Company’s audit workpapers, and from July 18 through 20, representatives of PWC visited the Company’s Gardena, California headquarters to interview Company executives and review certain documents. On July 26 and 27, representatives of the Company also met with Briggs & Morgan to provide and discuss certain documents requested by them.

Jules Sandford was selected by the Board of Directors as Chairman of the Special Committee; Mr. Sandford is a practicing attorney. Beginning in early July 2006, the Chairman began to interview possible financial advisors for the Committee. At the request of the Chairman, Mr. Berman provided contact information for three firms he was aware of that might serve as financial advisor and the Chairman contacted each of these firms to request a proposal to act as financial advisor to the Special Committee. The Special Committee received proposals from these three potential financial advisors, including one received on July 6, 2006, from Duff & Phelps. On that date, the Chairman of the Special Committee telephonically interviewed a representative of Duff & Phelps. On July 7, 2006, the Chairman interviewed the representative of another investment bank to discuss its proposal.

On July 11, 2006, the Special Committee reviewed and discussed the engagement proposals submitted by all three firms. On July 13, the Special Committee again reviewed the Duff & Phelps proposal, and met with representatives of Duff & Phelps, who made a detailed presentation to, and responded to questions raised by, the Special Committee, including the firm’s experience in similar engagements, its knowledge of the Company and its industry, the process the Special Committee should anticipate, fees and fee structures and various other matters. On the same day, the Special Committee received a similar presentation from a second potential financial advisor; after the second presentation, the Special Committee determined not to interview the third potential advisor. On July 13, 2006, the Special Committee decided to select Duff & Phelps as its financial advisor. Duff & Phelps did not have any prior relationship with the Company, its subsidiaries or any members of their management or Board of Directors, including Mr. McKinniss. The Special Committee selected Duff & Phelps based on its experience in similar transactions, its reputation, the thoroughness of its presentation to the Special Committee, the individual qualifications of the Duff & Phelps representatives who would be responsible for the engagement, and the fee proposed by Duff & Phelps, which was in the mid-range of the fees proposed by the three potential financial advisors.

On July 17, 2006, the Special Committee held discussions with representatives of Duff & Phelps regarding its engagement, and thereafter requested a change to its engagement proposal concerning the fee which Duff & Phelps would be paid for providing additional services to the Special Committee if the Spell Capital proposal did not proceed because another offer to acquire the Company was received from a third party. This change was accepted by Duff & Phelps. On July 21, 2006, the Special Committee formally approved the engagement of Duff & Phelps. During late July and early August 2006, Duff & Phelps conducted due diligence meetings with members of RMI’s management team at the Company’s headquarters in Gardena, California.

On July 19, 2006, counsel for Spell Capital provided to RMI and its representatives a draft of the Merger Agreement. Counsel for Spell Capital also provided a draft of the voting and share exchange agreement which Mr. McKinniss would be required to enter into with Spell Capital. Copies of these agreements were provided to the Special Committee. On July 28, 2006, counsel for RMI provided preliminary comments on the agreement to counsel for Spell Capital. On August 7, 2006, counsel for Spell Capital provided a revised draft of the Merger Agreement and voting agreement, and on August 15, provided a draft shareholders agreement which Mr. McKinniss would be required to enter into in connection with the transaction. From August 7 until August 16, 2006, RMI and Spell Capital and their respective representatives negotiated various terms of the Merger Agreement, the voting agreement and the shareholders agreement, and exchanged drafts of these agreements. Copies of various drafts of these agreements were provided to the Special Committee.

On August 11, 2006, Duff & Phelps provided to the Special Committee a draft copy of its fairness analysis for its review over the weekend. On August 14, 2006, representatives of Duff & Phelps met with the Special Committee to present its fairness analysis and preliminary conclusions as to the fairness of the proposed transaction, from a financial point of view, to the unaffiliated public stockholders of RMI. Duff & Phelps’ final opinion was delivered to the Special Committee on August 29, 2006, which did not differ in any substantive way from its August 14 fairness analysis presentation.

On August 16, 2006, the RMI Board of Directors held a special meeting to discuss the proposed transaction and the results of negotiations between the parties. Heller Ehrman, LLP, counsel to RMI, reviewed the terms of the draft Merger Agreement and the other agreements, as well as the items which remained open and unresolved between RMI and Spell Capital. Counsel also discussed with the Board the issues remaining to be resolved between Mr. McKinniss and Spell Capital relating to the voting agreement and the shareholders agreement, and reviewed with the Board its fiduciary obligations with respect to the potential transaction, including directors’ duties of loyalty and care, the obligation to be fully informed regarding the potential transaction, and the higher standard, such as approval by an independent committee and approval by all disinterested directors, that applied to a transaction in which a director was interested. Mr. Sandford, Chairman of the Special Committee reported to the Board on the activities of the Special Committee. The Chairmen reported to the Board that he had contacted three potential financial advisors, and advised the Board as to the identities of the three, that the Special Committee had received written proposals from each of the three, that he had spoken to representatives of each of the potential financial advisors and the Special Committee had received detailed presentations from two, as well as the fees each of the potential advisors had requested. He also reported that the Special Committee had met several times to discuss which of the proposed financial advisors should be selected and the Special Committee’s decision to retain Duff & Phelps as its financial advisor. Mr. Sandford also reported on the presentations made to the Special Committee by Duff & Phelps, including its preliminary opinion that the transaction was fair, from a financial point of view, to the unaffiliated public stockholders of RMI. Mr. Sandford also reported that, subject to receipt of a final, written fairness opinion from Duff & Phelps and successful negotiation of the open issues in the Merger Agreement, the Special Committee would recommend to the Board that the transaction was substantively and procedurally fair to the unaffiliated public stockholders of RMI and should be approved by the Board.

From August 16 through August 29, 2006, the parties and their representatives continued to negotiate the terms of the Merger Agreement and the other agreements and to exchange drafts of these agreements. On August 22, 2006, counsel for Spell Capital provided a draft one-year employment agreement which Mr. McKinniss would be required to enter into in connection with the transaction.

On August 29, 2006, the RMI Board held a special meeting to further discuss and consider the proposed transaction. At the meeting, the Board members reviewed the outcome of the final negotiations between the parties. Duff & Phelps provided to the Special Committee its written opinion that as of August 29, 2006, and based upon and subject to matters stated in its opinion, from a financial point of view, the consideration to be paid in the proposed transaction was fair to the unaffiliated, public stockholders of RMI. Heller Ehrman LLP reviewed the terms of the Merger Agreement and the other agreements that had been previously distributed for review by the Board. The Special Committee confirmed to the full Board its view that the proposed transaction was substantively and procedurally fair to the unaffiliated public stockholders of RMI and recommend it be approved by the Board. After further review and discussion, the Board, with Messrs. Berman and McKinniss abstaining, determined that the proposed transaction was fair to the unaffiliated stockholders of RMI and voted to approve the Merger Agreement and the transaction contemplated by the Merger Agreement and resolved to recommend that its stockholders vote to adopt the Merger Agreement.

On December 3, 2006, the Boards of Directors of RMI approved amending the Merger Agreement, including the change in the stockholder voting requirement to approve the Merger and the extension of the termination date of the Merger Agreement until January 31, 2007.

On December 8, 2006, the parties to the merger agreement amended and restated the agreement to reflect the foregoing.

REASONS FOR THE RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

The Special Committee has at all times been composed of three independent directors who are neither officers nor employees of RMI, Holding or MergerCo, and who have no financial interest in the proposed merger different from RMI’s stockholders generally. At the time of the formation of the Special Committee on June 25, 2006, RMI’s Board of Directors consisted of eight directors, two of whom (Mr. McKinniss and Mr. Berman) had interests in the proposed transaction. Of the remaining six directors, three served on the Special Committee. The Special Committee retained Duff & Phelps to act as its financial advisor. Neither Sherman McKinniss, who is participating in the merger transaction as required by the Spell Capital proposal, nor Marc Berman, a principal of Berman Capital which identified and contacted potential candidates for a transaction with RMI (including Spell Capital) was a member of the Special Committee. Neither Mr. McKinniss nor Mr. Berman was present during any deliberations of the Special Committee.

The Special Committee, acting with the advice and assistance of a financial advisor engaged by the Special Committee, evaluated the merger proposal. The Special Committee unanimously determined that the proposed merger is substantively and procedurally fair to the unaffiliated public stockholders of RMI and recommended to the full Board that the merger transaction be approved.

Acting on the unanimous recommendation of the Special Committee that the merger transaction be approved, and the other matters considered by the Board, on August 29, 2006, the Board of Directors of RMI, with Mr. McKinniss and Mr. Berman abstaining, determined that the proposed transaction was fair to the unaffiliated stockholders of RMI and approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the merger, and recommended that RMI’s stockholders approve the merger and the Merger Agreement.

Substantive Factors

In reaching their respective determinations, each the Special Committee and the Board of Directors considered the following substantive factors and potential benefits of the merger, each of which they believed supported their respective decisions, including the determination that the proposed transaction was substantively fair to the unaffiliated stockholders of RMI.

Difficult Business Environment.   The difficult business environment in which RMI operates, including the increasing cost of doing business, including significant increases in raw material prices and the cost of utilities and natural gas, the Company’s continuing need for debt financing, the amount of which had not declined in fiscal 2006, the significant cost of compliance with the requirements of the Sarbanes-Oxley Act, as well as the lack of a successor to Sherman McKinniss, who has served as the Company’s Chairman and CEO since 1991 and is the largest individual stockholder of RMI, all of which increases the risk to the Company and its stockholders of the Company remaining an independent public company.

Market Prices and Limited Trading.   The market prices of RMI’s common stock and its trading history, including the fact that the cash merger price of $3.00 per share represents a 20% premium over the closing stock price of $2.50 on the trading day prior to execution of the Merger Agreement, that RMI’s common stock had traded below $3.00 per share for 66% and 72% of the trading days in the prior 12-month and three year periods, respectively. In addition, RMI’s common stock has historically been thinly traded, with the daily trading volume over the month and 12-months prior to execution of the

Merger Agreement averaging less than 4,600 and 15,500 shares, respectively, which may subject RMI’s stock to sudden and rapid changes in price when stockholders decide to buy or sell, and that, if an RMI stockholder were to sell a significant block of stock, this could likely result in a depressed stock price, making it very difficult for any stockholders to sell now or in the future a significant number of shares of Common Stock of the Company at a price of $3.00 per share or higher.

Lack of Competing Offers.   The fact that during the nearly nine month period in which Berman Capital contacted 67 potential acquirers, of which 24 received additional information after entering into confidentiality agreements, no other firm proposals were received by RMI regarding an acquisition transaction at a price higher than $3.00 or at any other price. Although RMI received a draft proposal in May 2006 regarding an acquisition at a price greater than $3.00 per share, the proposal was withdrawn by the potential buyer.

Opinion of Duff & Phelps.   The written presentation delivered to the Special Committee on August 14, 2006 by Duff & Phelps, stated that, based on and subject to the considerations, limitations, assumptions and qualifications set forth in such opinion, as of that date, the $3.00 per share cash consideration to be paid to RMI’s stockholders in the proposed merger appeared to be fair, from a financial point of view, to RMI’s unaffiliated, public stockholders. On August 29, 2006, Duff & Phelps delivered its final written opinion to the Special Committee to the effect that, subject to the considerations, limitations, assumptions and qualifications set forth in such opinion, the $3.00 per share cash consideration to be paid to RMI’s stockholders in the proposed merger was fair, from a financial point of view, to RMI’s unaffiliated, public stockholders.

Presentation of Duff & Phelps; Financial Analyses.   In considering the merger, the Special Committee and the Board considered the written presentation delivered on August 14, 2006 by Duff & Phelps, copies of which were circulated to the Board, which included a summary of its fairness analysis and preliminary opinion of fairness of the proposed transaction. In its presentation, Duff & Phelps included an analysis of the enterprise value implied by the $3.00 offer price compared to ranges of enterprise values of RMI derived using a discounted cash flow analysis and market approach analysis, both of which are on a going concern basis, and that the enterprise value implied by the $3.00 offer price was at the high end of the concluded range of enterprise values using these methodologies. While the range of values arrived at under both the discounted cash flow and market approach analyses exceeded the implied enterprise value at $3.00 per share, the merger consideration was at the high end of both value ranges and, therefore, supported a determination of fairness from a financial point of view. In addition, the presentation included an analysis of the estimated liquidation value of RMI and that the value implied by the $3.00 per share offer price was above the implied value range assuming an orderly liquidation. In addition, the presentation included an analysis of the historical public trading prices and volume for the RMI stock. The Board noted that while the high closing price during the third and fourth quarters of 2006 was $3.48, the Company’s stock, which is thinly traded, has historically been subject to rapid changes in price, and that RMI’s common stock had traded below $3.00 per share for 66% of the trading days in the 12 month period ended August 2006. The Special Committee and the Board of Directors also noted that the estimated June 30, 2006 net book value per share of $1.69 was substantially less than $3.00 per share offered by Holdings.

The Special Committee and the Board of Directors have adopted the analysis of Duff & Phelps, including the analysis that relates to the discounted cash flow, market approach, and liquidation analysis.

The presentation also included a prior stock transaction analysis, indicating that during the nine months ended March 31, 2006, the Company had repurchased 151,700 shares of common stock at an average price of $2.67, below the offer price of $3.00 per share. The presentation also noted that in the fiscal years between 1998 and June 30, 2005, the Company had repurchased 4,455,313 shares for a total cost of $5,726,000, which implied an average price of $1.29 per share. In addition, at June 25, 2006 Board meeting, the Board had received a management report on stock repurchases through that date which indicated that although the Company had repurchased a small number of shares at a price above $3.00 per share in fiscal years 2005 (166 shares), the Company had repurchased total of 39,394 shares in fiscal 2005 at an average price of $2.42 (net of commissions paid by the Company) per share and 188,333 shares in fiscal year 2006 at an average price of $2.72 (net of commissions paid by the Company) per share, had repurchased 6,700 shares in the third quarter of 2006 at an average price of $2.80 (net of commissions paid by the Company) per share and 36,600 shares in the fourth quarter of 2006 at an average price of $2.89 (net of commissions paid by the Company) per share, all of which average repurchase prices were below $3.00 per share.

Implied Value of Consideration to be Received by Sherman McKinniss.   The fact that Duff & Phelps calculated the consideration to be received by Mr. McKinniss in the transaction at $2.19 per share, based on the cash proceeds he would receive in the merger and the implied value of the 25% interest in Holding he would receive for his remaining shares of RMI, which is substantially less than the cash consideration to be received by the public stockholders of RMI. The Special Committee and the Board considered this an important indication of fairness, since Mr. McKinniss is the single largest stockholder of RMI, was participating in the transaction only because it was a condition of the Spell Capital proposal, the only firm proposal received to acquire the Company, and he has no certainty that he will be able in the future to sell the indirect 25% interest he is retaining in RMI. Furthermore, as described further in the Shareholder Agreement, Mr. McKinniss has a right to request that Holding redeem the shares then owned by him for a redemption price per share, payable in cash, equal to the greater of: (i) $2.25 per share (adjusted for any share split, dividend or combination effected by Holding subsequent to the effective date); or (ii) the amount derived by application of a formula based on EBIDTA. Holding is not required to redeem the shares, and there is no certainty that Mr. McKinniss will be able to sell his shares or if purchased by Holding, at what price the shares will be purchased. In addition, the right may not be exercised until five years after completion of the transaction. For all of these reasons, this right was not factored into the implied value of the consideration of $2.19 per share to be received by Mr. McKinniss.

Agreement of McKinniss to Indemnify Holding.   The fact that Sherman McKinniss agreed, in the Voting Agreement, to indemnify Holding against losses incurred by it as a result of certain breaches by RMI of representations, warranties and covenants contained in the Merger Agreement in an amount up to $1 million, a risk not shared by public stockholders and which could reduce the amount of consideration Mr. McKinniss would receive in the transaction.

Ability to Change Recommendation and Terminate Merger Agreement.   The fact that the Board of Directors, under the terms of the Merger Agreement, may terminate the Merger Agreement if Board determines that an unsolicited proposal made in good faith constitutes a superior proposal, subject to payment of a termination fee of $1.5 million.

Merger Agreement Terms.   The other terms and conditions of the Merger Agreement, including the cash price, the ability to consider unsolicited offers, and the ability of the Company to terminate the Merger Agreement in certain circumstances.

Size of Termination Fee.   The belief of the Board, based upon advice from its legal advisors, that the termination fee is within the range of termination fees observed in similar transactions and should not unduly discourage other possible buyers from offering acquisition proposals that are more favorable than the transactions contemplated by the Merger Agreement.

Cash Consideration.   The fact that the merger consideration will be all cash, which provides liquidity and certainty of value to RMI’s stockholders.

Procedural Factors

The Special Committee and the Board of Directors also considered the following factors relating to the procedures involved in the negotiation of the merger, each of which they believed supported their respective decisions, including the determination that the proposed transaction was procedurally fair to the unaffiliated stockholders of RMI.

Formation, Authority and Independence of the Special Committee.   The Board of Directors appointed the Special Committee:

•  which consisted entirely of directors who are not officers of RMI or affiliated with Holding or its investors;

•  whose members will not personally benefit from the consummation of the merger in a manner different from the stockholders; and

•  which retained its own financial advisor who have extensive experience with transactions similar to the merger and took direction exclusively from the Special Committee;

The Special Committee, composed of three of the six independent directors of RMI, retained Duff & Phelps as its financial advisor. The Special Committee did not retain its own counsel. The Special Committee was formed by the Board to evaluate the Spell Capital proposal, retain a financial advisor to advise the committee as to the fairness of the proposal and to make a recommendation to the entire Board as to whether or not the Spell Capital proposal was fair and should be approved by the full Board. The Special Committee was not formed to negotiate the transaction on behalf of RMI.

Appraisal Rights.   RMI’s stockholders have the right to demand appraisal of their shares in accordance with the procedures established by Delaware law. See “Appraisal Rights”.

Other Procedural Matters.   Although the vote of a majority of the unaffiliated stockholders (those other than Mr. McKinniss) is not required to approve the merger, a vote of a majority of shares held by the unaffiliated stockholders that are present in person or represented by a proxy and voting at the Special Meeting is required. In addition, the Special Committee and the Board believe that the extensive efforts of Berman Capital to find potential acquirers for the Company, which after more than nine months of effort resulted only in the Spell Capital proposal, as well as the approval of the transaction by the Special Committee and the unanimous approval of the merger by the directors other than Mr. McKinniss and Mr. Berman, also support the fairness of the transaction from a procedural standpoint.

Potential Negative Factors

The Special Committee and the Board of Directors also considered a variety of risks and other potentially negative factors concerning the merger but determined that these factors were outweighed by the benefits of the factors supporting the merger. These negative factors included the following:

Limitation on Considering Other Acquisition Proposals.   Certain terms and conditions set forth in the Merger Agreement prohibit RMI and its representatives from soliciting third-party bids and from accepting third-party bids except in specified circumstances and upon and payment of a specified termination fee, and these terms could have the effect of discouraging a third party from making a bid to acquire RMI (See “The Merger Agreement—Limitation on Considering Other Acquisition Proposals”).

Historic Trading Prices.   The $3.00 per share cash merger consideration is lower than the closing prices of RMI’s common stock from early January 2006 until mid-May 2006, during which time RMI’s common shares closed at a high of $3.48. The Board also noted that while the high closing price during this period was $3.48, during this period the closing price was $3.40 or above only three times and the closing price was $3.25 or above only 14 times, that the Company’s stock, which is thinly traded, has historically be subject to rapid changes in price, and that RMI’s common stock had traded below $3.00 per share for 66% of the trading days in the prior 12 month period.

Interests of certain of RMI’s Directors and Officers in the Merger.   The conflict of interest created by the participation of Mr. McKinniss in the transaction and by his continuation as a director and an employee of RMI after the merger, as well as the other factors discussed in “—Interests of RMI’s Directors and Officers in the Merger”.

Termination Fee and Expense Reimbursement.   If the merger is not consummated under circumstances further discussed in “The Merger Agreement—Termination” and “The Merger Agreement—Termination Fee and Expense Reimbursement” RMI may be required to reimburse Spell Capital for expenses relating to the Merger Agreement and related transactions or to pay the specified termination fee.

Tax Treatment.   The cash consideration to be received by RMI’s stockholders will be taxable to them.

Effects of the Merger.   If RMI consummates the merger, it will no longer be a public company and the unaffiliated public stockholders of RMI will not be able to participate in any long-term profit or gain that might result in the future.

Possibility of Not Completing the Merger.   The merger may not be completed, even if approved by RMI’s stockholders, if financing satisfactory to Spell Capital can not be obtained or if Spell Capital is not satisfied with its due diligence review of the Company or as a result of a breach of the Merger Agreement or the failure of a party to satisfy all applicable conditions to complete the merger. This failure to complete the merger could adversely affect RMI’s stock price.

In considering the merger, the Special Committee considered, among other things, the written presentation delivered to it on August 14, 2006 by Duff & Phelps, the Special Committee’s financial advisor, which included a summary of its fairness analysis and preliminary opinion of fairness of the proposed merger transaction, and the final opinion of Duff & Phelps, dated August 29, 2006. The Special Committee met with representatives of Duff & Phelps to review Duff & Phelps’ written presentation that included an analysis of the enterprise value implied by the $3.00 offer price compared to ranges of enterprise value of RMI derived using a discounted cash flow analysis and a comparable company analysis. The Special Committee noted that the enterprise value implied by the $3.00 offer price was at the high end of the concluded range of enterprise values using these methodologies. In addition, the presentation included an analysis of the estimated liquidation value of RMI and the Special Committee noted that the value implied by the $3.00 offer price was above the implied value range assuming an orderly liquidation. The written presentation included an analysis of the consideration to be received by RMI’s largest shareholder, Mr. Sherman McKinniss, concluding that the estimated valuation of his consideration was approximately $2.19 per share. In addition, Duff & Phelps analyzed the historical public trading price and volume for RMI stock and the control premium implied by the $3.00 offer price.

After considering these factors, the Special Committee and the Board of Directors concluded that the positive factors relating to the merger outweighed the negative factors, including that the Company will no longer be a public company. The Board of Directors and the Special Committee only considered two strategic alternatives: (1) remaining a public company and (2) an acquisition of the Company. Because of the variety of factors considered, the Special Committee and the Board of Directors did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. However, individual members of the Special Committee and the Board of Directors may have assigned different weights to various factors. The determination of the Special Committee and the Board of Directors was made after consideration of all of the factors together.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

The Special Committee unanimously determined that the proposed merger is substantively and procedurally fair to RMI’s unaffiliated public stockholders. Acting on the unanimous recommendation of the Special Committee and the other matters described in “Reasons for the Recommendation of the Special Committee and the Board of Directors”, the Board of Directors, with Mr. McKinniss and Mr. Berman abstaining, has approved and declared the Merger Agreement and the transactions contemplated thereby, including the merger, advisable, fair to and in the best interests of RMI and its unaffiliated public stockholders.

THEREFORE, THE BOARD OF DIRECTORS, WITH MR. MCKINNISS AND MR. BERMAN ABSTAINING, RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

Mr. McKinniss holds, as of the record date, an aggregate of approximately 45.7% of RMI’s common stock, and he has agreed with Spell Capital to vote his shares in favor of adopting the Merger Agreement. The other directors and executive officers of RMI collectively hold, as of the record date, an aggregate of approximately 5.1% of RMI’s common stock. RMI expects that they will vote their shares in favor of adopting the Merger Agreement, although they are not contractually or otherwise obligated to do so.

POSITION OF MR. MCKINNISS AS TO THE FAIRNESS OF THE MERGER

The rules of the SEC require Mr. McKinniss to express his belief as to the fairness of the Merger Agreement and the proposed merger to RMI’s unaffiliated public stockholders. Neither Mr. McKinniss, nor Holding and MergerCo (the parties proposing to purchase RMI), have participated in the deliberations of the Special Committee regarding the fairness of the merger to RMI’s stockholders, nor did they receive any advice from Duff & Phelps as to the fairness of the merger. Mr. McKinniss only considered two strategic alternatives: (1) remaining a public company and (2) an acquisition of the Company.

Mr. McKinniss’ views as to the fairness of the Merger Agreement and the proposed merger should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the Merger Agreement.

1.     Substantive Factors

Based on a number of factors, including those considered by the Special Committee and the Board of Directors and, in particular, the material factors discussed below, Mr. McKinniss believes that the merger is fair to RMI’s unaffiliated public stockholders.

Difficult Business Environment.   The difficult and highly competitive business environment in which RMI operates, the fact that many companies in the plastics industry have failed in recent years, the difficulty of managing a business with multiple locations and the significant costs associated with being a public company, especially the expected increase in costs resulting from compliance with the requirements of the Sarbanes-Oxley Act, which are especially difficult for a small company such as RMI, all of which were the risks to the Company and its stockholders of the Company remaining a public company.

Current and Historical Market Prices.   The current and historical market prices of RMI’s common stock, including the fact that the cash merger price of $3.00 per share represents a 20% premium over the closing stock price of $2.50 on the trading day prior to execution of the Merger Agreement and that RMI’s Common Stock had traded below $3.00 per share for 66% and 72% of the trading days in the prior 12 month and three year periods, respectively. In addition, the fact that RMI’s common stock has historically been thinly traded, making it very difficult for any stockholders to sell now or in the future a significant number of shares of Common Stock of the Company at a price of $3.00 per share or higher.

Company Repurchases of Stock.   During the nine months ended March 31, 2006, the Company had repurchased 151,700 shares of common stock at an average price of $2.67, below the offer price of $3.00 per share. In the fiscal years between 1998 and June 30, 2005, the Company had repurchased 4,455,313 shares for a total cost of $5,726,000, which implied an average price of $1.29 per share. In addition, although the Company had repurchased a small number of shares at a price above $3.00 per share in fiscal years 2005 (166 shares), the Company had repurchased total of 39,394 shares in fiscal 2005 at an average price of $2.42 (net of commissions paid by the Company) per share and 188,333 shares in fiscal year 2006 at an average price of $2.72 (net of commissions paid by the Company) per share, had repurchased 6,700 shares in the third quarter of 2006 at an average price of $2.80 (net of commissions paid by the Company) per share and 36,600 shares in the fourth quarter of 2006 at an average price of $2.89 (net of commissions paid by the Company) per share, all of which average repurchase prices were below $3.00 per share.

Cash Consideration.   The fact that the consideration to be received by RMI’s stockholders in the merger would consist entirely of cash, eliminating any uncertainties in valuing the merger consideration to be received by RMI’s stockholders.

Opinion of Duff & Phelps.   The fact that on August 14, 2006 the Special Committee received a written presentation from its independent financial advisor that included summary of its fairness analysis and preliminary conclusions as to the fairness of the transaction from a financial point of view. On August 29, 2006, the Special Committee received the final opinion from Duff & Phelps to the effect that, based on and subject to the considerations, limitations, assumptions and qualifications set forth in the opinion, the $3.00 per share cash consideration to be paid to RMI’s stockholders in the proposed merger was fair, from a financial point of view, to RMI’s unaffiliated public stockholders. Mr. McKinniss adopted the analysis of Duff & Phelps, particularly as it relates to the liquidation and discounted cash flow analysis.

Terms and Conditions of the Merger Agreement.   The terms and conditions of the Merger Agreement, including the amount and form of consideration to be paid, and the absence of any future obligations on RMI’s stockholders other than Mr. McKinniss, who will be obligated to indemnify the buyer against certain damages it might incur as a result of the breach by the Company of the representations, warranties and covenants contained in merger agreement up to an aggregate maximum of $1 million.

Recommendation of the Special Committee and the Board of Directors.   The unanimous determination by the members of each of the Special Committee and the Board of Directors that the proposed transaction is fair to RMI’s unaffiliated public stockholders.

Ability of RMI to Change Recommendation and Terminate Merger Agreement.   The fact that the Board of Directors, under the terms of the Merger Agreement, may change its recommendation that RMI’s stockholders vote in favor of the transaction if the directors determine that their fiduciary duties require them to do so, and may terminate the Merger Agreement if the Board determines that an unsolicited proposal made in good faith constitutes a superior proposal, subject to payment of a termination fee of $1.5 million.

Sale of a Substantial Number of Shares by Mr. McKinniss.   The fact that, although he will receive a 25% interest in Holding in connection with the merger transaction in exchange for a portion of his shares of RMI, Mr. McKinniss will dispose of 2,430,655 shares of RMI common stock, or 45.3% of his RMI stock, in the merger, at the cash merger price of $3.00 per share received by public stockholders, and his ownership percentage of Holding will be substantially smaller than his current ownership of RMI.

2.     Procedural Factors

Mr. McKinniss believes that the merger is procedurally fair to RMI’s unaffiliated public stockholders because, among other things:

Formation, Authority and Independence of the Special Committee.   The Board of Directors appointed the Special Committee:

•  which consisted entirely of directors who are not officers of RMI or affiliated with Holding or its investors;

•  whose members will not personally benefit from the consummation of the merger in a manner different from the stockholders; and

•  which retained its own financial advisor who have extensive experience with transactions similar to the merger, assisted the Special Committee evaluate the merger transaction and took direction exclusively from the Special Committee.

Extensive Efforts to Sell the Company.   The extensive efforts of Berman Capital to find potential acquirers for the Company, which after more than nine months of effort resulted only in the Spell Capital proposal.

Negotiations.   The $3.00 per share cash consideration and the other terms and conditions of the Merger Agreement, including Mr. McKinniss’ obligation to indemnify Holding under certain circumstances, resulted from negotiations between Berman Capital and RMI, on the one hand, and Spell Capital and its representatives, on the other hand. Although Mr. McKinniss is participating in the merger transaction as required by the Spell Capital proposal and therefore his participation in negotiations on behalf of RMI may not be characterized as “arm’s length”, Spell Capital, not Mr. McKinniss initiated the proposal. Mr. McKinniss will dispose of approximately 45.3% of his RMI stock in the merger, and he will have a substantially smaller ownership position of Holding than his current ownership of RMI. Mr. McKinniss’ sale of a substantial portion of his RMI stock provided him significant motivation to receive the highest price possible for the shares he will dispose of, especially since there is no certainty he will be able to dispose of the shares of Holding he will receive in the transaction. In addition, Mr. McKinniss originally sought to sell all of his shares, and he agreed to participate in the merger transaction as required by the Spell Capital proposal in part because no other firm offer for the acquisition of the Company was received despite the efforts of Berman Capital to identify and contact potential acquirers.

Other Procedural Matters.   Although the vote of a majority of the unaffiliated stockholders (those other than Mr. McKinniss) is not required to approve the merger, a vote of a majority of shares held by the unaffiliated stockholders that are present in person or represented by a proxy and voting at the Special Meeting is required. In addition, Mr. McKinniss believes that the extensive efforts of Berman Capital to find potential acquirers for the Company, which after more than nine months of effort resulted only in the Spell Capital proposal, as well as the approval of the transaction by the Special Committee and the unanimous approval of the merger by the directors other than Mr. McKinniss and Mr. Berman, also support the fairness of the transaction from a procedural standpoint.

3.     Factors Not Considered; Relative Weight Not Assigned to Factors Considered

Mr. McKinniss did not consider the net book value or liquidation value of RMI to be a material factor in determining the fairness of the transaction to the Company’s unaffiliated stockholders because Mr. McKinniss was aware from the information provided by Duff & Phelps and the Company’s balance sheet that such values would be less than the merger consideration. Mr. McKinniss did not establish a pre-merger going concern value for the equity of RMI to determine the fairness of the merger consideration to the company’s unaffiliated stockholders, although he noted that the Company’s efforts through Berman Capital to identify acquirers of the Company contemplated the sale of RMI as a going concern.

In reaching their determination as to fairness, Mr. McKinniss did not assign specific weight to particular factors, but rather considered all factors as a whole. Mr. McKinniss believed that there was no need to retain any additional unaffiliated representatives to act on behalf of the stockholders, because the independence of the members of the Special Committee and the retention by the Special Committee of its own financial advisor permitted the Special Committee to effectively represent the interests of such stockholders.

PROJECTED FINANCIAL INFORMATION

RMI does not as a matter of course prepare or make public long-term projections as to future performance or earnings. However, as described below, in connection with the proposed merger, certain financial projections were prepared by management, which the Board of Directors reviewed for accuracy and completeness. Based on these financial projections and historical data, additional financial projections were prepared by management with assistance by Duff & Phelps. In performing its analysis, Duff & Phelps relied upon all of the projections and the Board of Directors found the reliance by Duff & Phelps to be reasonable. The projections set forth below are included to give RMI’s stockholders access to information that was not publicly available and that were used by Duff & Phelps in connection with the proposed merger.

The projections described below were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles. RMI’s independent accountants have neither examined nor compiled the accompanying prospective financial information and, accordingly, they have not expressed any opinion or any other form of assurance with respect thereto. The audit report incorporated by reference in this proxy statement relates to RMI’s historic financial information and does not extend to the projected financial information set forth below and should not be read to do so.

The projections included below are, or are based on, forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those shown below and should be read with caution. See “Cautionary Statement Concerning Forward-Looking Information.” They are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and developments occurring since the date each set of projections was prepared. Although presented with numerical specificity, the projections were not prepared in the ordinary course and are based upon a variety of estimates and hypothetical assumptions, including without limitation the following:

•  Revenue growth of 6.2% in fiscal 2007 and slowing to 5.0% by fiscal 2011, reflecting approximately $3 million incremental revenue growth per year.

•  Gross profit margins at 22.0% throughout the projection period, consistent with gross profit margins in fiscal years 2005 and 2006.

•  Operating expenses are adjusted for non-recurring expenses relating to its manufacturing facilities in Florida and savings associated with the termination of its public company status. As a percent of revenues, operating expenses are held at 14.0% per year throughout the projection period.

Some or all of the assumptions may not be realized, and they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond RMI’s control, and such uncertainties and contingencies can generally be expected to increase with the passage of time from the dates of the projections. Accordingly, the assumptions made in preparing the projections might not prove accurate, and actual results might differ materially. In addition, the projections do not take into account any of the transactions contemplated by the merger agreement, including the merger and related financing, which might also cause actual results to differ materially.

For these reasons, as well as the assumptions on which the projections were compiled, the inclusion of the projections in this proxy statement should not be regarded as an indication that the projections will be an accurate prediction of future events, and they should not be relied on as such. Except as may be required by applicable securities laws, RMI does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even if any or all of the assumptions are shown to be in error.

ROTONICS MANUFACTURING, INC.
Discounted Cash Flow Analysis
Income Statement Summary
($ in 000s)

Fiscal Years Ending June 30,	2002A	2003A	2004A	2005A	2006A	2007P	2008P	2009P	2010P	2011P
Total Revenue	37,973	35,972	40,333	45,132	48,051	51,051	54,051	57,051	60,051	63,051
Cost of Good Sold (adjusted)(1)	27,766	26,927	31,141	35,190	37,638	39,820	42,160	44,500	46,840	49,180
Gross Profit	10,207	9,045	9,192	9,942	10,413	11,231	11,891	12,551	13,211	13,871
G&A Expense (adjusted)(1)	NA	4,820	4,547	4,623	4,369	4,595	4,865	5,135	5,405	5,675
Selling Expense	NA	2,249	2,342	2,466	2,398	2,553	2,703	2,853	3,003	3,153
Total Operating Expenses(2)	7,541	7,069	6,889	7,089	6,767	7,147	7,567	7,987	5,407	8,827
Operating Income (EBIT)	2,666	1,976	2,304	2,853	3,645	4,084	4,324	4,564	4,804	5,044
Interest Expenses, net	464	266	212	197	138	0	0	0	0	0
Other Expenses (Rental Income)(3)	(154)	(124)	(111)	(233)	(242)	0	0	0	0	0
Pretax Income	2,356	1,834	2,203	2,889	3,749	4,084	4,324	4,564	4,804	5,044
Pro Forma Income Taxes @ 40%	942	734	881	1,156	1,500	1,634	1,730	1,826	1,922	2,018
Net Income	1,414	1,100	1,322	1,733	2,250	2,450	2,594	2,738	2,822	3,026
EBITDA Calculation:
Adjusted Operating Income (EBIT)	2,666	1,976	2,304	2,853	3,646	4,084	4,324	4,564	4,804	5,044
Plus: Depreciation & Amortization	2,194	2,120	2,183	2,177	2,156	2,128	2,307	2,481	2,636	2,832
Adjusted EBITDA	4,860	4,097	4,466	5,030	5,802	6,212	6,631	7,045	7,440	7,876

(1)    Fiscal year 2006—excludes non-recurring costs totaling $496,000 relating to the Company’s move and shutdown of its Nutron, Florida facility and non-recurring freight and utility costs resulting from hurricanes at its Nutron and Barlow, Florida facilities. Also excludes public company costs of approximately $400,000.

(2)    Fiscal years 2002 through 2006 exclude public company costs of approximately $400,000.

(3)    RMI management does not expect to generate rental income in the projection period due to the difficulty in subleasing its properties. RMI management relies on negotiating with its landlords to exit the leases.

Note:   Audited financial statements (2002 - 2006), unaudited financial statements (2006).

OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

Opinion of Financial Advisor

Duff & Phelps rendered a written opinion to the Special Committee of the Board of Directors of RMI dated August 29, 2006, to the effect that, subject to the considerations, limitations, assumptions and qualifications set forth in such opinion, the $3.00 per share cash consideration to be paid to RMI’s stockholders in the proposed merger was fair, from a financial point of view, to RMI’s unaffiliated, public stockholders (without giving effect to any effects of impacts of the Offer and the merger on any particular stockholder other than in its capacity as a stockholder).

The full text of the written opinion of Duff & Phelps, dated August 29, 2006, which sets forth, among other things, assumptions made, matters considered, and limitations on the review undertaken in connection with the opinion, is attached as Appendix B. The following summary of Duff & Phelps’s opinion is qualified in its entirety by reference to the full text of the opinion. The opinion expressed by Duff & Phelps was provided for the information and assistance of the Special Committee of RMI in connection with its consideration of the transaction contemplated by the Merger Agreement, and such opinion does not constitute a recommendation as to any action the Special Committee of RMI or any stockholder of RMI should take in connection with the proposed merger or any aspect thereof and is not a recommendation as to whether or not any RMI stockholder should vote with respect to the merger. You are urged to read the opinion carefully and in its entirety.

The following is a summary of the material financial analyses performed by Duff & Phelps in connection with rendering its opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by Duff & Phelps. THE DUFF & PHELPS OPINION IS BASED ON THE TOTALITY OF THE VARIOUS ANALYSES THAT IT PERFORMED, AND NO PARTICULAR PORTION OF THE ANALYSIS HAS ANY MERIT STANDING ALONE.

This summary describes the analysis and factors that Duff & Phelps deemed material in its presentation to the RMI Special Committee. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or a summary description. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Duff & Phelps. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Duff & Phelps is based on all analyses and factors taken, as a whole, and also on the application of Duff & Phelps’ own experience and judgment. This conclusion may involve significant elements of subjective judgment and qualitative analysis. Duff & Phelps gives no opinion as to the value or merit of any one or more parts of the analysis it performed standing alone. In performing its analyses, Duff & Phelps made numerous assumptions with respect to the industry outlook, general business and other conditions and matters, many of which are beyond the control of RMI or Duff & Phelps. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Accordingly, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which these businesses actually may be sold in the future, and these estimates are inherently subject to uncertainty.

In connection with this opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. No limits were placed on Duff & Phelps by RMI or the Special Committee in terms of the information to which they had access or the matters it could consider. Duff & Phelps’ due diligence with regards to the proposed merger included, but was not limited to, the items summarized below.

1.     Visited RMI’s corporate headquarters in Gardena, California and toured the facilities;

2.     Met with the following members of RMI’s senior management team:

•   Mr. Sherman McKinniss—President, CEO, and Chairman of the Board of Directors

•   Mr. Douglas W. Russell—Chief Financial Officer

•   Ms. Dawn Whitney—Vice President of Performance Management

3.     Held telephonic conversation with Marc Berman of Berman Capital, LLC in his capacity as investment banker to RMI;

4.     Met with the members of the Special Committee of the Board, Jules Sandford, Brent Brown, and Larry Synder;

5.     Reviewed the Letter of Intent, dated June 30, 2006, from Spell Capital;

6.     Reviewed the Merger Agreement, dated August 29, 2006, and various other documents and agreements related to the Proposed Transaction;

7.     Reviewed the Company’s Board of Directors minutes for the periods December 2004 through February 2006;

8.     Reviewed RMI’s financial statements and budget, including:

•   Annual reports on Form 10-K for the fiscal years ended June 30, 2002 through 2005

•   Quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2005 and 2006

•   Internal financial statements for the fiscal years ended June 30, 2003 through 2006

•   Financial budget provided by RMI management for the fiscal year ended June 30, 2007

9.     Reviewed other documents and Company information, including the following:

•   List of major customers and suppliers for the fiscal years ended June 30, 2004 through 2006

•   Organizational chart of senior management team

10.   Reviewed and analyzed market trading prices and indicated valuation metrics for RMI and for comparable public companies;

11.   Reviewed and analyzed valuation metrics for comparable merger transactions;

12.   Reviewed pertinent economic and industry information; and

13.   Reviewed and prepared other studies, analyses and investigations as Duff & Phelps deemed appropriate.

Duff & Phelps also took into account its assessment of general economic, market and financial conditions, and its experience in securities and business valuation, in general, and with respect to transactions similar to the proposed transaction in particular. Duff & Phelps did not make any independent evaluation, appraisal or physical inspection of the Company’s solvency or of any specific assets or liabilities (contingent or otherwise). Duff & Phelps’ opinion should not be construed as a credit rating, solvency opinion, an analysis of the Company’s credit worthiness or otherwise as tax advice or as accounting advice. In rendering its opinion, Duff & Phelps relied upon the fact that the Special Committee, the Board of Directors, and the Company have been advised by counsel as to all legal matters with respect to the proposed transaction, including whether all procedures required by law to be taken in connection with the proposed transaction have been duly, validly and timely taken; and Duff & Phelps did not make, and assumed no responsibility to make, any representation, or render any opinion, as to any legal matter.

In preparing its forecasts, performing its analysis and rendering its opinion with respect to the proposed transaction, Duff & Phelps: (1) relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not attempt to independently verify such information; (2) assumed, with our consent, that any estimates, evaluations and projections furnished to Duff & Phelps were reasonably prepared and based upon the latest currently available information and good faith judgment of the person furnishing the same; and (3) assumed that the final versions of all documents reviewed by it in draft form conform in all material respects to the drafts reviewed. Duff & Phelps’ opinion further assumes that information supplied and representations made by RMI management are substantially accurate regarding the Company and the proposed transaction. Neither the Company’s management nor the Special Committee placed any limitations upon Duff & Phelps with respect to the procedures followed or factors considered by Duff & Phelps in rendering its opinion.

In its analysis and in connection with the preparation of its opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the proposed transaction. Duff & Phelps has also assumed that all of the conditions precedent required to implement the proposed transaction will be satisfied and that the proposed transaction will be completed in accordance with the documents that were provided for its review.

To the extent that any of the foregoing assumptions or any of the facts on which Duff & Phelps’ opinion is based proves to be untrue in any material respect, its opinion cannot and should not be relied upon.

Duff & Phelps prepared its opinion effective as of August 29, 2006. The opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of such date, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to the attention of Duff & Phelps after such date.

Duff & Phelps’ opinion should not be construed as creating any fiduciary duty on Duff & Phelps’ part to any party.

Duff & Phelps’ opinion is not a recommendation as to how the Special Committee or any stockholder should vote or act with respect to any matters relating to the proposed transaction, or whether to proceed with the proposed transaction or any related transaction, nor does it indicate that the consideration received is the best possible attainable under any circumstances. The decision as to whether to proceed with the proposed transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which Duff & Phelps’ opinion is based. As a result, the opinion and presentation of Duff & Phelps was only one of many factors taken into consideration by the Special Committee in making its determination with respect to the proposed transaction.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In addition, the process of preparing a fairness opinion necessarily requires a broad range of subjective judgments with respect to appropriate comparable companies, appropriate multiples of various selected financial data, appropriate discount rates and other financial and nonfinancial factors. Analyses and estimates of the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

In preparing its opinion, Duff & Phelps performed certain financial and comparative analyses summarized in the following paragraphs. Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors it considered, without considering all such analyses and factors, could create an incomplete view of the analyses and the process underlying its opinion. While the conclusions reached in connection with each analysis were considered carefully by Duff & Phelps in arriving at its opinion, Duff & Phelps made various subjective judgments in arriving at its opinion and did not consider it practicable to, nor did it attempt to, assign relative weights to the individual analyses and specific factors considered in reaching its opinion.

Although these paragraphs include some information in tabular format, those tables are not intended to stand alone, and must be read together with the full text of each summary and the limitations and qualifications in the opinion.

Duff & Phelps’ analysis was comprised of the following components: (1) fundamental valuation analysis of RMI using generally accepted valuation methodologies; (2) a hypothetical liquidation analysis; (3) an analysis of historical market trading prices and volume for RMI common stock and the premium offered for RMI common stock; (4) an analysis of prior stock transactions; and (5) an analysis of the consideration to be received by Mr. McKinniss in the proposed transaction.

Analysis of Consideration.   Based on the per share purchase price of $3.00 per share and approximately 11.75 million common shares outstanding, Duff & Phelps calculated the value implied by the merger consideration to be $35.3 million. Based on the $35.3 million total implied equity value and then subtracting the cash and cash equivalents and adding interest bearing debt, Duff & Phelps derived a total implied enterprise value of $37.1 million. The implied enterprise value of $37.1 million was used by Duff & Phelps as points of comparison against the results of its own fundamental valuation analysis.

Fundamental Valuation Analysis.   Duff & Phelps’ fundamental valuation analysis of the Company was based on: (1) a discounted cash flow analysis, and (2) the market approach.

Discounted Cash Flow Analysis.   Duff & Phelps performed a discounted cash flow analysis to derive indications of total enterprise value. A discounted cash flow analysis is designed to provide insight into the intrinsic value of a business based on its projected earnings and capital requirements as well as the net present value of projected debt-free cash flows. Duff & Phelps’ starting point for its discounted cash flow analysis was a budget prepared by the Company’s management for the fiscal year ended June 30, 2007. As detailed projections beyond fiscal year 2007 were unavailable, Duff & Phelps assisted in the preparation of projections based on discussions with, and guidance from, RMI management for fiscal years 2008 through 2011.

Duff & Phelps analysis was performed on a controlling interest basis under the assumption that RMI is acquired and therefore no longer operates as a public company. Duff & Phelps excluded expenses associated with the RMI’s public company status from historical and projected cash flows. Management estimated public company costs at approximately $400,000 in fiscal year 2006.

Duff & Phelps used discount rates ranging from 13.0% to 15.0% to reflect the overall risk associated with the Company’s operations and projected financial performance. The discount rate utilized by Duff & Phelps represents an estimate for the company’s weighted average cost of capital. Duff & Phelps estimated the company’s weighted average cost of capital using the capital asset pricing model, as well as estimates of debt and equity costs for RMI in conjunction with its existing capital structure. Duff & Phelps calculated a terminal value at the end of 2011 using a constant growth dividend discount model, which incorporated a range of perpetuity growth rates from 4.0% to 6.0%. Duff & Phelps also calculated a terminal value at the end of 2011 using a terminal multiple approach, which incorporated a range of EBITDA multiples from 5.5x to 6.5x.

Based on the discounted cash flow analysis, Duff & Phelps estimated that the Company’s total enterprise value ranged from $26.3 million to $38.7 million. Based on the foregoing, Duff & Phelps observed that a comparison of the implied enterprise value of $37.1 million based on the merger consideration compared favorably with the range of valuation indications under the discounted cash flow analysis, and therefore supported a determination of fairness from a financial point of view.

Market Approach.   Duff & Phelps applied the market approach, which consists of the application of valuation multiples to certain financial and operating variables of the Company, where the selected multiples are based on valuation metrics derived from an analysis of comparable public companies trading as well as comparable merger and acquisition transactions.

Comparable Public Company Analysis.   No company used in this analysis is identical to RMI and, accordingly, a comparable public company analysis involves complex and subjective considerations and judgments concerning differences in financial and operating characteristics of businesses and other factors that affect trading prices and overall valuation of the various companies being compared.

In the selection of comparable public companies, Duff & Phelps used multiple databases and other resources to identify companies that are the most similar to RMI from an investment perspective. The companies selected by Duff & Phelps generally exhibited similar product lines, customer bases, or other business attributes which would cause an investor to group these companies in the same broad industry class for investment purposes.

The comparable companies selected by Duff & Phelps consisted of 11 publicly traded companies in the United States that manufacture plastic components for the general commercial and industrial markets. None of these 11 companies were excluded from Duff & Phelps’ analysis. Based on publicly reported financial data as well as published earnings estimates for each of the selected comparable companies, Duff & Phelps analyzed certain valuation metrics, as shown below:

Comparable Public Company Analysis

Company	Ticker Symbol	Equity Value	Enterprise Value	Stock Price/ LTM EPS		LTM EBITDA		LTM EBIT		LTM Revenue
		(in $mil)	(in $mil)
Atlantis Plastics, Inc.	ATPL	$64	$276	11.8	x	7.0	x	10.3	x	0.62	x
Channell Commercial Corp	CHNL	31	40	NA		NM		NA		0.38	x
Constar International, Inc.	CNST	51	464	NA		8.4	x	29.3	x	0.47	x
Core Molding Technologies, Inc.	CMT	58	54	9.3	x	4.1	x	5.0	x	0.40	x
ICO, Inc.	ICOC	126	155	10.9	x	6.3	x	8.1	x	0.50	x
Lamson & Sessions Co.	LMS	393	448	9.1	x	5.4	x	6.1	x	0.79	x
Myers Industries, Inc.	MYE	542	774	16.0	x	7.6	x	11.5	x	0.84	x
PW Eagle, Inc.	PWEI	361	372	4.9	x	2.5	x	2.7	x	0.48	x
Rotonics Manufacturing, Inc.*	RMI	31	33	13.7	x	5.6	x	9.0	x	0.68	x
Spartech Corp	SEH	685	1,034	20.0	x	8.2	x	12.0	x	0.71	x
Summa Industries	SUMX	38	61	12.4	x	5.2	x	9.1	x	0.54	x
UFP Technologies, Inc.	UFPT	27	43	25.8	x	6.8	x	13.3	x	0.48	x
Mean				13.4	x	6.1	x	10.6	x	0.57	x
Median				12.1		6.3	x	9.1	x	0.52	x

*       Adjusted for non-recurring and extraordinary items. Does not adjust for public company costs.

Note:   LTM = latest 12 months, EPS = earnings per share, EBITDA = earnings before interest, taxes, depreciation and amortization, EBIT = earnings before interest and taxes.

Comparable Transaction Analysis.   Similar to the comparable public company analysis, Duff & Phelps used multiple databases and resources to identify comparable controlling interest transactions involving companies with similar product lines, customers, or other business attributes. Duff & Phelps identified eight transactions involving companies that manufacture plastic components for the general commercial and industrial markets. Duff & Phelps identified relevant transactions that were announced since 2004 and for which adequate information was available to derive meaningful valuation multiples.

However, due to the time lag between many of the identified transactions and the present, the lack of access to detailed financial data for many of the acquired companies and access to the detailed terms of many of the identified transactions, the range of valuation multiples observed for comparable transactions was examined in conjunction with the comparable public company analysis to assess the reasonableness of the comparable company multiples. In its overall analysis, Duff & Phelps afforded greater weight to the multiples exhibited by the comparable public companies.

Application of Selected Multiples.   Based on its assessment of the RMI’s historical and projected size, growth and profitability relative to the selected comparable public companies, as well as an assessment of certain company specific risk factors, Duff & Phelps selected valuation multiples to apply to RMI’s fiscal 2006 revenue, adjusted EBITDA, adjusted EBIT, and adjusted net income. In the determination of RMI’s representative levels of EBITDA, EBIT, and net income, Duff & Phelps excluded approximately $400,000 in expenses associated with RMI’s public company status and added back $486,000 for non-recurring expenses associated with RMI’s move and shutdown of its Nutron, Florida facility and non-recurring freight and utility costs resulting from hurricanes at its Nutron and Bartow, Florida facilities. Duff & Phelps’ market analysis is summarized as follows:

	Representative Level		Range of Capitalization Multiples				Interest Bearing Debt, Net	Enterprise Value Range
	($000s)
2006 Revenue	$48,100	x	0.60	x -	0.70	x		= $28,860	-	$33,670
2006 EBITDA	6,200	x	5.0	x -	6.0	x		= 31,000	-	37,200
2006 EBIT	4,000	x	8.0	x -	9.0	x		= 32,000	-	36,000
2006 Net Income	2,200	x	11.0	x -	13.0	x +	$1,869	= 26,069	-	30,469
2006 Book Value	19,800	x	1.6	x -	1.8	x +	1,869	= 33,549	-	37,509
			Overall Range (rounded)					$26,100	-	$37,500

As the table above indicates, Duff & Phelps’ market approach resulted in total enterprise value indications ranging from $26.1 million to $37.5 million. Duff & Phelps observed that a comparison of the implied enterprise value of $37.1 million based on the merger consideration compared favorably with the valuation indications under its market approach analysis, and therefore supported a determination of fairness from a financial point of view.

Fundamental Valuation Analysis Conclusions.   As noted above, Duff & Phelps compared the implied enterprise value based on the merger consideration with valuation indications under its fundamental analyses and all such comparisons supported an indication of fairness from a financial point of view. In addition, Duff & Phelps utilized its fundamental valuation analysis to derive indications of the Company’s common stock on a per share basis.

Based on its discounted cash flow analysis and market approach, Duff & Phelps concluded enterprise value ranged from $26.1 million to $38.7 million. From its concluded enterprise value, Duff & Phelps then added cash and cash equivalents and subtracted interest bearing debt, to arrive at a concluded equity value ranging from $24.2 million to $36.8 million. Finally, Duff & Phelps dividing its concluded equity value by 11.75 million common shares outstanding to arrive at an estimated valuation range from $2.06 per share to $3.13 per share, as compared with the proposed transaction price of $3.00 per share.

	Range of Value
	($000s, except per share)
Enterprise Value Indications (rounded)
DCF Analysis—EBITDA Multiple	$32,000	-	$38,700
DCF Analysis—Gordon Growth	$26,300	-	$36,000
Market Approach	$26,100	-	$37,500
Concluded Enterprise Value (rounded)	$26,100	-	$38,700
Plus: Cash and Cash Equivalents	$131	-	$131
Less: Debt Outstanding	$(2,000)	-	$(2,000)
Concluded Equity Value (rounded)	$24,200	-	$36,800
Divided by: Shares Outstanding	11,752	-	11,752
Concluded Equity Value per Share	$2.06	-	$3.13
Proposed Purchase Price per Share		$3.00

Hypothetical Liquidation Analysis.   Duff & Phelps prepared a hypothetical liquidation analysis using the following key assumptions:

•  RMI’s assets could be disposed, and its liabilities discharged, in an orderly manner;

•  The Company sells its real estate property located in Colorado, Illinois, and Texas for proceeds ranging from $4.9 million to $5.3 million, net of taxes and commissions.

•  Management believes the only saleable material items in a liquidation would be its manufacturing equipment which would sell at substantial discounts due to the limited useful live remaining on the equipment.

•  The Company is not able to sell its customer list or patents, as management believes it would not receive any meaningful consideration.

•  Management estimates additional costs in an orderly liquidation relating to sub-leasing its manufacturing facilities and legal and liquidation fees would be approximately $930,000.

Duff & Phelps’ liquidation analysis resulted in a range of total equity value from $13.9 million to $20.1 million, or $1.19 to $1.71 per share based on 11.75 million shares outstanding. Thus, Duff & Phelps observed that a comparison of the implied enterprise value of $37.1 million based on the merger consideration compared favorably with the range of valuation indications under the hypothetical liquidation analysis, and therefore supported a determination of fairness from a financial point of view.

Historical Stock Trading and Premium Analysis

Historical Stock Trading.   Duff & Phelps reviewed the historical trading prices and volume of RMI over the past three years. In particular, Duff & Phelps observed that RMI stock did not have much liquidity, with daily trading averaging approximately 7,700 shares per day over the past 90 days, or only 0.1% of total shares outstanding and 0.2% of the public float. Duff & Phelps also observed that RMI shares had traded in a range of $2.33 to $3.48 per share over the past year (prior to the public announcement of the proposed transaction), with RMI shares trading above $3.00 per share on 85 days and below $3.00 per share on 167 days.

Premium Analysis.   Like most companies with a “small cap” or “micro cap” status, RMI’s stock price is subject to a number of factors that could potentially influence the valuation of the Company’s stock. These factors include the following:

•  Thinly Traded—Thinly traded stocks are typically subject to unusually high price volatility. Public companies with lower average daily volume are more prone to sudden and rapid changes in price when shareholders decide to sell. RMI’s average daily volume over the past month and 12-months has been 4,600 shares and 15,500 shares, respectively.

•  No Analyst Coverage—Small public companies typically have no analyst coverage. A lack of coverage by independent analysts limits shareholders’ ability to obtain an informed outsider’s perspective on identifying strengths and weaknesses and areas for improvement. Currently, RMI does not have analyst coverage.

•  Lack of Institutional Investors—Public companies that lack institutional investors, such as pension funds and hedge funds, and are often limited to retail investors. These are typically companies with small public float and offer limited ability for investors to achieve liquidity. Currently, RMI has very few institutional investors.

•  Lack of Liquidity—Due to RMI’s relatively small size, limited public float (less than 50% of RMI’s stock is publicly traded), and lack of adequate trading volume, there is relative illiquidity for RMI stock. If an RMI stockholder were to sell a significant block of stock, this would likely result in a depressed stock price.

Based on these factors outlined above, RMI’s value implied by the market price may or may not reflect the intrinsic fair market value of RMI’s stock based on fundamentals for the Company. Therefore, the control premium implied by the merger consideration, relative to RMI’s publicly traded common stock price, may not be comparable to premiums offered for public companies with larger market capitalizations and more liquidity in their stock. Notwithstanding, Duff & Phelps has assessed the premium being offered by the merger consideration relative to the public trading price of RMI common stock, and the size of that premium relative to premiums paid in public-to-private transactions and the overall public company M&A market. Duff & Phelps observed the following:

•  The median premiums offered in public-to-private transactions between 2004 and YTD 2006 have ranged from 16.1% to 25.4%. Control premiums in public-to-private transactions between 2004 and YTD 2006 have ranged from a low of 0.0% to a high of 193.4%.

•  The median premiums offered in the overall M&A market between 2004 and YTD 2006 have ranged from 23.3% to 33.3%. Control premiums in the overall M&A market between 2004 and YTD 2006 have ranged from a low of 0.0% to a high of 426.3%. A large portion of the premiums in the overall M&A market include transactions in the banking & finance, computer software & services, and drugs & medical supplies industries which typically have larger premiums.

•  Duff & Phelps’ analysis indicates that the premium offered by the merger consideration, relative to measures of price one day, five days and 30 days, of 14.1%, 19.5%, and 15.4%, respectively, is within the range of premiums in public-to-private transactions and the overall public company M&A market. These premiums were derived based on RMI’s trading price for the period ending August 11, 2006.

Prior Stock Transaction Analysis.   Duff & Phelps analyzed the Company’s prior stock transactions, as follows:

•  Between June 30, 1998 and June 30, 2005, the Company acquired 4,455,313 shares of common stock at a total cost of $5,726,000, or an average price of $1.29 per share.

•  In June 2005, the Company’s Board of Directors approved a new common stock buyback program to purchase up to $1 million of the Company’s common stock at an initial ceiling price of $2.70 per share that was later increased to $3.00 per share.

•  During the nine months ending March 31, 2006, the Company acquired 151,700 shares of common stock at a total cost of $405,000, or an average price of $2.67 per share.

Analysis of Consideration to Mr. McKinniss.   Duff & Phelps also calculated the consideration to be received by Mr. McKinniss in the proposed transaction, as follows:

Mr. McKinniss owns 5,368,721 shares of RMI common stock, which represents 45.7% of the outstanding shares of the Company. In the proposed transaction, Mr. McKinniss has agreed to exchange 2,938,066 shares, which represents 25% of the outstanding shares of RMI, for 25% of the capital stock of Holding. The remaining 2,430,655 shares will be cashed out for $3.00 per share in the merger.

Ownership—Sherman McKinniss:

Exchange Shares	2,938,066
Shares Cashed Out in the Proposed Transaction	2,430,655
Total Shares of RMI Owned by Mr. McKinniss	5,368,721

Mr. McKinniss will receive cash in the amount of $7.3 million for 45.3% of his total shares, as follows:

Cash Consideration—Sherman McKinniss:

Shares Cashed Out in the Proposed Transaction	2,430,655
Per Share Merger Consideration	$3.00
Cash Consideration in Proposed Transaction	$7,291,965

Mr. McKinniss has agreed to exchange 2,938,066 shares of RMI common stock in exchange for 25% ownership interest in Holding. The estimated post-transaction value of his 25% interest is as follows:

Equity Values

Implied Equity—Pre Transaction(1)	$35,256,795
Plus: Cash Contributed by the buyer	$10,000,000
Less: Cash Required in Proposed Transaction(2)	$(26,442,596)
Less: Estimated Transaction Costs	(900,000)
Implied Equity—Post Transaction	$17,914,199
Mr. McKinniss’ Equity @ 25%	$4,478,550

(1)   Based on total shares outstanding of 11.75 million and the merger consideration of $3.00 per share.

(2)   Based on the merger consideration of $3.00 per share to purchase 75% of total shares outstanding (8.8 million).

The value of Mr. McKinniss’ consideration received in the proposed transaction is as follows:

Value of Mr. McKinniss’ Consideration

Cash Consideration	$7,291,965
Exchange Shares	4,478,550
Total Consideration in Proposed Transaction	$11,770,515
Divided by Mr. McKinniss Shares	5,368,721
Implied Per Share Consideration in Proposed Transaction	$2.19

Summary Analysis

Based on the foregoing analysis, Duff & Phelps concluded that the proposed merger consideration of $3.00 per share of RMI common stock was fair to the public shareholders of RMI, from of a financial point of view (without giving effect to any effect of the Merger on any particular stockholder other than in its capacity as a stockholder), as of August 29, 2006.

The material analyses performed by Duff & Phelps have been summarized above. Nonetheless, the summary set forth above does not purport to be a complete description of the analyses performed by Duff & Phelps. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to a summary description. Duff & Phelps did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, Duff & Phelps considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Duff & Phelps did not place a particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as whole, supported its determination.

In performing its analyses, Duff & Phelps made numerous assumptions with respect to RMI’s performance, general business and economic conditions and other matters. The analyses performed by Duff & Phelps are not necessarily indicative of future actual values or future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Duff & Phelps relied on management-prepared projections of future performance for RMI and on discussions with management of RMI. The projections were based on numerous variables and assumptions, which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those assumed in the projections and any related analyses. Duff & Phelps’ opinion does not address the relative merits of the merger as compared to any alternative business strategies that might exist for RMI or the effect of any other business combination in which RMI might engage.

Duff & Phelps’ opinion to the Special Committee of the Board of Directors of RMI was one of many factors taken into consideration by the Board of Directors of RMI in making its determination to approve the Offer and the Merger.

Other

Duff & Phelps is a nationally recognized investment banking firm that is regularly engaged to render financial opinions in connection with mergers and acquisitions, tax matters, ESOP and ERISA matters, corporate planning, and other purposes. Previously, Duff & Phelps has not provided advisory services to the Company.

The Company has agreed to pay Duff & Phelps an advisory fee in connection with its rendering of a fairness opinion. No portion of Duff & Phelps’ fees was contingent upon consummation of the proposed transaction or the conclusion reached by Duff & Phelps in its fairness opinion. The Company has also agreed to reimburse Duff & Phelps for its expenses incurred in performing its services and to indemnify Duff & Phelps and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Duff & Phelps or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Duff & Phelps’ engagement and any related transactions.

PURPOSE AND STRUCTURE OF THE MERGER

Since August 2005 RMI began to explore a possibility of an acquisition as an alternative to remaining a publicly held independent public company. The Company began to explore the alternative of an acquisition because of the concerns about the risks associated with remaining an independent public company. These risks included its increasing costs of doing business, the Company’s continued need for debt financing, and significant additional cost of compliance with the requirements of the Sarbanes-Oxley Act. After contacting various parties who might be interested in acquiring RMI, RMI has received one viable offer which, in the opinion of the Company’s Board of Directors and the Special Committee could allow RMI’s unaffiliated public stockholders to realize the value of their investment in the Company in cash at a price that represents a premium to the market price of RMI’s common stock before the public announcement of the merger. The Special Committee and the Board of Directors believe that the price to be paid to RMI’s stockholders in the merger represents the best price reasonably available for the common stock of RMI and that the merger is in the best interests of the unaffiliated public stockholders of RMI.

The purpose of the merger for Spell Capital is for private equity funds managed by Spell Capital, through Holding, to acquire all of the common stock of RMI, exclusive of the 25% interest to be owned by Mr. McKinniss. Spell Capital recognizes the substantial risks entailed in a purchase of RMI by Holding but believes that RMI is an attractive long-term investment opportunity as a private company for the following reasons:

Spell Capital has extensive experience and expertise in the plastics industry. As an established industrial manufacturing business in the plastics industry, RMI offers Spell Capital an opportunity to leverage such expertise to create value for Spell fund investors.

RMI has a strong market position and a long history in the marketplace. Spell Capital believes these factors will facilitate RMI’s future growth, both organically and through add-on acquisitions.

The proposed acquisition of RMI has been structured as a merger of MergerCo into RMI in order to permit the cancellation of all of RMI’s common stock in a single step and to preserve RMI’s identity and existing contractual arrangements with third parties. The parties structured the merger as a cash transaction in order to provide the stockholders of RMI (other than the 25% interest in RMI being exchanged by Mr. McKinniss for shares of Holding) with cash for all of their shares and to provide a prompt and orderly transfer of ownership of RMI with reduced transaction costs.

EFFECTS OF THE MERGER; PLANS OR PROPOSALS AFTER THE MERGER

As a result of the merger, RMI, as the surviving corporation, will be a privately held corporation and there will be no public market for RMI’s common stock. RMI’s common stock will cease to be quoted on the American Stock Exchange or any other securities exchange. In addition, thereafter RMI will be entitled to deregister its common stock under the Exchange Act. Termination of registration will make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders’ meetings and some of the requirements under the Sarbanes-Oxley Act of 2002, no longer applicable to RMI. RMI will no longer be subject to the provisions of the Sarbanes-Oxley Act or the liability provisions of the Exchange Act, and the officers of RMI will no longer be required to certify the accuracy of the Company’s financial statements.

Management estimated that the cost savings expected to be realized by the surviving company as a result of RMI no longer being a public company is approximately $400,000 and not including cost of compliance with the Section 404 of the Sarbanes-Oxley Act, estimated to be approximately $1,500,000.

Subsequent to the merger, RMI’s current stockholders (other than Mr. McKinniss who will own 25% of the outstanding common stock of Holding) will cease to have ownership interests in RMI or rights as RMI’s stockholders and, as a result, if the merger is completed, such stockholders of RMI will not participate in any future earnings, losses, growth or decline of RMI.

Subsequent to the merger, Mr. McKinniss’ interest in the Company will be reduced from 46% to 25%. Based on stockholders’ equity of $19.88 million and net earnings of $2.08 million as of June 30, 2006, Mr. McKinniss’ interest in the net book value will be reduced from $9.08 million to $4.97 million, and his interest in net earnings of the company will be reduced from $0.95 million to $0.52 million.

Spell Capital expects that, initially following the merger, the business and operations of RMI will generally continue as they are currently being conducted. Spell Capital currently intends to cause RMI to be run and managed by the Company’s existing executive officers.

RISKS THAT THE MERGER WILL NOT BE COMPLETED

Completion of the merger is subject to various risks, including, but not limited to, those described under “The Merger Agreement—Conditions to Completing the Merger”. As a result of various risks to the completion of the merger, RMI cannot assure you that the merger will be completed even if the requisite stockholder approval is obtained. It is expected that, if RMI’s stockholders do not adopt the Merger Agreement or if the merger is not completed for any other reason, the current management of RMI, under the direction of the Board of Directors, will continue to manage RMI as an ongoing business.

INTERESTS OF RMI’S DIRECTORS AND OFFICERS IN THE MERGER

The Board of Directors appointed the Special Committee, composed solely of independent directors who are not officers or employees of RMI, Spell Capital, Holding and MergerCo and who have no financial interest in the proposed merger different from RMI’s stockholders generally, to evaluate, negotiate and recommend the Merger Agreement and to evaluate whether the merger is in the best interests of RMI’s stockholders.

In considering the recommendations of the Board of Directors, RMI’s stockholders should be aware that certain members of RMI’s management and Board of Directors may have interests in the transaction that are different from, or in addition to, the interests of RMI’s stockholders generally. The Special Committee was aware of these differing interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement and the merger and in recommending to the Board of Directors that the Merger Agreement and the merger be approved. Furthermore, the Board of Directors was aware of these differing interests and considered them, among other matters, in determining that the merger is fair to and in the best interests of RMI and its unaffiliated public stockholders and approving and declaring advisable the Merger Agreement and the merger.

Common Stock

As of the record date, RMI’s directors and executive officers, including Mr. McKinniss and his affiliates, beneficially owned an aggregate of 5,968,971 shares of RMI’s common stock. Mr. McKinniss has agreed with Spell Capital to vote his shares in favor of the merger and adopting the Merger Agreement. RMI expects the other directors and executive officers to vote their shares in favor of adopting the Merger

Agreement and approving the merger although they are not contractually or otherwise obligated to do so. The following table sets forth the number of shares of RMI’s common stock owned by each of RMI’s directors and executive officers, together with the aggregate payments that are anticipated to be made in connection with such share ownership upon the completion of the merger:

Name	Position	Number of Shares of Common Stock(1)		Aggregate Payment
Sherman McKinniss**	Chairman, CEO	5,368,721	(2)	$7,291,965	(2)
Marc L. Berman**	Director	125,599	(3)	376,797
Larry DeDonato**	Director	143,332	(4)	429,996
Larry L. Snyder**	Director	115,000	(5)	345,000
E. Paul Tonkovich**	Director, Secretary	71,655	(6)	214,965
Jules Sandford**	Director	24,000	(7)	72,000
Brent A. Brown**	Director	—		0
Bill Allen**	Director	30,000	(8)	90,000
Douglas W. Russell**	Chief Financial Officer, Assistant Secretary	90,664	(9)	271,992
All directors and all executive officers of the Company as a group (9 individuals)		5,968,971	(2)(3)(4)(5) (6)(7)(8)(9)	9,092,715

**    The address for all the officers and directors is 17022 S. Figueroa Street, Gardena, CA 90248.

(1)   Unless otherwise indicated, shares are held with sole voting and investment power.

(2)   Consisting of: (i) 5,368,721 shares of common stock held by Mr. McKinniss jointly with his spouse. Mr. McKinniss has agreed to exchange 2,938,066 shares of his RMI common stock for 25% interest in Holding.

(3)   Consisting of: (i) 89,266 shares of common stock held by Mr. Berman jointly with his spouse; and (ii) 36,333 shares of common stock held by a pension plan for the benefit of Mr. Berman.

(4)   Consisting of: (i) 133,333 shares of common stock held by Mr. DeDonato jointly with his spouse; (ii) 3,333 shares of common stock held by a pension plan for the benefit of Mr. DeDonato; and (iii) 6,666 shares of common stock held by the adult child of Mr. DeDonato.

(5)   Consisting of: (i) 115,000 shares of common stock held by Mr. Snyder jointly with his spouse.

(6)   Consisting of: (i) 56,655 shares of common stock held by Mr. Tonkovich as trustee of a profit sharing trust of which Mr. Tonkovich is a beneficiary; and (ii) 15,000 shares of common stock held by Mr. Tonkovich jointly with his spouse.

(7)   Consisting of: (i) 24,000 shares of common stock held by Mr. Sandford jointly with his spouse.

(8)   Consisting of: (i) 30,000 shares of common stock held by Mr. Allen jointly with his spouse.

(9)   Consisting of: (i) 50,664 shares of common stock held by Mr. Russell jointly with his spouse; and (ii) 40,000 shares of common stock held by the dependent children of Mr. Russell.

Share Exchange and Voting Agreement

The parties have entered into a share exchange and voting agreement requiring that Mr. McKinniss, Chairman of the Board and Chief Executive Officer of Rotonics, contribute 25% of the outstanding shares of RMI to Holding in exchange for the 25% of the outstanding capital stock of Holding. This agreement requires that Mr. McKinniss indemnify Holding against losses incurred by it as a result of certain breaches by RMI of representations, warranties and covenants contained in the Merger Agreement in an amount up to $1 million. Unlike the receipt of cash by RMI shareholders in the merger in exchange for RMI common stock (which will be a taxable transaction for RMI shareholders for U.S. federal income tax purposes, see “Material U.S. Federal Income Tax Consequences,” below), Mr. McKinniss is not expected to recognize taxable gain or loss as a result of the receipt of Holding capital stock in exchange for his RMI common stock in the share exchange.

Pursuant to the share exchange and voting agreement, Mr. McKinniss has agreed to: (a) vote his shares: (i) in favor of the adoption of each of the proposals set forth in this proxy statement; (ii) against any proposal relating to any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of RMI under the Merger Agreement or which would result in any of the conditions to RMI’s obligations under the Merger Agreement not being fulfilled; (iii) in favor of any other matter relating to the consummation of the transactions contemplated by the Merger Agreement; and (iv) against any other action which is intended or would reasonably be expected to impede, interfere with, delay, postpone, discourage or materially adversely affect the transactions contemplated by the Merger Agreement; and (b) grant an irrevocable proxy to Holding granting Holding the right to vote such shares as specified in clause (a). This proxy terminates upon the earlier to occur of: (i) termination of the Merger Agreement; and (ii) four months from the date of the Share exchange and voting agreement.

Relationships of Executive Officers With the Surviving Corporation

Spell Capital expects that, initially following the merger, the business and operations of RMI will generally continue as they are currently being conducted. Spell Capital currently intend to cause RMI to continue to be run and managed by the Company’s existing executive officers. Except for the anticipated employment agreement that Mr. McKinniss will enter into with RMI at the completion of the merger (as discussed below), Spell Capital has no current plans to enter into any new arrangements with any of the current members of RMI’s management.

Shareholder Agreement

As a condition to the merger, Mr. McKinniss and other shareholders of Holding, which include private equity funds managed by Spell Capital will enter into a shareholders’ agreement. The shareholders’ agreement provides for certain restrictions on the transfer of shares, rights of first refusal and co-sale, and certain buy-sell rights among the shareholders of Holding.

Pursuant to the shareholders’ agreement, in connection with any proposed issuance of equity securities to any funds affiliated with Spell Capital, Mr. McKinniss will be entitled to purchase from Holding, on the same terms and conditions, as the proposed issuance of equity securities to the affiliated fund entities such number of additional equity securities as is necessary to maintain the percentage interest in the Holding’s capital stock owned by McKinniss prior to the proposed issuance of securities to funds affiliated with Spell Capital. In the event Mr. McKinniss has a cash offer from a third party to purchase all of his shares in Holding, Mr. McKinniss must provide a notice to other stockholders of Holding, upon which they will be entitled to exercise their right of first refusal with respect to Mr. McKinniss shares. In the event that the holders of more than 51% of the outstanding shares of Holding elect to sell their shares to a third party, the remaining shareholders may be compelled by the selling shareholders to sell their shares on the same terms and conditions.

Upon the sale of all or substantially all of the Holding’s assets, stock or a merger transaction resulting in the shareholders receiving cash, or marketable securities in exchange for their shares of Holding capital stock, the aggregate proceeds from such transaction will be allocated among the shareholders as follows:

•  proceeds up to $18,814,274 shall be allocated 46.85% to McKinniss and 53.15% to the shareholders other than McKinniss pro rata based on share ownership; and

•  all proceeds in excess of $18,814,274 shall be allocated 25% to McKinniss and 75% to the remaining shareholders pro rata based on share ownership.

The foregoing allocation was negotiated by Mr. McKinniss so that, in the event of a sale of RMI to a third party in the future, for at least $18,814,274, the aggregate total proceeds he would receive from the sale of his shares in the merger and from the subsequent sale would be equivalent to at least $3.00 for each of his existing shares of RMI, and that in the event of a sale for less than $18,814,274, the proceeds from that subsequent sale would be shared by Mr. McKinniss on substantially the same basis as his current percentage ownership of RMI.

In addition, at any time during the one-year period commencing on the fifth anniversary of the effective date, Mr. McKinniss may deliver in writing to Holding a request that Holding redeem from McKinniss the shares then owned by him for a redemption price per share, payable in cash, equal to the greater of: (i) $2.25 per share (adjusted for any share split, dividend or combination effected by Holding subsequent to the effective date); or (ii) the amount derived by application of the following formula:

•  [(trailing 12-month Corporation EBITDA (×) 6) (+) Holding Cash (-) Holding Funded Debt]

divided by:

•  total issued and outstanding shares of Holding’s capital stock (determined on a fully diluted basis) on date redemption request is delivered to Holding.

At the time Holding receives such redemption request, it can: (i) purchase all shares owned by McKinniss at the redemption price per share described above; (ii) undertake an effort to sell Holding to a third party; or (iii) reject Mr. McKinniss’ request without undertaking the sale of Holding. In the event Holding elects option (iii) above, Mr. McKinniss will be entitled to purchase all shares of Holding not owned by him at the redemption price per share described above or wait for an additional two years and deliver another redemption request at that time. Mr. McKinniss will also have the right to present another redemption request in two years if Holding elects option (ii) and cannot effect a sale within nine months. If Mr. McKinniss elects to deliver another redemption request in two years, Holding will have the same three options described above, following which the buy-sell provisions will terminate.

The shareholders’ agreement also provides that so long as Mr. McKinniss owns all of the shares of Holding he will receive for contributing to Holding shares of Common Stock of the Company or at least 15% of the outstanding shares of Holding, the Spell Capital private equity funds will vote their shares of Holding in favor of Mr. McKinniss and one other nominee of Mr. McKinniss reasonably acceptable to Spell Capital as director, of Holding. A majority of the directors of Holding will be elected by the Spell Capital private equity funds.

Employment Agreements

RMI is a party to employment agreements with Mr. McKinniss, Douglas W. Russell, RMI’s Chief Financial Officer, and Ms. Dawn Whitney, Vice President of Performance Management. Except for the proposed agreement with Mr. McKinniss discussed below, there are currently no plans, proposals or negotiations that relate to, or would result in, a change in the terms of these employment agreements. Each of these employment agreements was entered into prior to, and not in anticipation of, the negotiation of the merger.

At the closing of the merger, Mr. McKinniss will enter into an employment agreement with RMI for a one year term. Pursuant to his employment agreement, Mr. McKinniss will serve as Company’s President and Chief Executive Officer and will receive a base salary equal to $250,000 per annum, a monthly automobile allowance of $550, and be able to participate in any and all health and other benefit plans and programs maintained by the Company for its employees. In addition, Mr. McKinniss will be entitled to earn up to 30% of his annual base salary in a cash bonus, based upon the Company’s attainment of financial performance objectives. Mr. McKinniss also agreed that for 18-months after the termination of his employment with the Company, he will not without the Company’s prior written consent, engage in any activity or act in any manner, for the purpose of establishing, operating or managing any business or entity that is engaged in competition with the Company. The compensation payable to Mr. McKinniss under this employment agreement is less than under his current employment agreement which expires in June 30, 2007.

Special Committee Compensation

The Board of Directors resolved to pay to the members of the Special Committee fee of approximately $7,506 for their services as the members of the Special Committee, based on a predetermined hourly fee. Members of the Special Committee have not and will not receive any compensation that is contingent on the signing of the Merger Agreement or the consummation of the transactions contemplated thereby.

Financial Advisory Fees

On August 29, 2006, RMI entered into a letter agreement with Berman Capital, LLC that provides for a payment of up to $352,480 upon successful completion of the merger. Mr. Berman is sole owner of Berman Capital, LLC, and therefore, will determine the distribution of the fee paid to Berman Capital.

MERGER FINANCING

The estimated total amount of funds necessary to consummate the merger and the related transactions will be approximately $31 million, consisting of: (1) approximately $27 million to fund the payment of the merger consideration and payments in respect of the cancellation of outstanding stock options; (2) approximately $2 million to repay certain existing indebtedness of RMI; and (3) approximately $2 million to pay transaction fees and expenses.

It is anticipated that these funds will be obtained from equity and debt financings as follows:

•  Mr. McKinniss has agreed to contribute 25 percent of the outstanding RMI common stock to Holding in exchange for an equal interest in the equity securities of Holding pursuant to a Voting and Exchange Agreement between Holding and Mr. McKinniss subject to the terms and conditions set forth therein;

•  private equity funds managed by Spell Capital and other investors are expected to contribute equity capital of approximately $10 million; and

•  Holding anticipates raising approximately $21 million through a combination of senior secured term and revolving credit, and mezzanine debt financing.

Private Equity Fund Equity

Holding anticipates the receipt of approximately $8 million of equity capital from Spell Capital Partners Fund III, LP (“Spell Fund III”) and Spell Capital Partners Fund III for Qualified Purchasers, LP (“Spell Fund III QP”) (collectively, the “Spell Funds”) and approximately $2 million in equity capital from other investors. Spell Fund III, which has partner capital commitments aggregating $21 million, is comprised of approximately 100 accredited investors, each of whom has a net worth of at least $1 million and/or annual income of at least $200,000. Spell Fund III QP, which has partner capital commitments aggregating $34 million, is comprised of approximately 85 investors, each of whom satisfies the qualified purchaser requirement of possessing net investments of not less than $5 million. Each Spell Fund limited partner is contractually obligated to contribute to the appropriate Spell Fund up to the full amount of the limited partner’s capital commitment on not less than 30 days prior written notice from the Spell Funds’ general partner. The partnership agreements governing the Spell Funds contain provisions authorizing the general partner to impose the following penalties upon a limited partner who fails to fund the limited partner’s capital commitment when called by the general partner: (i)  forfeiture of capital previously contributed; (ii) forfeiture of any increase or realized gain allocated to the limited partner’s capital account; (iii) removal of the limited partner from the applicable Spell Fund; (iv) forfeiture of the right to distributions from the Spell Fund; and forfeiture of all other rights under the partnership agreement. No Spell Fund investor has advised the Spell Fund general partner of any financial, legal or other restriction or impediment to the investor’s funding of his, her or its capital commitment obligation in connection with the closing of the merger. Each of the other investors referred to above will be an accredited investor (possessing a net worth of at least $1 million and/or annual income of at least $200,000) who will execute, prior to the Special Meeting, a binding subscription agreement obligating the investor to fund its subscription at the merger closing.

Debt Financing

Holding has received a lending term sheet from Wells Fargo Bank setting forth proposed terms of senior credit facilities, a revolving credit facility and a mezzanine loan facility. As is customary with private equity fund acquisition transactions, Holding does not expect to enter into definitive financing agreements prior to the closing of the merger transaction. Following the closing of the merger, definitive financing agreements will be filed as exhibits to RMI’s Schedule 13E-3. This proxy statement does not include a description of the business, properties or legal proceedings of Holding or MergerCo, nor does it include their respective financial statements, because each of Holding and MergerCo is a newly formed entity organized solely for purposes of the merger transaction and neither entity has any assets, liabilities, revenues or expenses.

The term sheet does not include a description of all of the terms, conditions and other provisions to be contained in definitive agreements documenting the respective credit facilities. The following are the anticipated material terms of the credit facilities as described in the term sheet:

Security

All of Holding’s existing and after acquired property, including the assets of Rotonics, will secure Holding’s obligations under the credit facilities.

Senior Credit Facilities

The Senior Credit Facilities will consist of both a Senior Term Loan A Facility and a Senior Term Loan B Facility. The Senior Term Loan A Facility will have an original principal amount of $7,500,000 and a five-year term. Quarterly principal payments will be required in the following amounts:

Year	Quarterly Principal Payments
1	$250,000
2	$275,000
3	$300,000
4	$325,000
5		(1)

(1)   Quarterly principal payments of $350,000 are required in quarters one through three, and a final principal payment of $1,850,000 is due at the end of quarter four.

The Senior Term Loan B Facility will have an original principal amount of $5,000,000 and a five-year term. Quarterly principal payments in the amount of $12,500 (each) will be required until the final payment due in the amount of $4,762,500.

The Senior Term Loan A Facility will initially bear interest, at Holding’s option, at either: (i) the lender’s then prime commercial lending (“Base”) rate plus 2.00 percent; or (ii) the London Interbank Offered Rate (“LIBOR”) plus 3.00 percent. The Senior Term Loan B Facility will initially bear interest, at Holding’s option, at either: (i) the lender’s then Base rate plus 2.25 percent; or (ii) LIBOR plus 3.25 percent. Following December 31, 2006, the margins above Base and LIBOR stated above will be subject to adjustment in accordance with a leverage-based pricing grid to be agreed upon by the lender and borrower. Interest payments shall be due monthly for both the Senior Term Loan A and B Facilities.

Revolving Credit Facility

The revolving credit facility will have a maximum borrowing capacity of $10,000,000, of which up to $6,200,000 will be available for use on the closing date for the merger transaction. The revolving credit facility will have a term of five years. Amounts available for borrowing under the revolving credit facility will be determined pursuant to a borrowing base formula with reference to accounts receivable and inventories.

The revolving credit facility will bear interest, at Holding’s option, at either: (i) the lender’s then Base rate plus 1.75 percent; or (ii) LIBOR plus 2.75 percent. Interest payments shall be due monthly on the revolving credit facility.

Mezzanine Loan Facility

The mezzanine loan facility will be issued in the amount of $2,000,000 and a term of five years. The entire outstanding principal balance will be due on the date of maturity.

Amounts outstanding under the mezzanine loan facility will bear interest at either: (i) the lender’s announced prime commercial lending rate plus three percent per annum, payable monthly, plus deferred interest (payable upon maturity) at 3.75 percent per annum; or (ii) 11.5 percent per annum, payable monthly, plus deferred interest (payable upon maturity) at 3.75 percent per annum.

Voluntary Prepayments

Each of the credit facilities may be prepaid at the option of Holding. No prepayment penalty will apply except in connection with a prepayment of the mezzanine loan facility in the fourth year following the closing of the merger and only if Holding has elected to determine interest pursuant to option (ii) described above, in which event a penalty equal to one percent of the balance prepaid will apply.

Mandatory Prepayments

Amounts outstanding under the senior term loans and the revolving credit facility are subject to mandatory prepayment equal to 100 percent of proceeds from any asset dispositions or new borrowings, 50 percent of proceeds from the issuance of Holding equity securities and 50 percent of “Excess Cash Flow,” a term to be defined in the definitive loan agreements.

Conditions Precedent to Closing

The term sheet lists certain conditions precluded to be satisfied prior to the closing and funding of the credit facilities, including satisfactory completion of the Prospective Lender’s due diligence, no material adverse change in the condition of Rotonics, and Holding’s satisfaction of certain profitability and maximum debt standards.

Repayment of Debt Financing

Each of the proposed credit facilities described above has a maturity date of five years from the closing of the merger transaction and the Senior Term Loans require substantial principal payments throughout their loan terms. Holding is confident that interim principal and interest payment requirements will be satisfied through cash flows generated by Rotonics’ operations. Holding also believes that balloon payments due at the maturity of the credit facilities will be satisfied through a combination of funds made available through positive cash flows and debt refinancing sources.

ESTIMATED FEES AND EXPENSES OF THE MERGER

Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. Under certain circumstances described in “The Merger Agreement—Termination Fee and Expense Reimbursement”, RMI could be required to pay Holding $1,500,000 as a termination fee or up to $500,000 in reimbursement of the out-of-pocket expenses of Holding and MergerCo incurred in connection with the merger. Fees and expenses RMI with respect to the merger are estimated at this time to be as follows:

Description	Amount
(In thousands)
SEC filing fee	$3,772
Legal fees and expenses	205,000
Directors and officers insurance	30,000
Financial advisors’ fees and expenses	480,000
Special committee fees and expenses	7,500
Printing and mailing costs	32,500
Miscellaneous expenses	10,000
Total expenses:	$768,772

These expenses will not reduce the merger consideration to be received by RMI’s stockholders.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion sets forth the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of RMI’s common stock (including holders exercising appraisal rights). This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under the alternative minimum tax regime. This discussion is based on the Internal Revenue Code of 1986, as amended (referred to as the Code), the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect and available on the date of this proxy statement, any of which may change, possibly retroactively. Such a change could affect the continuing validity of this discussion. No ruling has been requested from the Internal Revenue Service with respect to the statements made and conclusions reached in the discussion below, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of RMI common stock who for U.S. federal income tax purposes is: (i) a citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof; (iii) a trust that: (a) is subject to: (1) the primary supervision of a court within the United States; and (2) the authority of one or more United States persons to control all of its substantial decisions; or (b) has a valid election in place to be treated as a United States person; or (iv) an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds RMI common stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership Holding RMI common stock, you should consult your tax advisors.

This discussion assumes that you, as a U.S. holder, hold your shares of RMI common stock as capital assets within the meaning of the Code and may not apply to shares of common stock acquired pursuant to the exercise of employee stock options or other compensation arrangements. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are a financial institution, a tax-exempt organization, an S corporation or other pass-through entity, an insurance company, a mutual fund, a dealer in stocks and securities, or foreign currencies, a trader in securities who elects the mark-to-market method of tax accounting, a holder of RMI common stock that is not a U.S. holder, certain expatriates or a person that has a functional currency other than the U.S. dollar, or a holder of RMI common stock who holds RMI common stock as part of a hedge against currency risk, a straddle or a constructive sale or a conversion transaction. In addition, this discussion is not applicable to a holder of RMI common stock who contributed such stock to Holding in exchange for Holding stock in connection with the merger.

HOLDERS OF RMI’S COMMON STOCK SHOULD CONSULT THEIR INDIVIDUAL TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

Consequences of the Merger

The receipt of cash in exchange for shares of RMI common stock pursuant to the merger or upon exercise of appraisal rights will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder who receives cash in exchange for such holder’s RMI common stock will generally recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares exchanged. Gain or loss will be determined separately for each block of shares exchanged. Such gain or loss will be long-term capital gain or loss if the holder’s Holding period for the RMI common stock exceeds one year at the time of the merger. Long-term capital gains of non-corporate taxpayers are generally taxed at a maximum federal income tax rate of 15%. Capital gains recognized by corporate taxpayers are subject to tax at the normal rates applicable to corporations. In general, capital losses are only deductible against capital gains and are not available to offset ordinary income; however, individual taxpayers are allowed to offset a limited amount of capital losses against ordinary income.

The receipt of cash in exchange for RMI common stock pursuant to the merger may also be a taxable transaction under applicable state, local, foreign and other tax laws. RMI will not recognize gain or loss for tax purposes solely as a result of the merger.

Backup Withholding

Holders of RMI’s common stock may be subject to information reporting and backup withholding on any cash payments received. You will not be subject to backup withholding, however, if you: (i) furnish a correct taxpayer identification number and certify that you are a U.S. person (including a U.S. resident alien) not subject to backup withholding on the substitute Form W-9 you will receive; (ii) are a corporation and, when required, demonstrate that fact and otherwise comply with applicable requirements of the backup withholding rules; or (iii) otherwise establish that you are exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided you furnish the required information to the Internal Revenue Service. The backup withholding rate is currently 28%.

THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT UPON, THE INDIVIDUAL CIRCUMSTANCES OF HOLDERS OF RMI’S COMMON STOCK. MOREOVER, IT DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO HOLDERS OF RMI’S COMMON STOCK WILL DEPEND ON THE FACTS OF THEIR PARTICULAR SITUATION. ACCORDINGLY, WE STRONGLY URGE HOLDERS OF RMI’S COMMON STOCK TO CONSULT WITH THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO THEM AS A RESULT OF THE MERGER.

LITIGATION CHALLENGING THE MERGER

On September 13, 2006, following the announcement of the Merger Agreement on August 30, 2006, a person alleging that he is a stockholder of RMI filed a putative class action lawsuit, Robert Corwin, on behalf of himself and all others similarly situated v. Sherman McKinniss, et al., Case No. BC358501, challenging aspects of the proposed Merger. The lawsuit, filed in the Superior Court of California, County of Los Angeles, names RMI and eight officers and directors of the Company, together with Holding and Spell Capital, as defendants. Plaintiff asserts a cause of action for breach of fiduciary duty and self-dealing, and a cause of action of aiding and abetting breach of fiduciary duty. In the complaint, plaintiff alleges generally that the proposed Merger resulted from unfair dealing and the merger consideration of $3.00 was an inadequate purchase price.

The complaint seeks certification as a class action and various forms of declaratory, injunctive and an unspecified amount of monetary relief, including an injunction against consummation of the merger or, in the alternative, rescission of the transaction and imposition of a constructive trust.

The defendants deny any wrongdoing, and believe that the action is without merit. The plaintiff and the defendants have executed a written settlement agreement that was presented to the court for approval. The settlement requires a change to the stockholder voting requirement to approve the Merger and expanded disclosures regarding the factual background of the Merger, which are reflected in this Proxy

Statement. Defendants agreed not to oppose a request for attorneys’ fees and reimbursement of expenses in an amount not exceeding $160,000. Defendants expect RMI’s directors’ and officers’ insurance carrier to pay that amount.  The parties to the litigation have filed a joint motion for approval of the settlement, supported by a detailed stipulation that all parties have signed.  The motion and the stipulation are on file with Department 323 of the court, which is located at 600 South Commonwealth Avenue, Los Angeles, California, and are available for public review.

APPRAISAL RIGHTS

Under Section 262 of the Delaware General Corporation Law, referred to as the “DGCL”, any holder of common stock who does not wish to accept $3.00 per share in cash for the stockholder’s shares of common stock may exercise appraisal rights under the DGCL and elect to have the fair value of the stockholder’s shares of common stock on the date of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the holder in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL.

The following discussion includes the material information pertaining to appraisal rights under the DGCL. The full text of Section 262 is provided in its entirety as Appendix C to this proxy statement for your reference. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of common stock as to which appraisal rights are asserted. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

Under Section 262, where a proposed merger is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in that notice a copy of Section 262. This proxy statement constitutes that notice to stockholders, and the applicable statutory provisions of the DGCL are attached to this proxy statement as Appendix C. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve that right should review carefully the following discussion and Appendix C to this proxy statement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, RMI believes that stockholders who consider exercising such appraisal rights should seek the advice of counsel, which counsel or other appraisal services will not be paid for by RMI. FAILURE TO COMPLY WITH THE PROCEDURES SPECIFIED IN SECTION 262 TIMELY AND PROPERLY WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

Filing Written Demand

Any stockholder wishing to exercise the right to demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

•     as more fully described below, the stockholder must deliver to RMI a written demand for appraisal of the stockholder’s shares before the vote on the Merger Agreement and the merger at the special meeting, which demand must reasonably inform RMI of the identity of the stockholder and that the stockholder intends to demand the appraisal of the stockholder’s shares;

•     the stockholder must not vote the stockholder’s shares of common stock in favor of the Merger Agreement and the merger at the special meeting; and, as a result, a stockholder who submits a proxy and wishes to exercise appraisal rights must vote against the Merger Agreement and the merger or abstain from voting on the Merger Agreement and the merger, because a proxy that does not contain voting instructions will, unless, revoked, be voted in favor of the Merger Agreement and the merger; and

•  the stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger; a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares before the effective time of the merger, will lose any right to appraisal in respect of those shares.

The written demand for appraisal must be in addition to and separate from any proxy or vote. None of voting (in person or by proxy) against, abstaining from voting or failing to vote on the proposed Merger Agreement and the merger will constitute a written demand for appraisal within the meaning of Section 262.

Only a stockholder of record of shares of common stock issued and outstanding immediately before the effective time of the merger is entitled to assert appraisal rights for the shares of common stock registered in that stockholder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the applicable stock certificates, should specify the stockholder’s name and mailing address, the number of shares of common stock owned and that the stockholder intends to demand appraisal of the stockholder’s common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more other beneficial owners while not exercising appraisal rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS ARE URGED TO CONSULT WITH THEIR BROKERS TO DETERMINE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY THE NOMINEE.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective time of the merger).

Any stockholder may withdraw its demand for appraisal and, assuming the merger is consummated, accept $3.00 per share by delivering to RMI a written withdrawal of the stockholder’s demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a stockholder’s request to withdraw a demand for appraisal when that approval is requested, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than $3.00 per share.

A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to Rotonics Manufacturing Inc., 17022 South Figueroa Street, Gardena, California 90248, Attention: Secretary.

Notice By RMI

Within 10 days after the effective time of the merger, the surviving corporation must send a notice as to the effectiveness of the merger to each former stockholder of RMI who: (1) has made a written demand for appraisal in accordance with Section 262; and (2) has not voted to adopt, nor consented to, the Merger Agreement and the merger. Under the Merger Agreement, RMI has agreed to give Holding notice of any demands for appraisal received by RMI.

Within 120 days after the effective time of the merger, any former stockholder of RMI who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail that statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

Filing a Petition for Appraisal

Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of common stock held by all such stockholders. RMI is under no obligation, and has no present intent, to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time and the manner prescribed in Section 262. Inasmuch as RMI has no obligation to file such a petition, the failure of a stockholder to do so within the time specified could nullify the stockholder’s previous written demand for appraisal.

A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to the surviving corporation, which will then be obligated within 20 days to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to those stockholders, the Delaware Court of Chancery may conduct a hearing on the petition to determine which stockholders have become entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

Determination of Fair Value

After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE LESS THAN, EQUAL TO OR MORE THAN THE $3.00 PER SHARE THEY WOULD RECEIVE UNDER THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES.

STOCKHOLDERS SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company”. The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation”. Furthermore, the court may consider “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation”.

The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a dissenting stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal.

ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE APPRAISAL RIGHTS. FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL MAY RESULT IN THE LOSS OF A STOCKHOLDER’S STATUTORY APPRAISAL RIGHTS.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement includes and incorporates by reference statements that are not historical facts. These forward-looking statements are based on RMI’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements include the information concerning possible or assumed future results of operations and also include those preceded or followed by words such as “anticipates”, “believes”, “thinks”, “could”, “estimates”, “expects”, “intends”, “may”, “should”, “plans”, “targets” and/or similar expressions. RMI believes that it is important to communicate management’s expectations to stockholders. However, there may be events in the future that cannot be accurately predicted or over which RMI has no control. Stockholders should be aware that the occurrence of the events described in these risk factors and elsewhere in this proxy statement could have a material adverse effect on RMI’s business, operating results and financial condition. Examples of these risks include without limitation:

•  RMI’s ability to be profitable;

•  RMI’s sales and operating results;

•  costs and charges related to the merger;

•  failure to obtain required stockholder approval for the merger;

•  failure of Holding to obtain financing necessary to consummate the merger;

•  the risk that the Merger Agreement could be terminated under circumstances that would require RMI to pay a fee of $1.5 million or reimburse Holding’s expenses up to a maximum of $500,000;

•  the merger not closing for any other reason; and

•  other factors disclosed in RMI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, and in other reports filed by RMI from time to time with the SEC.

The forward-looking statements are not guarantees of future performance, events or circumstances, and actual results may differ materially from those contemplated by the forward-looking statements.

Except to the extent required under the federal securities laws, RMI does not intend to update or revise the forward-looking statements to reflect circumstances arising after the date of the preparation of the forward-looking statements.

The forward-looking statements contained in this proxy statement are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended.

RMI’S SELECTED HISTORICAL FINANCIAL DATA

RMI’s selected historical financial data presented below as of and for each of the five fiscal years during the period ended June 30, 2006 are derived from RMI’s audited financial statements. The following selected historical financial data should be read in conjunction with RMI financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in RMI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, which is incorporated by reference in this proxy statement.

Rotonics Manufacturing Inc
Summarized Historical Financial Information
Fiscal Year Ended June 30,
(In thousands)

						THREE MONTHS ENDED
						SEPTEMBER 30,
	2002	2003	2004	2005	2006	2005	2006
	(IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
CURRENT ASSETS	$12,043	$11,440	$12,981	$13,158	$14,021	$13,785	$14,471
NONCURRENT ASSETS	$15,799	$15,010	$14,371	$13,432	$13,186	$13,168	$12,835
CURRENT LIABILITIES	$4,559	$4,711	$5,224	$4,585	$3,232	$4,853	$3,647
NONCURRENT LIABILITIES	$6,503	$4,789	$4,951	$3,705	$4,091	$3,118	$3,387
STATEMENT OF OPERATIONS DATA:
REVENUES	$37,973	$35,972	$40,333	$45,132	$48,051	$12,500	$12,653
OPERATING EXPENSES:
COST OF GOODS SOLD	27,766	26,927	31,141	35,190	37,731	9,550	9,993
SELLING, GENERAL AND ADMINISTRATIVE	7,541	7,069	6,888	7,089	7,172	1,765	1,759
MERGER COSTS	—	—	—	—	—	—	263
TOTAL OPERATING EXPENSES	35,307	33,996	38,029	42,279	44,903	11,315	12,015
INCOME FROM OPERATIONS	2,666	1,976	2,304	2,853	3,148	1,185	638
OTHER INCOME/(EXPENSE):
INTEREST EXPENSE, NET	(464)	(266)	(212)	(197)	(138)	(30)	(27)
OTHER INCOME, NET	154	124	111	233	254	48	24
TOTAL OTHER INCOME/(EXPENSE)	(310)	(142)	(101)	36	116	18	(3)
INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE FOR GOODWILL	2,356	1,834	2,203	2,889	3,264	1,203	635
INCOME TAX PROVISION	(947)	(677)	(899)	(1,119)	(1,185)	(460)	(246)
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE FOR GOODWILL	1,409	1,157	1,304	1,770	2,079	743	389
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE FOR GOODWILL	(4,106)	—	—	—	—	—	—
NET INCOME/(LOSS)	$(2,697)	$1,157	$1,304	$1,770	$2,079	$743	$389
NET INCOME/(LOSS) PER COMMON SHARE:
BASIC AND DILUTED
INCOME BEFORE ACCOUNTING CHANGE	$0.11	$0.09	$0.11	$0.15	$0.18	$0.06	$0.03
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE FOR GOODWILL	(0.32)	—	—	—	—	—	—
NET INCOME/(LOSS)	$(0.21)	$0.09	$0.11	$0.15	$0.18	$0.06	$0.03
WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	12,758,828	12,486,038	12,155,548	11,965,167	11,831,914	11,937,036	11,752,265
DILUTED	12,758,828	12,498,671	12,156,663	11,965,167	11,831,914	11,937,036	11,752,265

RMI’s book value per share of common stock was $1.72 at September 30, 2006.

ROTONICS MANUFACTURING INC.
EARNINGS TO FIXED CHARGES

						THREE
						MONTHS
						ENDED
	FISCAL YEAR ENDED JUNE 30,					SEPT. 30,
	2002	2003	2004	2005	2006	2006
FIXED CHARGES:
INTEREST	$464,100	$266,000	$211,800	$196,900	$138,400	$27,400
ESTIMATE OF INTEREST INCLUDED IN RENTAL EXPENSE	4,900	5,300	4,000	3,900	3,400	1,300
	$469,000	$271,300	$215,800	$200,800	$141,800	$28,700
EARNINGS:
EARNINGS BEFORE INCOME TAXES	$2,355,900	$1,834,000	$2,202,700	$2,889,200	$3,263,800	$634,800
FIXED CHARGES	469,000	271,300	215,800	200,800	141,800	28,700
	$2,824,900	$2,105,300	$2,418,500	$3,090,000	$3,405,600	$663,500
RATIO OF EARNINGS TO FIXED CHARGES	6.0 TO 1	7.8 TO 1	11.2 TO 1	15.4 TO 1	24.0 TO 1	23.1 TO 1

TRADING MARKETS AND MARKET PRICE

Shares of RMI’s common stock are listed and traded on the American Stock Exchange under the symbol “RMI”. The following table shows, for the periods indicated, the reported high and low sale prices per share on the American Stock Exchange for RMI’s common stock.

	High	Low
FISCAL YEAR ENDED JUNE 30, 2004
First Quarter	$1.71	$1.25
Second Quarter	1.70	1.32
Third Quarter	1.60	1.27
Fourth Quarter	1.90	1.38
FISCAL YEAR ENDED JUNE 30, 2005
First Quarter	$2.62	$1.60
Second Quarter	3.50	1.85
Third Quarter	5.49	2.99
Fourth Quarter	5.30	2.41
FISCAL YEAR ENDED JUNE 30, 2006
First Quarter	$3.67	$2.30
Second Quarter	2.94	2.40
Third Quarter	3.26	2.69
Fourth Quarter	3.50	2.34
FISCAL YEAR ENDED JUNE 30, 2007
First Quarter	$3.00	$2.40
Second Quarter (through December 20, 2006)	2.94	2.75

On August 29, 2006, the day of the execution of the Merger Agreement, the closing price per share of RMI’s common stock as reported on the AMEX was $2.50 per share. On December 20, 2006, the last practicable trading day for which information was available prior to the date of the first mailing of this proxy statement, the closing price per share of RMI’s common stock as reported on the AMEX was $2.90, and there were 11,752,265 shares of common stock outstanding. Stockholders should obtain a current market quotation for RMI’s common stock before making any decision with respect to the merger. On December 15, 2006, the record date, there were approximately 4,068 holders of record of RMI’s common stock.

RMI declared and paid cash dividends on its common stock of $0.05 per share in 2003, 2004 and 2005. It did not declare or pay a cash dividend on its common stock in 2006 and does not plan to pay any cash dividends in the foreseeable future. In addition, under the Merger Agreement, RMI has agreed not to pay any cash dividends on its common stock before the closing of the merger.

THE SPECIAL MEETING

GENERAL

The enclosed proxy card is solicited on behalf of the Board of Directors of RMI for use at a special meeting of stockholders to be held on January 26, 2007, at 10:00 a.m. local time, or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at 17022 South Figueroa Street, Gardena, California 90248. This proxy statement and accompanying proxy card was mailed to all stockholders entitled to vote at the special meeting on or about December 27, 2006.

At the special meeting, the stockholders of RMI are being asked to consider and vote upon a proposal to adopt the Merger Agreement and to approve any adjournment of the special meeting solely for the purpose of soliciting additional proxies in favor of voting to adopt the Merger Agreement, if necessary. Under the Merger Agreement, MergerCo will merge with and into RMI, and each issued and outstanding share of RMI’s common stock (other than shares of RMI’s common stock contributed by Mr. McKinniss to Holding immediately prior to the effective time of the merger, shares of RMI’s common stock held by RMI or any of its subsidiaries, and shares held by RMI’s stockholders who perfect their appraisal rights under Delaware law) will be converted into the right to receive $3.00 in cash without interest less applicable withholding taxes. Upon completion of the merger, RMI will remain as the surviving corporation and will be a wholly-owned subsidiary of Holding.

RMI does not expect a vote to be taken on any other matters at the special meeting. However, if any other matters are properly presented at the special meeting for consideration, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

RECORD DATE AND VOTING INFORMATION

Only holders of record of common stock at the close of business on December 15, 2006 are entitled to notice of and to vote at the special meeting. At the close of business on December 15, 2006, there were 11,752,265 shares of RMI’s common stock outstanding and entitled to vote. A list of RMI’s stockholders will be available for review at RMI’s executive offices during regular business hours for a period of 10 days before the special meeting. Each holder of record of common stock on the record date will be entitled to one vote for each share held. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of RMI’s common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in street name for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the adoption of non-routine matters, such as the Merger Agreement; proxies submitted without a vote by the brokers on these matters are referred to as broker non-votes. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

The Merger Agreement provides that the affirmative vote of the holders of at least a majority of the outstanding shares of RMI’s common stock is required to adopt the Merger Agreement. In addition, the holders of a majority of the Company’s common stock not owned directly by Mr. McKinniss that are present in person or represented by a proxy and voting at the Special Meeting must vote in favor of the adoption of the Merger Agreement. Accordingly, proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote “AGAINST” adoption of the Merger Agreement.

Stockholders who do not vote in favor of adoption of the Merger Agreement, and who otherwise comply with the applicable statutory procedures of the Delaware General Corporation Law summarized elsewhere in this proxy statement, including in Appendix C of this proxy statement, will be entitled to seek appraisal of the value of their RMI common stock as set forth in Section 262 of the Delaware General Corporation Law. See “Special Factors—Appraisal Rights”.

PROXIES; REVOCATION

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of RMI at the Company’s executive offices located at 17022 South Figueroa Street, Gardena, California 90248, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. Furthermore, if a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the special meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder’s name.

EXPENSES OF PROXY SOLICITATION

RMI will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to these beneficial owners. RMI may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, telegram or personal solicitation by directors, officers or other regular employees of RMI. No additional compensation will be paid to RMI’s directors, officers or other regular employees for their services.

ADJOURNMENTS

Although it is not expected, the special meeting may be adjourned for the purpose of soliciting additional proxies in favor of voting to adopt the Merger Agreement, if necessary. Any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the outstanding shares of RMI’s common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. RMI is soliciting proxies to vote in favor of adjournment of the special meeting.

THE BOARD OF DIRECTORS, RECOMMENDS THAT RMI’S STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, IN ORDER TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF PROPOSAL 1.

PLEASE DO NOT SEND IN STOCK CERTIFICATES AT THIS TIME. IN THE EVENT THE MERGER IS COMPLETED, RMI WILL DISTRIBUTE WRITTEN INSTRUCTIONS REGARDING THE PROCEDURES FOR EXCHANGING EXISTING RMI STOCK CERTIFICATES FOR THE $3.00 PER SHARE MERGER CONSIDERATION.

THE PARTICIPANTS

Rotonics Manufacturing Inc.
17022 South Figueroa Street
Gardena, California 90248
(310) 538-4923

RMI currently has nine manufacturing locations which manufacture a variety of plastic products for commercial, agricultural, pharmaceutical, governmental, building, medical waste, refuse, retail, recreation, marine, healthcare and residential use, as well as a vast number of custom plastic products for a variety of industries, utilizing the rotonically molding process and, on a smaller scale; injection molding and dip molding processes. Rotonically molding is a process for molding plastic resin by rotating a mold in a heated environment, while the plastic resin powder placed inside the mold melts and evenly coats the inner wall of the mold. The injection molding process varies in that the plastic resin is first heated to a molten state and then injected under pressure into a mold. The rotonically molding process has been used for many years and has continued to grow in recent years as a result of the development of new resins. These new resins allow rotonically molded items to compete with more traditional materials such as carbon, fiberglass, and stainless steel, especially in the fabrication of large, lightweight, one-piece molded items, such as storage tanks and polysteel light poles. Rotonically molding is a particularly advantageous process for users of molded plastic products who may want to test different prototypes, or who do not require sufficient numbers of such products to justify a more expensive manufacturing process. The Company’s products include various types of storage tanks, bin lids, refuse containers for automated removal, medical waste containers, agricultural/livestock products, kayaks, outdoor polysteel lamp posts, furniture, planters, and other rotonically molded items.

The Company purchases resin from nine major suppliers in the U.S. and Canada. There are 14 additional suppliers of lesser significance. Since the majority of the resin used in the manufacturing process is a polyethylene derived from natural gas, resin price is not directly related to the price for petrochemicals, and until recent years, has not generally been subject to volatile fluctuations that are often experienced by the petroleum industry. However, since June 2005 until August 2006, raw material prices per pound have increased 43%. In addition, natural gas costs increased approximately $300,000 during fiscal year 2006 over 2005.

The Company holds several patents on storage containers used for pharmaceutical, commercial and residential applications that expire through the year 2010. Although the Company has been able to capture its share of these niche markets and expects to see continued growth, no one patent or groups of patents is considered material to the business as a whole.

Competition for the Company’s products is governed by geography and region, since large capacity tanks and bulky hollow products are expensive to ship long distances and, as such, any prospective competitor is constrained by shipping costs. There are numerous single-location, as well as a growing trend to structure multi-location, rotonically molding businesses throughout the United States. However, each of these businesses still competes in a geographic region, which is determined by customer demand within that region, a constraint inherent to the industry. The Company’s sales are usually not subject to large seasonal fluctuations as the business typically operates on significant backlogs with a diverse product mix. Peak season is usually experienced in the period from April through June. Historically, the quarter from January through March is the slowest production period of the year. The Company’s backlog was $4,368,900 and $4,421,100 as of June 30, 2006 and 2005, respectively. All of the backlog orders as of June 30, 2006 are expected to be filled during fiscal 2007.

The Company’s products are marketed through the in-house sales and engineering staff, various distributors and outside commission-based sales representatives. The Company continues to build a strong,

broad and diverse customer base, which covers a multitude of industries. Since fiscal 1991, no sales to any one single customer represented a material part of the Company’s business.

If the Merger Agreement is adopted by the requisite vote of RMI’s stockholders at the special meeting and the merger is completed, RMI will continue its operations following the merger as a private company. The predecessor to RMI was founded as an Illinois Corporation, and was reincorporated in Delaware in December 1986. Effective July 1, 1991, the Company merged with Rotonics Molding, Inc.—Chicago (“Rotonics”), with the Company being the surviving entity. Rotonics had operations in Itasca, Illinois; Deerfield, Wisconsin; Denver, Colorado; and Bartow, Florida. Rotonics was a privately held California Corporation, which was 52% owned by Mr. Sherman McKinniss. Mr. McKinniss became president and chief executive officer of the Company on August 12, 1991, and currently serves as the Company’s president, CEO and chairman of the board.

The Corporate office of RMI is located at 17022 South Figueroa Street Gardena, California 90248.

A more detailed description of RMI’s business and financial results is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 which is incorporated herein by reference. Unless explicitly stated otherwise, the information contained in the Form 10-K is as of September 25, 2006, the date of filing of the Form 10-K with the Securities and Exchange Commission, referred to as the SEC. See also “Where Stockholders Can Find More Information”. Information relating to the directors and executive officers of RMI is set forth in Appendix D to this proxy statement.

SHERMAN MCKINNISS
17022 SOUTH FIGUEROA STREET
GARDENA, CALIFORNIA 90248
(310) 538-4932

Mr. McKinniss is a natural person and a United States citizen. He is Chairman of the Board of Directors and Chief Executive Officer of RMI. Additional information about the foregoing individual is set forth in Appendix D to this proxy statement.

ROTONICS HOLDING CORPORATION and
RMI MINNESOTA CORPORATION
c/o SPELL CAPITAL PARTNERS, LLC
222 South Ninth Street
Suite 2880
Minneapolis, MN 55402

Rotonics Holding Corporation., referred to as Holding, is a Minnesota corporation newly formed by Spell Capital Partners, LLC. RMI Minnesota Corporation, referred to as MergerCo, is a Delaware corporation that is wholly owned by Holding. Both of Holding and MergerCo were formed solely for purposes of completing the merger and have not participated in any activities to date other than those incident to their formation and the transactions contemplated by the Merger Agreement. At the effective time of the merger, MergerCo will be merged with and into RMI, with RMI surviving as a wholly-owned subsidiary of Holding. Holding and MergerCo were incorporated in August 2006 in Minnesota and Delaware, respectively. Additional information about Holding and MergerCo and information about the directors and executive officers of Holding and MergerCo is set forth in Appendix E to this proxy statement.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Agreement and Plan of Merger, dated as of August 29, 2006, among Holding, MergerCo and RMI, as amended and restated on December 8, 2006, referred to as the Merger Agreement. The full text of the Merger Agreement is attached to this proxy statement as Appendix A for your information. Stockholders are urged to read the entire Merger Agreement.

THE MERGER

The Merger Agreement provides that, at the effective time of the merger, MergerCo, a wholly-owned subsidiary of Holding, will merge with and into RMI. Upon completion of the merger, MergerCo will cease to exist, and RMI will remain as the surviving corporation.

EFFECTIVE TIME OF THE MERGER

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, which time is referred to as the effective time of the merger. The certificate of merger will be filed on the closing date, which will be within two business days following the satisfaction or waiver of the conditions to closing of the merger set forth in the Merger Agreement, or at such other time as RMI, Holding and MergerCo shall agree.

CERTIFICATE OF INCORPORATION, BYLAWS AND DIRECTORS AND OFFICERS OF RMI AS THE SURVIVING CORPORATION

When the merger is completed:

•  the amended and restated certificate of incorporation of RMI will be amended in its entirety to read as the certificate of incorporation of MergerCo in effect immediately prior to the effective time of the merger except that the name of the surviving corporation will be “Rotonics Manufacturing Inc”.;

•  the bylaws of RMI will be amended in its entirety to read as the bylaws of MergerCo in effect immediately prior to the effective time of the merger; and

•  the directors of MergerCo, consisting of William Spell, Dobson West and Stephen Jones, will be duly elected or appointed as directors of RMI as the surviving corporation, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal, or as otherwise provided by law.

CONVERSION OF COMMON STOCK

At the effective time of the merger, by virtue of the merger, each share of RMI’s common stock outstanding immediately prior to the effective time will automatically be converted into and represent the right to receive $3.00 in cash (without interest), collectively referred to as the merger consideration, except for:

•  shares of RMI’s common stock held by Holding immediately prior to the effective time of the merger (all of which, immediately prior to the effective time, will automatically be converted into an equal number of shares of RMI as the surviving corporation); and

•  shares held by RMI’s stockholders who perfect their appraisal rights under Delaware law.

At the effective time of the merger, each share of common stock of MergerCo issued and outstanding immediately prior to the effective time will be cancelled without consideration therefor.

TRANSFER OF AND PAYMENT FOR SHARES

From and after the effective time of the merger, the holders of share certificates will cease to have any rights as a stockholder except as otherwise provided for in the Merger Agreement or by applicable law. After the effective time of the merger, any share certificates presented to the surviving corporation for transfer, other than: (1) shares of RMI’s common stock held by Holding; and (2) shares held by stockholders seeking appraisal rights, will be canceled and exchanged for the merger consideration.

At the effective time of the merger, Holding will deposit or cause to be deposited in trust with a paying agent reasonably acceptable to the parties the funds necessary to pay the merger consideration. A stockholder will be entitled to receive $3.00 per share only upon surrender to the paying agent of a share certificate, together with the executed letter of transmittal, duly completed in accordance with the instructions thereto.

At the effective time, the stock transfer books of RMI will be closed and no transfer of stock will be made thereafter, other than transfers that occurred prior to the effective time.

If a share certificate has been lost, stolen or destroyed, the holder of such share certificate is required to make an affidavit of that fact and to give to RMI, as the surviving corporation, a bond in such sum as RMI, as the surviving corporation, may direct or otherwise indemnify the surviving corporation against any claim that may be made against RMI, as the surviving corporation, with respect to such share certificate before any payment of the merger consideration will be made to such holder. No interest will be paid or will accrue on any merger consideration upon the surrender of any share certificate.

REPRESENTATIONS AND WARRANTIES

The Merger Agreement contains various representations and warranties made by RMI to Holding and MergerCo, subject to identified exceptions, including representations and warranties relating to:

•  the due organization, valid existence and good standing of RMI and each of its subsidiaries and the requisite corporate power and authority of RMI to own, lease and operate its properties and assets and to carry on its business as it is conducted;

•  the capitalization of RMI;

•  the corporate power and authorization to execute and deliver the Merger Agreement and other related documents and the execution, delivery, performance and enforceability of the Merger Agreement and other related documents;

•  required governmental consents or other third-party approvals to effect the transactions contemplated by the Merger Agreement;

•  the absence of any conflicts between the execution of, and consummation of the transactions contemplated by, the Merger Agreement, and RMI’s certificate of incorporation, bylaws, agreements, judgments and applicable laws;

•  the accuracy and completeness of the financial statements delivered by RMI to Holding

•  the absence of certain changes in RMI’s business, executive compensation, capitalization or accounting practices since June 30, 2006;

•  compliance with applicable federal, state, local, or foreign laws, rules, regulations or orders;

•  possession of permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from governmental entities necessary for the operation of the business;

•  the absence of any action, suit, proceeding or arbitration against RMI currently or in the past two years;

•  the completeness and accuracy of the material contracts of RMI made available to Holding;

•  matters relating to material employee benefit plans and employee compensation;

•  the filing of tax returns, payment of taxes and other tax matters;

•  the right to use, and absence of infringement of, intellectual property of RMI and other intellectual property matters;

•  the absence of undisclosed broker’s fees or finder’s fees or commissions;

•  the effectiveness of all RMI insurance policies disclosed to Holding;

•  the ownership by RMI free and clear of all encumbrances of all the properties and assets that it purports to own;

•  the rights of RMI to its real property;

•  employee relations and labor matters;

•  the completeness and accuracy of RMI’s accounts receivables as shown on the financial statements of RMI;

•  customers and customer relations;

•  the absence of agreements between RMI and any director, officer or major stockholder of RMI;

•  the completeness and accuracy of filings made by RMI with the SEC since June 30, 2003;

•  the absence of any guarantor or indemnitor obligations or liabilities on RMI; and

•  the completeness and accuracy of the inventories of RMI as disclosed to Holding.

The Merger Agreement also contains various representations and warranties by Holding and MergerCo to RMI, subject to identified exceptions, including representations and warranties relating to:

•  the due organization, valid existence, good standing of Holding and MergerCo and the requisite power and authority of Holding and MergerCo to own, lease and operate their properties and assets and to carry on their business as is being conducted;

•  the power and authorization to execute and deliver the Merger Agreement and the execution, delivery, performance and enforceability of the Merger Agreement;

•  required governmental consents or approvals;

•  the absence of any conflicts between the execution of, and consummation of the transactions contemplated by, the Merger Agreement, and Holding and MergerCo’s respective certificate of incorporation, bylaws, material agreements, judgments and applicable laws; and

•  the absence of any action, suit, proceeding or arbitration against Holding or MergerCo.

The representations and warranties made in the Merger Agreement by RMI, Holding or MergerCo will terminate on the one-year anniversary of the effective time.

CONDUCT OF BUSINESS PENDING THE MERGER

RMI is subject to restrictions on its conduct and operations until the merger is completed or the Merger Agreement is terminated. In the Merger Agreement, RMI has agreed that, prior to the effective time of the merger, it and each of its subsidiaries will conduct their respective operations in all material respects only in the ordinary course of business consistent with past practice and use their commercially reasonable efforts to preserve intact their respective business organization, keep available the services of their current key officers and employees as a group and maintain satisfactory relationships with anyone having significant business relationships with RMI or any of its subsidiaries. RMI has also agreed, subject to identified exceptions, that it will not, nor will any of its subsidiaries, do any of the following without the prior written consent of Holding:

•  make any change in or amendment to its certificate of incorporation or bylaws or comparable governing documents;

•  issue or sell, or authorize to issue or sell, any shares of its capital stock or any other ownership interests, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any other ownership interests;

•  split, combine or reclassify any shares of its capital stock;

•  declare, pay or set aside any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities;

•  create, incur or assume any debt other than in the ordinary course of business consistent with past practice;

•  assume, guarantee, endorse or otherwise become liable or responsible for the material obligations of another;

•  make any capital expenditures in excess of $25,000 or make any loans, advances or capital contributions to, or investments in, another, other than in the ordinary course of business;

•  acquire the stock or assets of, or merge or consolidate with, another;

•  voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise);

•  sell, lease or otherwise dispose of any of its properties (real, personal or mixed) or assets that are material to its business;

•  increase in any manner the compensation of any of RMI’s officers or employees or enter into, establish, amend or terminate any employment, consulting retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, officer, director, other employee, agent, consultant or affiliate other than as required pursuant to the terms of agreements in effect on the date of the Merger Agreement and except in the ordinary course of business consistent with past practice and in consultation with Holding;

•  cancel or compromise any material claim or waive or release any material right of RMI;

•  change or make any material tax election, adopt or change any accounting method in respect of taxes, file any material amendment to a tax return, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes; or

•  agree to any of the foregoing actions.

From the date of the Merger Agreement and until the effective time, Holding and MergerCo have agreed not to take any action or omit to take any action that would impair their ability to, or prevent them from, consummating any of the transactions contemplated by the Merger Agreement and performing their obligations thereunder.

ACCESS TO INFORMATION; NOTIFICATION

RMI has agreed to provide Holding and Holding’s counsel, accountants, lenders and other representatives and agents with reasonable access, upon prior notice and during normal business hours, to the facilities, personnel, directors, accountants, assets, properties, books and records of RMI and to furnish Holding with such financial and operating data and other information with respect to the business and properties of RMI as Holding may reasonably request, provided that such investigation does not interfere unreasonably with the operation of RMI.

RMI has agreed to give prompt notice to Holding if any of the following occur after the date of the Merger Agreement:

•  RMI becomes aware that consent of any third party is required in connection with the merger;

•  RMI becomes aware that consent of any governmental entity or authority is required in connection with the merger;

•  there occurs any event which would be reasonably likely to have a material adverse effect on RMI or which materially adversely affects RMI’s ability to complete the merger;

•  any litigation is commenced or threatened against RMI or any employee, agent, director or officer of RMI in their capacity as such;

•  there occurs any event or any facts are discovered that would render any representation or warranty contained in the Merger Agreement untrue;

•  RMI makes the determination that it will be unable to comply with any covenant of the Merger Agreement or that it will be unable to satisfy any condition to the consummation of the merger.

Holding has agreed to give prompt notice to RMI if any of the following occur after the date of the Merger Agreement:

•  Holding becomes aware that consent of any third party is required in connection with the merger;

•  Holding becomes aware that consent of any governmental entity or authority is required in connection with the merger;

•  there occurs any event which would be reasonably likely to have a material adverse effect on the ability of Holding or MergerCo to perform their respective obligations under the Merger Agreement; or

•  any litigation is commenced or threatened against Holding or MergerCo or any employee, agent, director or officer of Holding or MergerCo, respectively, in their capacity as such, which would be reasonably likely to have a material adverse effect on the ability of Holding or MergerCo to perform their respective obligations under the Merger Agreement.

STOCKHOLDERS MEETING

RMI will put forth its commercially reasonable best efforts to hold the special meeting prior to January 31, 2007. The Board of Directors of RMI is required to use its best efforts to obtain the necessary approval of the stockholders and is required to include in the proxy statement a recommendation of the Board of Directors that stockholders of RMI vote in favor of the merger.

COMMERCIALLY REASONABLE EFFORTS

RMI, Holding and MergerCo have agreed to use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate the merger and the other transactions contemplated by the Merger Agreement, including the satisfaction of the respective conditions set forth in the Merger Agreement.

PUBLIC ANNOUNCEMENTS

RMI, Holding and MergerCo have agreed to consult with the other parties to the merger before issuing any press releases or otherwise making public statements regarding the merger.

LIMITATION ON CONSIDERING OTHER ACQUISITION PROPOSALS

RMI has agreed that it will, and will cause its subsidiaries and will direct its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any alternative acquisition proposal, as defined below.

Additionally, RMI has agreed that it will not, and will cause its subsidiaries and will direct its officers, directors, representatives and agents not to, take any action to:

•  solicit, initiate or encourage the making of any alternative acquisition proposal; or

•  participate in any discussion or negotiations regarding any alternative acquisition proposal.

However, RMI, in response to any unsolicited alternative acquisition proposal, may furnish information with respect to RMI pursuant to a customary confidentiality agreement and participate in negotiations regarding such alternative acquisition proposal if: (1) the Board of Directors determines in good faith, after consultation with legal counsel, that failure to consider such alternative acquisition proposal could create a reasonable possibility of a breach of the directors’ fiduciary duties to RMI’s stockholders; and (2) such alternative acquisition proposal is, or may reasonably be expected to lead to, a superior proposal, as defined below.

RMI has agreed that neither the Board of Directors nor any committee thereof will: (1) withdraw or modify, in a manner adverse to Holding, its recommendation of the merger and the Merger Agreement; (2) approve or recommend or propose to approve or recommend, any alternative acquisition proposal; or (3) cause RMI to enter into any letter of intent, agreement in principle, acquisition agreement or other similar document relating to any alternative acquisition proposal, except that the Board of Directors (or any committee thereof) may recommend to its stockholders an alternative acquisition proposal and in connection therewith amend, modify or withdraw its recommendation of the merger, and may terminate the Merger Agreement, if: (1) the Board of Directors has received an alternative acquisition proposal that it has determined in good faith, after having consulted with its legal counsel, is a superior proposal; and (2) before taking such action RMI gives Holding at least two business days prior written notice of the terms of the superior proposal and of its intent to take such action, and, during such period, RMI will, if requested by Holding, engage in good faith negotiations regarding any revised proposal made by Holding, and again has determined in good faith, after consultation with its legal counsel, that such alternative acquisition proposal remains a superior proposal.

Nothing in the Merger Agreement prohibits or restricts the Board of Directors from: (1) taking and disclosing to RMI’s stockholders a position with respect to an alternative acquisition proposal by a third party to the extent required under Rule 14e-2(a) of the Exchange Act; or (2) making any disclosure to RMI’s stockholders as the Board of Directors determines, in its good faith judgment (after consultation with its outside counsel), that the failure to make such disclosure is reasonably likely to cause the Board of Directors to violate its fiduciary duties under applicable law, provided, that neither the Board of Directors nor any committee thereof shall, except pursuant to the procedures described above, amend, modify or withdraw the recommendation in favor of the merger or approve or recommend, or propose to approve or recommend, an alternative acquisition proposal.

In the Merger Agreement, the term “alternative acquisition proposal” means any inquiry, proposal or offer from any third party relating to: (i) any direct or indirect acquisition or purchase of: (A) all or substantially all of the assets of RMI or its subsidiaries; or (B) more than a majority of any class of equity securities of RMI; or (C) any capital stock of any RMI subsidiary; (ii) any tender offer or exchange offer that if consummated would result in any third party beneficially owning more than a majority of any class of equity securities of the RMI or any RMI subsidiary; or (iii) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving RMI or any RMI subsidiary, other than the transactions contemplated by this Agreement.

In the Merger Agreement, the term “superior proposal” means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than a majority of the combined voting power of RMI’s capital stock then outstanding or all or substantially all the assets of RMI, and otherwise on terms which the Board of Directors determines in its good faith judgment (based on the advice of its advisors) to be more favorable to RMI stockholders than the merger (taking into account all factors relating to such proposed transaction deemed relevant by the Board of Directors, including, without limitation, the financing thereof and all other conditions thereto).

CONDITIONS TO COMPLETING THE MERGER

Conditions to the Obligations of Each Party

The obligations of RMI, Holding and MergerCo to consummate the merger are subject to the satisfaction or waiver of certain conditions, including the following:

•  the stockholders of RMI must have adopted the Merger Agreement by the requisite vote of the stockholders;

•  the consummation of the merger must not have been restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any governmental entity and there must not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the merger by any governmental entity which prevents the consummation of the merger or has the effect of making the merger illegal;

•  the parties to the Merger Agreement or any of their respective subsidiaries must have obtained all consents of governmental authorities required for the consummation of the merger.

Conditions to the Obligations of Holding and MergerCo

The obligations of Holding and MergerCo to complete the merger is subject to the satisfaction or waiver of the following conditions:

•  the representations and warranties of RMI in the Merger Agreement must be accurate in all material respects as of the closing date;

•  RMI must have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by the Merger Agreement required to be performed by it prior to the closing of the merger;

•  the financial condition or results of operations of RMI must not have been subject to material adverse change, except any adverse change resulting from general business or economic conditions;

•  stockholders holding not more than 5% of RMI’s outstanding capital stock have made a demand for appraisal rights with respect to their shares;

•  RMI must have obtained all consents required by the Merger Agreement;

•  RMI must have delivered to Holding: (1) a compliance certificate executed by its Chief Financial Officer; (2) certificate of good standing from the jurisdiction of incorporation of RMI; (3) duly adopted resolutions of the Board of Directors approving the Merger Agreement and the merger and of the stockholders approving the merger, each certified by RMI’s secretary; (4) true and complete copies of the certificate of incorporation certified by the Secretary of State of Delaware and bylaws certified by the secretary of RMI; and (5) other documents as Holding may request;

•  RMI’s working capital must be materially consistent with the working capital projected for such date as set forth in RMI’s projected financial statements furnished to Holding;

•  as of the closing date, RMI’s obligations to financial institutions for borrowed monies and capital lease obligations must not exceed $1,500,000 plus: (1) capital expenditures between June 30, 2006 and the closing date approved by Holding; and (2) transaction expenses paid by RMI in cash prior to the closing date;

•  RMI’s audited statement of operations for the year ended June 30, 2006 must evidence earnings before interest, taxes, depreciation and amortization of not less than $5,393,566;

•  Holding must have obtained financing, on terms and conditions acceptable to Holding in its sole discretion, sufficient to fund the aggregate merger consideration;

•  MergerCo and Sherman McKinniss must have entered into an employment agreement described in “—Other Agreements” below;

•  RMI must not have incurred legal and accounting fees and expenses, brokerage and investment banking fees commissions and expenses, change in control payments, premiums for director and officer liability tail insurance coverage and any and all other costs and expenses related to the transactions contemplated by the Merger Agreement in excess of $810,000 in the aggregate (not including up to $100,000 of expenses incurred by RMI in connection with the Corwin litigation);

•  RMI’s stockholders’ equity as of the closing date shall not be less than RMI’s stockholders’ equity as of June 30, 2006, as reported in RMI’s annual report on Form 10-K for the year then ended;

•  Holding and Sherman McKinniss must have entered into a shareholders’ agreement described in  “—Other Agreements” below;

•  a Stipulation of Settlement in connection with Corwin litigation must have been signed and received a preliminary approval by the Los Angeles Superior Court having jurisdiction over the Corwin litigation.

•  RMI’s D&O insurance carrier have paid or committed in writing to pay all of RMI’s legal fees and expenses incurred in connection with the Corwin Litigation (net of $100,000 deductible).

Conditions to the Obligations of RMI

The obligation of RMI to complete the merger is subject to the satisfaction or waiver of the following conditions:

•  the representations and warranties of Holding and MergerCo in the Merger Agreement must be accurate in all material respects as of the closing date;

•  Holding must have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by the Merger Agreement required to be performed by it prior to the effective time; and

•  Holding must have delivered to RMI: (1) a compliance certificate executed by an authorized officer; (2) certificates of good standing providing that each of Holding and MergerCo is a validly existing corporation in good standing; (3) duly adopted resolutions of the boards of directors of Holding and MergerCo approving the Merger Agreement and the merger and of the stockholders approving the merger, each certified by its respective secretary; and (4) other documents as RMI may request.

Under the Merger Agreement, a “Holding or MergerCo material adverse effect” is defined as any event, circumstance, state of facts, change or development having an effect that individually or in the aggregate would, or would reasonably be expected to, prevent or materially delay the performance by Holding of its obligations under Merger Agreement or the consummation by Holding of the transactions contemplated by the Merger Agreement on a timely basis.

RMI does not intend to waive any ot these conditions.

TERMINATION

RMI, Holding and MergerCo may terminate the Merger Agreement at any time prior to the effective time of the merger, whether before or after the stockholders of RMI have adopted the Merger Agreement, upon mutual written consent.

Either RMI or Holding may terminate the Merger Agreement at any time prior to the effective time of the merger, whether before or after the stockholders of RMI have adopted the Merger Agreement:

•  if the merger has not occurred on or prior to January 31, 2007, provided, however, the right to terminate the Merger Agreement pursuant to this provision is not available to any party whose action or failure to fulfill any covenant, agreement or obligation under the Merger Agreement has been the primary cause of, or resulted in, the failure of the merger to be consummated by such date;

•  if the stockholders holding majority of outstanding shares of RMI fail to adopt the Merger Agreement at the special stockholders meeting;

•  if the majority of RMI’s stock present in person or represented by a proxy and voting at the Special Meeting, not including stock owned directly by Mr. McKinniss, fail to adopt the Merger Agreement; OR

•  if any governmental entity issues any order, decree or ruling or takes any other action restraining or otherwise prohibiting the merger and such order, decree or ruling will have become final and nonappealable.

RMI may terminate the Merger Agreement if:

•  Holding will have breached in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure is incapable of being cured or has not been cured within 10 business days after RMI gives written notice of such breach or failure to Holding; or

•  RMI receives a superior proposal as described in “—Limitation On Considering Other Acquisition Proposals” above, provided that RMI complies with applicable requirements relating to the payment of the termination fee (as defined below).

Holding may terminate the Merger Agreement if:

•  RMI will have breached in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure is incapable of being cured or has not been cured within 10 business days after Holding gives written notice of such breach or failure to RMI;

•  the Board of Directors withdraws or modifies, in a way that is adverse to Holding, its approval or recommendation of the merger or the Merger Agreement, or fails to reconfirm its recommendation within 15 days after a written request to do so, or approves or recommends any alternative acquisition proposal.

In the event of termination by Holding or RMI, written notice will be given to the other party in accordance with the notice provision terms of the Merger Agreement.

TERMINATION FEE; EXPENSE REIMBURSEMENT

RMI has agreed to pay Holding a termination fee in the amount of $1,500,000 if the Merger Agreement is terminated in the following circumstances:

1)     if RMI accepts a “superior proposal” described above in “Limitation on Considering Other Acquisition Proposals”;

2)     If RMI breaches in any material respect any representations, warranties (exclusive of a breach of certain representations and warranties that is attributable to an Act of God or the unforeseeable conduct of a third party) or covenants contained in the Merger Agreement; or

3)     if the approval of RMI stockholders holding majority of outstanding shares has not been obtained pursuant to the Merger Agreement;

provided, that in the event of (2) and (3), such termination fee will be payable to Holding only if within 12 months of a termination of the Merger Agreement by Holding, RMI consummates an acquisition transaction with a third party other than Holding, and provided further that any such termination fee will be reduced by the amount of Holding’s out-of-pocket expenses already reimbursed by RMI.

RMI has agreed to pay Holding all reasonable out-of-pocket charges and expenses incurred by Holding in connection with the merger and the Merger Agreement in an amount not to exceed $500,000 in 10 business days upon Holding’s request, if the Merger Agreement is terminated in the following circumstances:

•  if RMI breaches in any material respect any representations, warranties or covenants contained in the Merger Agreement; or

•  if the requisite approval of RMI stockholders has not been obtained pursuant to the Merger Agreement.

Holding has agreed to pay RMI all reasonable out-of-pocket charges and expenses incurred by RMI in connection with the merger and the Merger Agreement in an amount not to exceed $500,000 in 10 business days upon RMI’ request, if the Merger Agreement is terminated by RMI because Holding breaches in any material respect any representations, warranties or covenants contained in the Merger

Agreement, provided that no expense reimbursement will be paid if RMI is in material breach of its obligations under the Merger Agreement.

OTHER AGREEMENTS

Share Exchange & Voting Agreement

Mr. McKinniss and Holding have entered into a Share Exchange and Voting Agreement on August 29, 2006 (the “Voting Agreement”), which requires that Mr. McKinniss contribute 25% of the outstanding shares of RMI to Holding in exchange for 25% of the outstanding capital stock of Holding. Pursuant to the Voting Agreement, Mr. McKinniss has agreed to: (a) vote his shares:  (i) in favor of the adoption of each of the Company Proposals as defined in the Merger Agreement; (ii) against any proposal relating to any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Rotonics under the Merger Agreement or which would result in any of the conditions to Rotonics’ obligations under the Merger Agreement not being fulfilled; (iii) in favor of any other matter relating to the consummation of the transactions contemplated by the Merger Agreement; and (iv) against any other action which is intended or would reasonably be expected to impede, interfere with, delay, postpone, discourage or materially adversely affect the transactions contemplated by the Merger Agreement; and (b) granted irrevocable proxy to Holding granting Holding the right to vote such shares as specified in clause (a). This proxy terminates upon the earlier to occur of: (i) termination of the Merger Agreement; and (ii) four months from the date of the Voting Agreement.

Pursuant to the Voting Agreement, Mr. McKinniss also agreed to indemnify and hold harmless Holding, MergerCo and each of their respective affiliates, directors, officers and employees from and against any and all losses and expenses incurred by the indemnitees in connection with or arising from:

•  any breach by RMI of its covenants in the Merger Agreement; and

•  any breach of any warranty or the inaccuracy of any representation of RMI contained in the Merger Agreement;

provided, however, that Mr. McKinniss: (i) will not be required to indemnify and hold harmless the indemnitee with respect to losses and expenses incurred by them until the aggregate amount of all such losses and expenses suffered by all indemnitees exceeds $100,000, in which event Mr. McKinniss shall be liable for the entire amount of losses and expenses incurred by the indemnitees (subject to the provisions (ii) and (iii) below); (ii) will only be required to indemnify and hold harmless the indemnitees with respect to his proportionate share (determined as the percentage of issued and outstanding RMI common stock beneficially owned by McKinniss as of the Effective Date) of losses and expenses incurred by the indemnitees; and (iii) that the cumulative amount of the indemnity required to be paid by Mr. McKinniss shall not exceed the sum of $1 million.

The indemnification provided by Mr. McKinniss will terminate on the one-year anniversary of the effective time (and no claims shall be made by any indemnitee thereafter), except that the indemnification by Mr. McKinniss will continue as to any loss or expense of which any indemnitee has notified Mr. McKinniss, as to which the obligation of McKinniss will continue until Mr. McKinniss will have reimbursed all indemnitees.

Employment Agreement

As a condition to the merger, Mr. McKinniss has to enter into an employment agreement with a term of one year after completion of the merger. Pursuant to his employment agreement, Mr. McKinniss will serve as Company’s President and Chief Executive Officer and will receive a base salary equal to $250,000 per annum, a monthly automobile allowance of $550, and be able to participate in any and all health and other benefit plans and programs maintained by the Company for its employees. In addition, Mr. McKinniss will be entitled to earn up to 30% of his annual base salary in a cash bonus, based upon the Company’s attainment of financial performance objectives. The compensation payable to Mr. McKinniss under this employment agreement is less than under his current agreement. Mr. McKinniss also agreed that for 18-month period following the termination of his employment with the Company, he will not without the Company’s prior written consent, engage in any activity or act in any manner, for the purpose of establishing, operating or managing any business or entity that is engaged in competition with the Company.

Shareholders’ Agreement

As a condition to the merger, Mr. McKinniss and other shareholders of Holding, which include private equity funds managed by Spell Capital will enter into a shareholders’ agreement. The shareholders’ agreement provides for certain restrictions on the transfer of shares, rights of first refusal and co-sale, and certain buy-sell rights among the shareholders of Holding.

Pursuant to the shareholders’ agreement, in connection with any proposed issuance of equity securities to any funds affiliated with Spell Capital, Mr. McKinniss will be entitled to purchase from Holding, on the same terms and conditions, as the proposed issuance of equity securities to the affiliated fund entities such number of additional equity securities as is necessary to maintain the percentage interest in the Holding’s capital stock owned by McKinniss prior to the proposed issuance of securities to funds affiliated with Spell Capital. In the event Mr. McKinniss has a cash offer from a third party to purchase all of his shares in Holding, Mr. McKinniss must provide a notice to other stockholders of Holding, upon which they will be entitled to exercise their right of first refusal with respect to Mr. McKinniss shares. In the event that the holders of more than 51% of the outstanding shares of Holding elect to sell their shares to a third party, the remaining shareholders may be compelled by the selling shareholders to sell their shares on the same terms and conditions.

Upon the sale of all or substantially all of the Holding’s assets, stock or a merger transaction resulting in the shareholders receiving cash, or marketable securities in exchange for their shares of Holding capital stock, the aggregate proceeds from such transaction will be allocated among the shareholders as follows:

•  proceeds up to $18,814,274 shall be allocated 46.85% to McKinniss and 53.15% to the shareholders other than McKinniss pro rata based on share ownership; and

•  all proceeds in excess of $18,814,274 shall be allocated 25% to McKinniss and 75% to the remaining shareholders pro rata based on share ownership.

The foregoing allocation was negotiated by Mr. McKinniss so that, in the event of a sale of RMI to a third party in the future, for at least $18,814,274, the aggregate total proceeds he would receive from the sale of his shares in the merger and from the subsequent sale would be equivalent to at least $3.00 for each of his existing shares of RMI, and that in the event of a sale for less than $18,814,274, the proceeds from that subsequent sale would be shared by Mr. McKinniss on substantially the same basis as his current percentage ownership of RMI.

In addition, at any time during the one-year period commencing on the fifth anniversary of the effective date, Mr. McKinniss may deliver in writing to Holding a request that Holding redeem from McKinniss the shares then owned by him for a redemption price per share, payable in cash, equal to the greater of: (i) $2.25 per share (adjusted for any share split, dividend or combination effected by Holding subsequent to the effective date); or (ii) the amount derived by application of the following formula:

•  [(trailing 12-month Corporation EBITDA (×) 6) (+) Holding Cash (-) Holding Funded Debt]

divided by:

•  total issued and outstanding shares of Holding’s capital stock (determined on a fully diluted basis) on date redemption request is delivered to Holding.

At the time Holding receives such redemption request, it can: (i) purchase all shares owned by McKinniss at the redemption price per share described above; (ii) undertake an effort to sell Holding to a third party; or (iii) reject Mr. McKinniss’ request without undertaking the sale of Holding. In the event Holding elects option (iii) above, Mr. McKinniss will be entitled to purchase all shares of Holding not owned by him at the same redemption price per share described above or wait for an additional two years and deliver another redemption request at that time. Mr. McKinniss will also have the right to present another redemption request in two years if Holding elects option (ii) and cannot effect a sale within nine months. If Mr. McKinniss elects to deliver another redemption request in two years, Holding will have the same three options described above, following which the buy-sell provisions will terminate.

The shareholders’ agreement also provides that so long as Mr. McKinniss owns all of the shares of Holding he will receive for contributing to Holding shares of the Company or at least 15% of the outstanding shares of Holding, the Spell Capital private equity funds will vote their shares of Holding in favor of Mr. McKinniss and one other nominee of Mr. McKinniss reasonably acceptable to Spell Capital as director, of Holding. A majority of the directors of Holding will be elected by the Spell Capital private equity funds.

PROPOSAL NO. 2—POSSIBLE ADJOURNMENT OF THE SPECIAL MEETING

If RMI fails to receive a sufficient number of votes to approve Proposal No. 1, RMI may propose to adjourn the special meeting, for a period of not more than 30 days for the purpose of soliciting additional proxies to approve Proposal No. 1. RMI currently does not intend to propose adjournment at the special meeting if there are sufficient votes to approve Proposal No. 1. If approval of the proposal to adjourn the RMI special meeting for the purpose of soliciting additional proxies is submitted to stockholders for approval, such approval requires the affirmative vote of holders of a majority of the votes of the outstanding shares of RMI common stock, present in person or represented by proxy at the special meeting and entitled to vote thereon.

THE RMI BOARD OF DIRECTORS RECOMMENDS THAT RMI’S STOCKHOLDERS VOTE FOR PROPOSAL NO. 2 TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NO. 1.

COMMON STOCK PURCHASE INFORMATION

PURCHASES BY RMI

RMI has repurchased 228,893 shares of its common stock during the two fiscal years ended June 30, 2006, at an average price per share of $2.42 in fiscal year 2005 and $2.72 in fiscal year 2006. The following table indicates, for each quarter in such two-year period, the number of shares purchased, the range of prices paid to the selling Stockholders (net of commissions paid by the Company), and the average price paid to the selling Stockholders (net of commissions paid by the Company):

	No. Shares	Range of Prices	Average Price
Fiscal year ended June 30, 2005
First Quarter	2,900	$1.60 – 1.60	$1.60
Second Quarter	13,400	$2.00 – 2.43	$2.01
Third Quarter	166	$4.12 – 4.12	$4.12
Fourth Quarter	24,094	$2.54 – 2.86	$2.67
Fiscal year ended June 30, 2006
First Quarter	26,600	$2.34 – 2.70	$2.63
Second Quarter	118,433	$2.49 – 2.82	$2.61
Third Quarter	6,700	$2.67 – 3.00	$2.80
Fourth Quarter	36,600	$2.64 – 3.00	$2.89

PURCHASES BY DIRECTORS AND OFFICERS OF RMI

There have been no purchases of RMI’s common stock by any of RMI’s directors and executive officers in the past two fiscal years other than Mr. Brown acquired for his individual retirement account 2,000 shares at a price of $1.92 per share on July 21, 2004, 2,500 shares at a price of $1.70 on July 22, 2004 and 1,300 shares at a price of $2.44 on October 27, 2004.

PAST TRANSACTIONS, CONTACTS, NEGOTIATIONS AND AGREEMENTS

None of RMI, nor any of RMI’s directors or officers, has engaged in any transaction with respect to RMI’s common stock within 60 days of the date of this proxy statement. Except as set forth in this proxy statement, none of RMI, any subsidiary of RMI, any affiliate of RMI or any executive officer, director or person controlling RMI, Holding or Sherman McKinniss is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to, or in connection with, the merger with respect to any securities of RMI (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). Except as described in this proxy statement, since the second full fiscal year preceding the date of this proxy statement, no contacts or negotiations concerning a merger, consolidation, or acquisition, tender offer for or other acquisition of any securities of RMI, an election of directors of RMI, or a sale or other transfer of a material amount of assets of RMI, has been entered into or has occurred between any affiliates of RMI or between RMI or any of its affiliates and any unaffiliated person.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and the footnotes thereto set forth, as of December 20, 2006, certain information regarding Common Stock of the Company beneficially owned by each person who is known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company, by each director and by each executive officer named in the Summary Compensation Table, and by all directors and executive officers of the Company as a group. In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
5% Shareholders:
Linn Derickson	1,020,437	(10)	8.7
Officers and Directors:
Sherman McKinniss**	5,368,721	(2)	45.7
Marc L. Berman**	125,599	(3)	1.1
Larry DeDonato**	143,332	(4)	1.2
Larry L. Snyder**	115,000	(5)	1.0
E. Paul Tonkovich**	71,655	(6)	*
Jules Sandford**	24,000	(7)	*
Brent A. Brown**	—
Bill Allen**	30,000	(8)	*
Douglas W. Russell**	90,664	(9)	*
All directors and all executive officers of the Company as a group (9 individuals)	5,968,971	(2)(3)(4)(5) (6)(7)(8)(9)	50.8

      * Less than 1%.

   ** The address for all the officers and directors is 17022 S. Figueroa Street, Gardena, CA 90248.

  (1) Unless otherwise indicated, shares are held with sole voting and investment power.

  (2) Consisting of: (i) 5,368,721 shares of Common Stock held by Mr. McKinniss jointly with his spouse.

  (3) Consisting of: (i) 89,266 shares of Common Stock held by Mr. Berman jointly with his spouse; and (ii) 36,333 shares of Common Stock held by a pension plan for the benefit of Mr. Berman.

  (4) Consisting of: (i) 133,333 shares of Common Stock held by Mr. DeDonato jointly with his spouse; (ii) 3,333 shares of Common Stock held by a pension plan for the benefit of Mr. DeDonato; and (iii) 6,666 shares of Common Stock held by the adult child of Mr. DeDonato.

  (5) Consisting of: (i) 115,000 shares of Common Stock held by Mr. Snyder jointly with his spouse.

  (6) Consisting of: (i) 56,655 shares of Common Stock held by Mr. Tonkovich as trustee of a profit sharing trust of which Mr. Tonkovich is a beneficiary; and (ii) 15,000 shares of Common Stock held by Mr. Tonkovich jointly with his spouse.

  (7) Consisting of: (i) 24,000 shares of Common Stock held by Mr. Sandford jointly with his spouse.

  (8) Consisting of: (i) 30,000 shares of Common Stock held by Mr. Allen jointly with his spouse.

  (9) Consisting of: (i) 50,664 shares of Common Stock held by Mr. Russell jointly with his spouse; and (ii) 40,000 shares of Common Stock held by the dependent children of Mr. Russell.

(10) Consisting of: (i) 1,020,437 shares of Common Stock held by Mr. Derickson jointly with his spouse. Mr. Derickson’s address is 1950 East McKinley, Mishawaka, Indiana 46545.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

RMI financial statements for each of the years in the three-year period ended June 30, 2006, incorporated by reference in this proxy statement, have been audited by Windes & McClaughry Accountancy Corporation, certified public accounting and consulting firm, as stated in their report incorporated by reference in this proxy statement. Representatives of Windes & McClaughry Accountancy Corporation are expected to be available at the special meeting to respond to appropriate questions of stockholders and to make a statement if they desire to do so.

FUTURE STOCKHOLDER MEETINGS AND PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of stockholders of RMI. However, if the merger is not completed, RMI’s stockholders will continue to be entitled to attend and participate in RMI’s stockholders’ meetings. Rule 14a-8 promulgated under the Exchange Act requires that RMI include certain stockholder proposals in its proxy statement for an annual stockholders’ meeting if the proposal is submitted prior to the deadline calculated under the rule. Stockholder proposals should have been received by June 26, 2006 to be considered for inclusion in RMI’s proxy statement relating to the next annual stockholders meeting (which will be held only if the merger is not completed). Stockholders who did not present a proposal for inclusion in the proxy statement but who still intend to submit the proposal at the 2006 annual meeting, if held, or at the special meeting, and stockholders who intend to submit nominations for directors at the 2006 annual meeting, if held, must notify the secretary of the Company in accordance with the Company’s certificate of incorporation and bylaws.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

RMI files annual, quarterly and special reports, proxy statements and other information with the SEC. In addition, because the merger may be considered to be a “going private” transaction, RMI and Sherman McKinniss have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, the exhibits to the Schedule 13E-3 and such reports, proxy statements and other information contain additional information about RMI. Exhibit (c)(1) through (c)(3) of the Schedule 13E-3 will be made available for inspection and copying at RMI’s executive offices during regular business hours by any RMI stockholder or a representative of a stockholder as so designated in writing. RMI has not made any provision to grant stockholders access to its corporate files or to obtain counsel or appraisal services for the stockholders at RMI’s expense.

RMI’s stockholders may read and copy the Schedule 13E-3 and any reports, statements or other information filed by RMI at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 and at the SEC’s regional offices at 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet site that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through this web site at www.sec.gov.

INCORPORATION BY REFERENCE

RMI incorporates by reference into this proxy statement its Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and Form 10-Q for the fiscal quarter ended September 30, 2006 filed by it with the SEC under the Exchange Act, copies of which will be delivered to the stockholders in connection with the special meeting in accordance with the Schedule 14A promulgated pursuant to the Securities Exchange Act.

This proxy statement does not constitute an offer to sell or to buy, or a solicitation of an offer to sell or to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction.

Stockholders should not rely on information other than that contained in this proxy statement (including its appendices). RMI has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated December  22, 2006. Unless explicitly stated otherwise, the information contained in RMI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, incorporated by reference in this proxy statement, is as of September 25, 2006, the date of filing with the SEC of the Form 10-K. No assumption should be made that the information contained in this proxy statement is accurate as of any other date, and the mailing or delivery of this proxy statement should not create any implication to the contrary. RMI HAS SUPPLIED ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT RELATING TO RMI, ITS SUBSIDIARIES AND THEIR RESPECTIVE DIRECTORS, OFFICERS AND AFFILIATES. HOLDING HAS SUPPLIED ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT RELATING TO HOLDING AND MERGERCO.

No provisions have been made in connection with the merger to grant stockholders access to RMI’s corporate files or the corporate files of Holding or MergerCo, or to obtain counsel or appraisal services for stockholders at RMI’s expense or the expense of Holding or MergerCo.

Appendix A

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

by and among

ROTONICS HOLDING CORPORATION,

RMI MINNESOTA CORPORATION,

AND ROTONICS MANUFACTURING INC.

December 8, 2006

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of December 8, 2006, is entered into by and among Rotonics Manufacturing Inc., a corporation organized under the laws of the state of Delaware (the “Company”), Rotonics Holding Corporation, a corporation organized under the laws of the state of Minnesota (“Buyer”), and RMI Minnesota Corporation, a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Subsidiary”).

WITNESSETH:

WHEREAS, the respective boards of directors of the Company, Buyer and Merger Subsidiary have each duly approved the merger of Merger Subsidiary with and into the Company (the “Merger”) in accordance with Delaware General Corporation Law (“DGCL”) upon the terms, and subject to the conditions, set forth below;

WHEREAS, the board of directors of the Company has determined to recommend to the stock holders of the Company that it is advisable and in the best interests of the Company and its stockholders to approve the Merger;

WHEREAS, the parties entered into an Agreement and Plan of Merger, dated as of August 29, 2006 (the “Prior Agreement”) providing for the merger of Merger Subsidiary with and into the Company under the terms and conditions set forth therein; and

WHEREAS, simultaneous with the parties’ execution and delivery of the Prior Agreement, Buyer and Sherman McKinniss, a stockholder of the Company, have entered into a share exchange and voting agreement providing for, among other things, the exchange of shares of Company common stock owned by McKinniss constituting 25 percent of the Company’s total issued and outstanding shares of common stock for shares constituting 25 percent of Buyer’s issued and outstanding capital stock, contingent upon approval of the Merger by the stockholders of the Company; and

WHEREAS, the parties have agreed to certain modifications to the terms contained in the Prior Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby amend and restate the Prior Agreement as follows:

AGREEMENT:

ARTICLE 1
THE MERGER AND RELATED MATTERS

1.01     The Merger.

(a)        Subject to the terms and conditions of this Agreement at the Effective Time (as defined below), Merger Subsidiary shall be merged with and into the Company, the separate existence of Merger Subsidiary shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

(b)        At and after the Effective Time, the Certificate of Incorporation of Merger Subsidiary, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until amended in accordance with the DGCL, except the name of the Surviving Corporation shall become “Rotonics Manufacturing Inc.”

(c)        At and after the Effective Time, the bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, until amended in accordance with the Certificate of Incorporation of the Surviving Corporation and the DGCL.

(d)        At and after the Effective Time and until their successors shall be duly elected or appointed, the persons identified in Schedule 1.01(d) shall be the officers and directors of the Surviving Corporation.

1.02     The Closing; Effective Time of the Merger.   The closing of the Merger (the “Closing”) shall take place at the offices of Briggs and Morgan, P.A. at 10:00 a.m. local time on a date to be specified by Buyer and the Company which shall be no later than two business days after all of the closing conditions set forth in ARTICLE 6 have been satisfied or waived (if waivable), unless another time, date or place is agreed upon in writing by the parties hereto (the “Closing Date”). On the Closing Date, the Company will file, or cause to be filed, a certificate of merger with the office of the Secretary of State of Delaware, which certificate of merger shall be in the form attached hereto as Exhibit A and in compliance with applicable provisions of Delaware law. The Merger shall become effective at the later of the filing of the certificate of merger with the Secretary of State of Delaware (the “Effective Time”).

1.03     Company Balance Sheet.   On or before December 11, 2006, the Company shall deliver to Buyer in writing the balance sheet of the Company prepared as of December 2, 2006 (the “Ending Balance Sheet”), together with a certificate executed by the Company’s Chief Financial Officer that the Ending Balance Sheet was prepared in good faith by the Company in accordance with accounting principles generally accepted in the United States and consistent with the accounting principles utilized by the Company during the preceding year (“GAAP”).

1.04   Merger Consideration.

(a)        Subject to the provisions of this Agreement and any applicable Tax backup or withholding requirements, each issued and outstanding share of Company common stock, par value $.01 per share (“Company Stock”), exclusive of Appraisal Shares (defined in Section 1.05 below) and shares of Company Stock held by Buyer (the shares of Company Stock other than the Appraisal Shares and shares of Company Stock held by Buyer are referred to herein as the “Company Shares” and the holders of the Company Shares shall be referred to hereinafter as the “Stockholders”) as of the Effective Time shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into the right to receive from Buyer $3.00 per share (the “Per Share Merger Consideration”).

(b)        Subject to the provisions of this Agreement, at the Effective Time, each of the Company Shares held by Buyer immediately prior to the Effective Time shall be converted, by virtue of the Merger and without any action on the part of Buyer, into one share of the common stock of the Surviving Corporation (the “Surviving Corporation Common Stock”), which shares of the Surviving Corporation Common Stock shall constitute all of the issued and outstanding capital stock of the Surviving Corporation.

(c)        Subject to the provisions of this Agreement, at the Effective Time, each share of Merger Subsidiary capital stock issued and outstanding immediately prior to the Effective Time shall be cancelled without consideration therefor.

1.05   Appraisal Shares.   Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Stock, the holder of which has demanded and perfected such holder’s right to appraisal of the fair value of such shares in accordance with Section 262 of DGCL and, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (“Appraisal Shares”), shall not be converted into or represent a right to receive the Per Share Merger Consideration, but the holder thereof shall be entitled only to such rights as are granted by the DGCL. Notwithstanding the immediately preceding sentence, if any holder of Company Stock who properly demands appraisal rights with respect to such shares under the DGCL effectively withdraws or loses (through failure to perfect or otherwise) its appraisal rights with respect to such shares, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder will automatically have the right to receive the Per Share Merger Consideration with respect to such shares of Company Stock as provided in Section 1.04 hereof, without interest thereon, upon surrender of the certificate or certificates formerly representing such shares. After the Effective Time, Buyer shall cause the Surviving Corporation to make all payments to holders of Appraisal Shares with respect to such demands in accordance with the DGCL. The Company shall give Buyer: (i) prompt written notice of any notice of intent to demand fair value for any Company Stock, withdrawals of such notices, and any other instruments served pursuant to the DGCL and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value for Appraisal Shares under the DGCL. The Company shall not, except with prior written consent of Buyer, voluntarily make any payment with respect to any demands for fair value for Appraisal Shares or offer to settle or settle any such demands.

1.06   Stockholders’ Rights upon Merger.   Upon consummation of the Merger, the certificates which theretofore represented outstanding shares of Company Stock (the “Certificates”) shall cease to represent any rights with respect thereto, and, subject to applicable Law (as defined below) and this Agreement, shall only represent the right to receive the Per Share Merger Consideration, in the case of the Company Shares, shares of Surviving Corporation Common Stock in the case of Company Stock owned by Buyer, or the rights described in Section 1.05 hereof, with respect to Appraisal Shares.

1.07   Closing Procedures; Surrender and Exchange of Shares; Post-Closing Procedures.

(a)        At the Effective Time and pursuant to the terms of a paying agent agreement entered into by and among Buyer, the Company and a paying agent reasonably acceptable to the parties (“Paying Agent”), Buyer shall deposit with the Paying Agent an amount equal to the aggregate Per Share Merger Consideration payable with respect to the Company Shares. After the Effective Time, each holder of a Company Share shall surrender and deliver the Certificates evidencing the same to the Paying Agent together with a duly completed and executed transmittal letter. Upon such surrender and delivery, the holder shall receive the Per Share Merger Consideration with respect to such holder’s Company Shares. From and after the Effective Time, until so surrendered and exchanged, each outstanding Certificate shall be deemed for all purposes to evidence only the right to receive the amount of cash payable with respect to the Company Shares represented thereby.

(b)        At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Stock shall be made thereafter, other than transfers that have occurred prior to the Effective Time.

(c)        None of the Surviving Corporation, Buyer or the Paying Agent shall be liable to any holder of Company Shares for any cash delivered to a public official pursuant to any abandoned property, escheat or similar law, rule, regulation, statute, order, judgment or decree.

(d)        If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person (as defined in Section 8.10 hereof) claiming such Certificate to be lost, stolen or destroyed or such other unsecured indemnity agreement as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration to be paid in respect of the Company Shares represented by such Certificate.

1.08   Other Effects of Merger.   The Merger shall have all further effects as specified in the applicable provisions of DGCL.

1.09   Additional Actions.   If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Subsidiary or the Company or otherwise carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Subsidiary or the Company, all such assignments and assurances and to take and do, in the name and on behalf of Merger Subsidiary or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as expressly set forth in the disclosure schedule from the Company to Buyer delivered upon the execution of the Prior Agreement, which sets forth certain disclosures concerning the Company and its business (the “Company Disclosure Schedule”), each section of which qualifies the correspondingly numbered representation or warranty, the Company hereby represents and warrants to Buyer and Merger Subsidiary that the statements set forth in this Article 2 are true and correct as of August 29, 2006, the date of the Prior Agreement and (excluding any representation or warranty that refers specifically to “the date of this Agreement”, “the date hereof” or any other date other than the Closing Date) shall be true and correct as of the Closing Date. Each reference to “the date hereof” or “the date of this Agreement” contained in this ARTICLE 2 and in ARTICLE 3 shall be deemed to refer to August 29, 2006, the date of the Prior Agreement. Each reference to the “Company” in ARTICLE 2 shall be deemed to include the Company and Company’s subsidiaries unless the context otherwise requires.

2.01     Due Incorporation and Good Standing.   The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not be reasonably likely to have a material adverse effect on the business, assets, condition (financial or otherwise), liabilities or the results of operations of the Company (“Company Material Adverse Effect”). The Company has heretofore made available to Buyer accurate and complete copies of the certificate of incorporation and bylaws, as currently in effect, of the Company, together with the charter documents of the Company’s subsidiaries. Schedule 2.01 of the Company Disclosure Schedule contains a true and complete listing of the locations of all offices, manufacturing and production facilities, and any other offices or facilities of the Company and a true and complete list of all states in which the Company and its subsidiaries are duly qualified or licensed to transact business as foreign corporations.

2.02     Capitalization.   The authorized capital stock of the Company consists of 20,000,000 shares of Company Stock. As of the date hereof, 11,752,265 shares of Company Stock are issued and outstanding. No other capital stock of the Company is authorized or issued. All issued and outstanding shares of the Company Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Laws (defined in Section 2.05). As of the date hereof there are no, and at the Effective Time there will be no, outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the outstanding, authorized but unissued or unauthorized shares of the capital stock or any other securities of the Company, and there are no authorized or outstanding securities of any kind convertible into or exchangeable, for any such capital stock or other securities. The Company has no obligations, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of Company Stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

2.03     Authorization; Binding Agreement.   The Company has all requisite corporate power and authority to execute and deliver this Agreement and all documents related thereto to which it is a party (the “Transaction Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including, but not limited to, the Merger, have been duly and validly authorized by the Company’s board of directors and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the Transaction Documents or to consummate the transactions contemplated hereby and thereby (other than the approval of this Agreement and the Transaction Documents by the stockholders of the Company in accordance with the DGCL). This Agreement and such Transaction Documents have been duly and validly executed and delivered by the Company and constitute the legal, valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies (the “Enforceability Exceptions”).

2.04     Governmental Approvals.   No consent, license, approval, waiver, grants, order or other authorization of, notice to or declaration, registration or filing with (“Consent”), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator and any self regulatory organization (“Governmental Authority”) on the part of the Company (or any other Transaction Document to which the Company is a party) is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby or thereby other than: the filing of the certificate of merger with the Office of the Delaware Secretary of State in accordance with the DGCL.

2.05     No Violations.   The execution and delivery of this Agreement and the other Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby and compliance by the Company with any of the provisions hereof will not: (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws or other governing instruments of the Company; (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any Company Material Contract (defined in Section 2.11 hereof); (iii) conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets; (iv) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of the Company; or (v) subject to obtaining the Consents from Governmental Authorities to the extent required by Section 2.04 hereof, contravene any applicable provision of any statute, law, rule or regulation or any order, decision, injunction, judgment, award or decree (“Law”) to which the Company or any of its respective assets or properties are subject.

2.06           Company Financial Statements.   The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company Securities Filings (as defined in Section 2.26 hereof) and other interim financial statements of the Company submitted to Buyer pursuant to Section 4.02 (the “Company Financial Statements”) have been prepared or, as to Company Financial Statements filed or submitted subsequent to the date hereof and before the Closing Date, will be prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present fairly or, as to Company Securities Filings filed subsequent to the date hereof and before the Closing Date, will present fairly the financial position of the Company as at the dates thereof and the results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act (as defined in Section 2.26). The unaudited financial statements of the Company prepared as of June 30, 2006 and delivered to Buyer do not contain any error, misstatement or omission in an amount (individually or in the aggregate) in excess of $50,000 requiring adjustment or restatement in connection with the preparation of the Company’s audited financial statements for inclusion within the Company’s Form 10-K for the year ended June 30, 2006.

2.07     Absence of Certain Changes or Events; No Undisclosed Liabilities.

(a)        Since June 30, 2006 (the “Balance Sheet Date”), the Company has conducted its business only in the ordinary course, consistent with past practice, and there has not been any event that has had or would reasonably be expected to have a Company Material Adverse Effect or to adversely affect the Company’s ability to consummate the Merger. Since the Balance Sheet Date, the Company has not:

(i)         assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any Person;

(ii)       made any capital expenditures in excess of $25,000 or made any loans, advances or capital contributions to, or investments in, any other Person (other than travel, relocation or business advances to employees in the ordinary course of business);

(iii)      acquired the stock or assets of, or merged or consolidated with, any other Person;

(iv)       except in the ordinary course of business and consistent with past practice, incurred any liability or obligation in excess of $25,000 (absolute, accrued, contingent or otherwise);

(v)        sold, leased, licensed, abandoned, transferred, mortgaged, pledged or otherwise disposed of, or encumbered, or agreed to sell, license, lease or abandon, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed other than in the ordinary course of the Company’s business;

(vi)       except in the ordinary course of business and consistent with past practice, increased in any manner the compensation of any of its officers or employees or entered into, established, amended or terminated any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, officer, director, other employee, agent, consultant or affiliate, other than as required pursuant to the terms of agreements in effect on the date of this Agreement that are set forth on Schedule 2.07(a) of the Company Disclosure Schedule;

(vii)     cancelled or compromised any claim or waived or released any right of the Company in excess of $20,000;

(viii)    issued any shares of capital stock of the Company or any Company subsidiary, or any warrants, rights, options or other security convertible into or exercisable for shares of the Company’s capital stock or the capital stock of any subsidiary, or entered into any commitment relating to the shares of the Company or any Company subsidiary;

(ix)       declared, paid or set aside funds for payment of any dividend or other distribution or any redemption or other acquisition of any shares of capital stock or securities of the Company or its subsidiaries;

(x)        suffered any material damage or loss to any asset or property, whether or not covered by insurance;

(xi)       changed any accounting methods, principles or practices in any manner which would have a material effect on the Company’s reported financial position or results of operations; or

(xii)     agreed to do any of the foregoing.

(b)        Except for those liabilities that are fully reflected or reserved in the Company Financial Statements and for liabilities incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, the Company has not incurred, assumed or otherwise succeeded to any liabilities of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due).

2.08     Compliance with Laws.   The business of the Company has been operated in compliance with all Laws applicable thereto. The Company has not violated any business associate agreement presented to Company by a covered entity as such terms are defined in 45 C.F.R. § 160.103 of the Health Information Portability and Accountability Act of 1996 (“HIPAA”), and to the Company’s knowledge, the Company is not under investigation because of any violation of any business associate agreement presented to the Company by a covered entity as such terms are defined in 45 C.F.R. § 160.103 of HIPAA as applicable to the business of the Company as it has been conducted and is contemplated as being conducted.

2.09     Permits.   (i) The Company has all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of its business (collectively, “Company Permits”); (ii) the Company is not in violation of any Company Permit; and (iii) no proceedings are pending or, to the knowledge of the Company, threatened, to revoke or limit any Company Permit.

2.10     Litigation.   Exclusive of the Robert Corwin litigation challenging the transactions contemplated by this Agreement (the “Corwin Litigation”), there has not been during the past two years, nor is there presently, any suit, action, claim, arbitration or proceeding pending or, to the knowledge of the Company, threatened against the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority (collectively, “Litigation”) outstanding against the Company, or to the knowledge of the Company, any of their directors or officers (in their capacities as such). To the Company’s knowledge, each pending or threatened action, suit, proceeding, claim and arbitration against the Company is fully covered by insurance and the Company will be reimbursed by insurance providers or other third parties for any damages and expenses incurred by the Company in connection therewith.

2.11     Contracts.

(a)        Schedule 2.11 of the Company Disclosure Schedule lists each material note, bond, mortgage, indenture, contract, lease, license, agreement or instrument to which, as of the date hereof, the Company is a party, or by which the Company is bound, including, without limitation, each:

(i)         employment agreement, independent contractor agreement, incentive compensation agreement or similar agreement pursuant to which an individual is required to perform personal services that: (A) has a base annual salary (or in the case of a contractor, total annual anticipated compensation) in excess of $50,000; (B) is not terminable by the Company by notice of less than six months; (C) contains an obligation to pay severance in an amount in excess of $10,000 upon termination of employment; or (D) contains a requirement to make any payment, provides for the acceleration of any payment, or contains a requirement to provide any benefit, as a result of, or otherwise upon, a change of control of the Company or the termination of employment following a change of control of the Company (other than an obligation to pay severance upon termination of employment generally in accordance with the Company’s severance policies applicable to all employees);

(ii)       covenant not to compete in any geographical area or in any line of business;

(iii)      contract with any current director, stockholder or officer of the Company;

(iv)       leases, subleases or similar contracts with any Person pursuant to which the Company is a lessee, lessor, sublessee, sublessor, licensee or licensor of, or provides for the use of any real property;

(v)        leases, subleases or similar contracts with any Person under which: (A) any machinery, equipment, vehicle or other tangible personal property is leased, held or used by the Company; or (B) the Company leases, subleases or makes available for use by any Person, any tangible personal property owned or leased by the Company, in any such case which has an annual liability or receivable, as the case may be, in excess of $25,000;

(vi)       continuing contract that: (A) involves an aggregate future liability to the Company in excess of $25,000 per annum; or (B) is not terminable by the Company by notice of less than six months;

(vii)     contract for a capital expenditure in excess of $25,000;

(viii)    contract under which the Company has borrowed any money, or issued any note, bond, debenture, or other evidence of indebtedness to any Person;

(ix)       contract under which: (A) any Person, other than the Company, has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company; or (B) the Company has, directly or indirectly, guaranteed indebtedness, liabilities or obligations of any other Person;

(x)        contract to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;

(xi)       contract with any customer involving an outstanding committed obligation of more than $25,000 per annum, other than contracts entered into in the ordinary course of the Company’s business;

(xii)     contract for the sale, licensing or distribution of any material asset or proprietary right of the Company outside of the ordinary course of business or the grant of any preferential rights to purchase any such asset or proprietary right or requiring the consent of any party to the transfer thereof;

(xiii)    contract for any joint venture, partnership, distributorship or similar arrangement; or

(xiv)     union contract, collective bargaining agreement or similar agreement.

(Each of the foregoing contracts, a “Company Material Contract” and, collectively, the “Company Material Contracts”).

(b)        True and complete copies of each Company Material Contract have been made available to Buyer. As of the date hereof, all of the Company Material Contracts are valid and binding and are in full force and effect and enforceable against the Company in accordance with their respective terms, subject to the Enforceability Exceptions. As of the date hereof, the Company is not in violation or breach of or default under any such Company Material Contract and, to the knowledge of the Company, no counterparty to any Company Material Contract is in material violation or breach thereof or default thereunder, and there are no pending disputes or threatened disputes with any counterparty to any Company Material Contract. As of the date hereof, no counterparty to any Company Material Contract has informed the Company that such counterparty may, or intends to, terminate, cancel or not renew any Company Material Contract in the future for any reason, including, without limitation, as a result of the consummation of the Merger or any other change of control of the Company. The Company is not a party to any contract obligating the Company to purchase minimum quantities or dollar amounts of resin or other raw materials.

2.12     Employee Benefit Plans.   Schedule 2.12 of the Company Disclosure Schedule contains a complete and accurate list of all Benefit Plans (as defined below) sponsored, maintained or contributed to by, or with respect to which any liability could be incurred by, the Company (“Company Benefit Plan”). A “Benefit Plan” shall include: (i) an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, together with all regulations thereunder (“ERISA”); and (ii) whether or not described in the preceding clause, any pension, profit sharing, stock bonus, deferred or supplemental compensation, retirement, thrift, stock purchase or stock option plan or any other compensation, welfare, fringe benefit or retirement plan, program, policy or arrangement providing for benefits for or the welfare of any or all of the current or former employees or agents of the Company, or their beneficiaries or dependents; provided, however, that Benefit Plans shall not include any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”). Each of the Company Benefit Plans has been maintained in compliance with its terms and all applicable Law. All of the Company’s Benefit Plans that are intended to be qualified under Section 401(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”) are so qualified and nothing has occurred that will jeopardize such qualified status. All communications with respect to each Company Benefit Plan by the Company, or any agent or employee of the Company, reflect accurately the documents and operations of such Company Benefit Plan. No Litigation is pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such Litigation. There has been no “reportable event,” as that term is defined in Section 4043 of ERISA and the regulations thereunder, with respect to any of the Company Benefit Plans which would require the giving of notice, or any event requiring notice to be provided, under Section 4063(a) of ERISA. The Company does not contribute to, nor does the Company have any outstanding liability with respect to, any Multiemployer Plan or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA). None of the Company Benefit Plans is subject to the requirements of Section 302 or ERISA or Section 412 of the Code. None of the Company Benefit Plans has engaged in any prohibited transaction as defined in Sections 503(b) or 4975 of the Code or Section 406 of ERISA. None of the Company Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company. The Company has made available to Buyer a true and complete copy of each Company Benefit Plan, their annual reports for the last three plan years, and all summary plan descriptions. None of the Company Benefit Plans provides any benefits that become payable or become vested solely as a result of the consummation of the transactions contemplated by this Agreement other than benefits payable because an employee terminates employment covered by the Company Benefit Plan and the consummation of the transactions contemplated hereby will not require the funding (whether formal or informal) of any Company Benefit Plan. The consummation of the transactions contemplated by this Agreement will not: (i) entitle any current or former employee (or any spouse, dependent or other family member of such employee) of the Company or any ERISA Affiliate of the Company to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of the Company, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such person. No person shall become entitled to receive a “parachute payment” as defined in Section 280G(b)(2) of the Code by reason of the transactions contemplated by this Agreement. Each of the Company Benefit Plans may be terminated at any time by the Company. None of the Company Benefit Plans is currently under investigation, audit or review by the U.S. Department of Labor, the Internal Revenue Service, or any Governmental Authority.

2.13     Taxes and Returns.

(a)        The Company has timely filed, or caused to be timely filed all Tax Returns (as defined below) required to be filed by the Company, and has paid, collected or withheld, or caused to be paid, collected or withheld, all amounts of Taxes (as defined below) required to be paid, collected or withheld by the Company, other than such Taxes for which adequate reserves in the Company Financial Statements have been established or which are being contested in good faith. There are no claims or assessments pending against the Company for any alleged deficiency in any Tax, and the Company has not been notified of, nor does it have any knowledge of, any proposed Tax claims or assessments against the Company (other than in each case, claims or assessments for which adequate reserves in the Company Financial Statements have been established or which are being contested in good faith or are immaterial in amount). The Company has not executed any waiver or extension of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any amounts of Taxes shown to be due on any return. There are no liens for amounts of Taxes on the assets of the Company except for statutory liens for current Taxes not yet due and payable.

(b)        The Company has disclosed on its federal income Tax Returns or has otherwise communicated to the IRS all positions taken therein that: (i) constitute a reportable tax shelter transaction or any other tax shelter transaction within the meaning of Section 6011 of the Code; or (ii) could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(c)        The Company has made available to Buyer complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of the Company relating to Taxes, and (ii) all federal and state income Tax Returns and state sales and use Tax Returns for or including the Company for all periods during the three years prior to the date of this Agreement.

(d)        Except as set forth on Schedule 2.13(d) of the Company Disclosure Schedule, (i) the Tax Returns of the Company have not been audited by a government or taxing authority since 1991, nor is any such audit in process, pending or, to the Company’s knowledge, threatened (either in writing or verbally, formally or informally), (ii) the Company has not received notice (either in writing or orally, formally or informally) that it has not filed a Tax Return or paid Taxes required to be filed or paid, (iii) the Company is not a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or, to the Company’s knowledge, threatened (either in writing or orally, formally or informally) against the Company, and (iv) no waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of the Company.

(e)        Except as set forth on Schedule 2.13(e) of the Company Disclosure Schedule, the Company is not, nor has it ever been, a party to any tax sharing agreement. The Company has not been a distributing corporation or a controlled corporation in a transaction described in Section 355(a) of the Code.

(f)         Except as set forth on Schedule 2.13(f) of the Company Disclosure Schedule, the Company has not been included in any consolidated, combined or unitary Tax Returns, other than such a Tax Return for an affiliated group of which the Company is the parent corporation.

(g)        Except as set forth on Schedule 2.13(g) of the Company Disclosure Schedule, there will not be includible in the income of the Company for any Tax period following the Closing Date any item of income in excess of $50,000 attributable to a Tax period preceding the Closing Date under the cash method of accounting, the installment method of accounting, a long-term contract method of accounting, Section 481 of the Code, or a closing or similar agreement with a Tax authority.

(h)        No powers of attorney or other authorizations are in effect that grant to any Person the authority to represent the Company in connection with any Tax matter or proceeding.

(i)         For purposes of this Agreement, the term “Tax” or “Taxes” shall mean all taxes, however denominated, including any federal, state, territorial, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, environmental, social security, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever that are required to be paid, withheld or collected, together with any interest or penalty imposed by any Governmental Authority. The term “Tax Return” shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a governmental entity with respect to any Tax, including an information return, report, claim for refund, amended return or declaration or estimated Tax.

2.14     Intellectual Property.

(a)        For purposes of this Agreement, “Intellectual Property” means: (i) patents, patent applications, patent disclosures, all re-issues, divisionals, continuations, renewals, extensions and continuation-in-parts thereof and improvements thereto; (ii) copyrights and registrations and applications for registration thereof; (iii) mask works and registrations and applications for registration thereof; (iv) trade secrets and confidential business information (including ideas, formulas, compositions, inventions, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, drawings, flow charts, processes ideas, methods, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information); (v) other proprietary rights; (vi) all income, royalties, damages and payments due with respect to Intellectual Property and all other rights thereunder including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past, present or future infringements or misappropriations thereof; (vii) all rights to use all of the foregoing forever; and (viii) all other rights in, to, and under the foregoing in all countries.

(b)        Schedule 2.14(b) of the Company Disclosure Schedule contains a true, correct and complete list of:

(i)         Each registration of patents, copyrights, trademarks, service marks, trade names and domain names related to the Intellectual Property (collectively, “Registrations”) that have been issued to the Company;

(ii)       Each pending Registration of the Company; and

(iii)      All Company Registrations or applications therefor that have been withdrawn, abandoned, or have lapsed or been denied.

(c)        Except as set forth on Schedule 2.14(c) of the Company Disclosure Schedule:

(i)         No IP, other than IP owned or used by the Company pursuant to a valid and effective license agreement, is required to conduct the business of the Company as currently conducted and as contemplated by existing product and service enhancements or modification plans of the Company.

(ii)       The Company has good and marketable title to the Intellectual Property attributable thereto and have the legally enforceable right to use all of the Intellectual Property attributable to the Company, as used or required to conduct the business of the Company as currently conducted, free and clear of any liens, claims, charges or encumbrances that would affect the use thereof in connection with the conduct of the business of the Company.

(iii)      To the Company’s knowledge, no Intellectual Property infringes upon any patent, copyright, trade secret, or other intellectual property interest owned by any Person, whether such rights are registered or unregistered.

(d)        No claims have been asserted by any person or entity with respect to any Intellectual Property related to the conduct of the business of the Company, and the Company does not know of any valid basis for any such claim.

2.15     Finders and Investment Bankers.   Except as contemplated by the Company’s agreement with Berman Capital, a copy of which has been provided to Buyer, neither the Company nor any of the Company’s officers or directors has employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.

2.16     Insurance.   Schedule 2.16 of the Company Disclosure Schedule sets forth a true and complete list of all material insurance policies carried by, or covering the Company with respect to the Company’s businesses, assets and properties, together with, in respect of each such policy, the amount of coverage and the deductible and all pending claims made by the Company under such policies. The Company maintains insurance policies against all risk of a character, including without limitation, business interruption insurance, fire and liability, and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each insurance policy set forth on Schedule 2.16 of the Company Disclosure Schedule is in full force and effect and all premiums due thereon have been paid in full. To the knowledge of the Company, the Company has not by way of action or inaction, done anything that might reasonably be expected to invalidate such policies in whole or in part. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

2.17     Environmental Matters.

(a)        Permits.   All federal, state and local permits, licenses, registrations, consents, orders, administrative consent orders, certificates, approvals or other authorizations (collectively, “Environmental Permits”) with respect to the Company necessary for the conduct of the Company’s business as currently conducted to comply with all applicable Laws relating to the protection of the environment, to human health and safety, or to any emission, discharge, generation, processing, storage, holding, abatement, existence, release, threatened release or transportation of any Hazardous Substances (defined below) (collectively, “Environmental Laws”), are identified in Schedule 2.17(a), and the Company holds, and at all times during the seven-year period preceding the date hereof has held, all such Environmental Permits necessary for the conduct of the Company’s business. The Company has not been notified by any relevant Governmental Authority that any Environmental Permit will be modified, suspended, canceled or revoked, or cannot be renewed in the ordinary course of business.

(b)        No Violations.   The Company has complied and is in compliance with all Environmental Permits and all applicable Environmental Laws pertaining to the conduct of the Company’s business. No Person has alleged any violation by the Company of any Environmental Permits or any applicable Environmental Law.

(c)        No Actions.   The Company has not caused or taken any action that has resulted or may result in, or has been or is subject to, any liability or obligation relating to: (i) the environmental conditions on or originating on, under, or about the real properties and other assets owned, leased or used by the Company held for use in connection with, necessary for the conduct of, or otherwise material to, the Company’s business, or (ii) the past or present use, management, handling, transport, treatment, generation, storage or release, including off-site releases, of any petroleum, PCBs, asbestos, or hazardous substance that is listed or proposed for listing under the Comprehensive Environmental Response,

Compensation and Liability Act of 1980, 42 U.S.C. § 9601-9657, as amended (“CERCLA”) (collectively, “Hazardous Substances”).

(d)        Other.

(i)         None of the current or past operations, or any by-product thereof, and none of the currently or formerly owned property or assets of the Company is related to or subject to any investigation or evaluation by any Governmental Authority, as to whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substances, nor is the Company aware of any circumstance which could be the basis of any such investigation or evaluation.

(ii)       The Company is not subject to any outstanding order, judgment, injunction, decree or writ from, or contractual or other obligation to or with, any Governmental Authority or other Person in respect of which Buyer may be required to incur any liability, cost or expense arising from the release or threatened release of a Hazardous Substance.

(iii)      The Company has not transported or arranged for transportation (directly or indirectly) of any Hazardous Substances relating to real properties and other assets owned, leased or used by the Company to any location that is, listed or proposed for listing under CERCLA or on any similar state list, or the subject of federal, state or local enforcement actions or investigations or remedial action.

(iv)       No work, repair, construction or capital expenditure is required or planned in respect of the real properties and other assets owned, leased or used by the Company pursuant to or to comply with any Environmental Law, nor has the Company received any notice of any such requirement, except for such work, repair, construction or capital expenditure in the ordinary course of the Company’s business.

(e)        Full Disclosure.   The Company has disclosed and made available to Buyer all information, including without limitation all studies, analyses and test results, in the possession, custody or control of the Company relating to Hazardous Substances used, managed, handled, transported, treated, generated, stored or released by the Company or any other Person at any time on any real properties and other assets owned, leased or used by the Company, or otherwise in connection with the use or operation of the properties or assets used in or held for use in connection with the Company’s business.

2.18     Title to Assets.

(a)        The Company owns all of the properties and assets the Company purports to own, including all of the properties and assets reflected as owned by the Company in the Company Financial Statements. All properties and assets are free and clear of all encumbrances.

(b)        The Company has, and as of the Effective Time will have, good and marketable title to the equipment, computer hardware, furniture, vehicles and other tangible or intangible personal property reflected as owned by the Company in the Company Financial Statements (except for personal property disposed of in the ordinary course of business after the date thereon, or used by the Company in the conduct of the Company’s business (whether or not reflected in the Company Financial Statements)), free and clear of any liens, claims, security interests, options, leases, restrictions or encumbrances which adversely affect the marketability of title thereto other than those created by Buyer. All machinery, equipment and other tangible assets currently being used by the Company are in adequate operating condition, maintenance and repair, ordinary wear and tear excepted, are usable in the ordinary course of business and are reasonably adequate and suitable for the uses to which they are being put.

(c)        All personal property leases to which the Company is a party are valid, binding, enforceable against the Company, as the case may be, and against the other parties thereto and in effect in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, or other laws affecting the enforcement of creditors’ rights generally and by principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. There is not under any of such leases any existing default or event of default or event which, with notice or lapse of time or both, would constitute a default.

2.19     Real Property.

(a)        Schedule 2.19 of the Company Disclosure Schedule sets forth complete and accurate descriptions of all real property owned by the Company (“Real Property”) which include the name of the record title holder and a legal description of the property. There are no liens, mortgages, deeds of trust or any other encumbrance on the Real Property. The Company has good and marketable title in fee simple to the Real Property, free of all liens, claims, encumbrances, charges or other restrictions of any kind or character.

(b)        There are no matters affecting the Real Property which might curtail or interfere with the use of any of the Real Property for the purposes for which such Real Property is now used by the Company.

(c)        The Company has not received any notice from any insurance carrier regarding defects or inadequacies in the Real Property which, if not corrected, would result in termination of the Company’s insurance coverage or increase in the cost thereof, and the Company has no knowledge of any such defects or inadequacies.

(d)        Each parcel of Real Property is zoned in a manner which permits its present use. There are no pending or threatened requests, applications or proceedings to alter or restrict the zoning or other use restrictions applicable to any of Real Property. The Company has not received notice from any municipal, state, federal or other Governmental Authority regarding zoning, building, fire, water, use, health, environmental, ordinance, code or regulatory violations issued with respect to any of the Real Property, and no such violations exist. The buildings, improvements and fixtures upon the Real Property are permitted, conforming structures under applicable zoning, subdivision and building laws and ordinances, and the Company’s present uses of such buildings, improvements and fixtures are permitted, conforming uses under such zoning, subdivision and building laws and ordinances. The Real Property includes all rights to any off-site facilities necessary to ensure compliance with all zoning, building, health, fire, water, use or similar statutes, laws, regulations and orders. No charges or violations have been filed, served, made or threatened relating to the Real Property or any of the Company’s operations conducted thereon as a result of any violation or alleged violation of any applicable ordinances, requirements, regulations, zoning, subdivision and building laws or restrictive covenants (including, without limitation, those relating to health, safety or environmental protection).

(e)        There are no pending or threatened matters of Litigation, administrative action or examination, claim or demand whatsoever relating to the Real Property.

(f)         There is no pending or threatened (i) condemnation of any part of the Real Property by any Governmental Authority; (ii) special assessment against the Real Property; or (iii) action against the Company for breach of any restrictive covenant affecting the Real Property.

(g)        No fact or condition exists which would result in the termination or impairment of access to the Real Property from adjoining public or private streets or ways or which could result in discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services.

(h)        No labor, material or services have been furnished by or at the direction of the Company by any lessor on or about the Real Property or any part thereof, as a result of which any mechanic’s, laborer’s or materialman’s liens or claims thereof might arise.

(i)         There are no unperformed obligations relative to the Real Property outstanding to any governmental or quasi-governmental body or authority.

(j)         There are no purchase contracts, subleases, options or any other agreements of any kind, written or oral, formal or informal, choate or inchoate, recorded or unrecorded, whereby any person or entity other than the Company has acquired or has any basis to assert any right, title or interest in, or right to possession, use, enjoyment or proceeds of all or any portion of the Real Property. The Company has no interest in, or any right or obligation to acquire any interest in, any other real property.

(k)        All public and quasi-public improvements upon or adjacent to the Real Property are adequate to service the requirements of the Real Property therefor and are fully paid for and neither the Real Property nor the owner thereof has any obligation to pay any charge for such public or quasi-public improvements except general real estate taxes.

2.20     Bank Accounts.   Schedule 2.20 of the Company Disclosure Schedule sets forth a list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company authorized to transact business with respect thereto.

2.21     Corporate Books and Records.   The minute books and records of the Company and its subsidiaries, as provided to Buyer, contain a true, complete and correct record of all material actions taken at all meetings and by all written consents in lieu of meetings of the boards of directors of the Company and its subsidiaries and any committees thereof, and of the stockholders of the Company and its subsidiaries.

2.22     Employment Matters.   There is no labor union or organizing activity pending or threatened with respect to the Company, or to the Company’s business. No certification question or organizational drive exists or has existed within the past two years with respect to the employees of the Company. There are no pending charges, investigations, administrative proceedings, formal complaints or other matters (including unfair labor practices, discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to the knowledge of the Company, threatened before the Equal Employment Opportunity Commission, the National Labor Relations Board or any other Governmental Authority. The Company is in compliance with all applicable laws respecting employment and employment practices. There is no labor strike, dispute, slowdown or stoppage pending or threatened against or involving the Company.

2.23     Accounts Receivable.   Subject to any reserves set forth in the Company Financial Statements, the accounts receivable of the Company shown on such financial statements represent bona fide claims against debtors for sales and other charges in bona fide arms-length transactions conducted in the ordinary course of business, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in the Company Financial Statements prepared as of June 30, 2006 is sufficient to provide for non-collection of the receivables and such receivables (net of the allowance for doubtful accounts) will be collected by the Company within 120 days from June 30, 2006.

2.24     Customers and Relations.

(a)        Schedule 2.24(a) of the Company Disclosure Schedule contains a true and complete list of 10 largest customers of the Company in order of dollar volume of sales during its last full fiscal year ended June 30, 2006.

(b)        Except as set forth on Schedule 2.24(b) of the Company Disclosure Schedule, since June 30, 2006, no customer contract has been terminated, suspended, modified or amended, or not renewed.

(c)        Since June 30, 2006, there has not been any termination, cancellation or curtailment of the business relationship of the Company with any material customer or group of affiliated customers (exclusive of immaterial curtailments of business), and the Company has not received any notice of an intent to so terminate, cancel or curtail any agreement between the Company and its customers.

(d)        Except as set forth on Schedule 2.24(d) of the Company Disclosure Schedule:

(i)         Since June 30, 2006, there has not been any adverse change in the business relationship between the Company and any material customer of the Company;

(ii)       The Company is not engaged in any dispute with any material customer; and

(iii)      The Company has no knowledge that any material customer: (A) will not exercise its option to renew a renewable term of the customer’s current contract with the Company; or (B) intends to seek termination of its contract with the Company.

2.25     Related Party Transactions.   Exclusive of employment agreements enumerated in Schedule 2.11, the Company has no material agreements of any kind with any director, officer or principal stockholder of the Company.

2.26     Securities Filings.   Since June 30, 2003, the Company has made all filings required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”). The Company has made available to Buyer true and complete copies of (i) its Annual Reports on Form 10-K for the years ended June 30, 2005, 2004, and 2003, as filed with the United States Securities and Exchange Commission (the “SEC”), (ii) its proxy statements relating to all meetings of stockholders (whether annual or special) of the Company since June 30, 2003, as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed by the Company with the SEC since July 1, 2005. The reports and statements set forth in clauses (i) through (iii) above, and those filed with the SEC by the Company prior to the Closing Date are referred to collectively herein as the “Company Securities Filings”. As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the Company Securities Filings contained or, as to the Company Securities Filings subsequent to the date hereof, will contain, any untrue statement of a material fact or omitted or, as to the Company Securities Filings subsequent to the date hereof, will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company Securities Filings at the time of filing or as of the date of the last amendment thereof, if amended after filing, complied or, as to the Company Securities Filings subsequent to the date hereof, will comply in all material respects with the Exchange Act or the Securities Act, as applicable.

2.27     Guarantees.   Except as disclosed in Schedule 2.27 of the Company Disclosure Schedule, the Company is not a guarantor or indemnitor or otherwise liable for or in respect of any indebtedness of any Person except as an endorser of checks received by it and deposited in the ordinary course of business.

2.28     Inventories.   Except as set forth in Schedule 2.28 of the Company Disclosure Schedule, the inventories set forth in the Company Financial Statements are stated therein at the lower of cost or market value in accordance with GAAP using the first-in, first-out method. All items of inventory acquired or manufactured by the Company have been acquired or manufactured in the ordinary course of business. Except for inventory having a book-value not in excess of $100,000 in the aggregate, all inventories of the Company: (i) consisting of raw materials are in good and usable condition, are not in excess of current requirements and are convertible into finished goods which are salable to existing and future customers of the Company; and (ii) consisting of finished goods salable to existing and future customers of the Company and, exclusive of finished goods representing newly developed products released to the market since January 1, 2006, do not exceed in quantity the goods sold by the Company during the previous twelve months. Except as set forth in Schedule 2.28 of the Company Disclosure Schedule, all items of the Company’s inventory are property accounted for in its books and records.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER
AND MERGER SUBSIDIARY

Buyer and Merger Subsidiary hereby represent and warrant to the Company as of the date hereof:

3.01     Organization and Good Standing.   Buyer and Merger Subsidiary are corporations duly incorporated, validly existing and in good standing under the laws of the states of Minnesota and Delaware, respectively, and have all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer and Merger Subsidiary are each duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except where the failure to be so duly qualified or licensed and in good standing would not be reasonably likely to have a material adverse effect on their respective businesses, assets, condition (financial or otherwise) liabilities or their results of operations or their ability to perform in all material respects their respective obligations under this Agreement.

3.02     Authorization; Binding Agreement.   Buyer and Merger Subsidiary have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by the boards of directors of Buyer and Merger Subsidiary, and no other corporate or other entity proceedings on the part of Buyer or Merger Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Buyer and Merger Subsidiary and constitutes the legal, valid and binding agreements of each, enforceable against each in accordance with its terms, subject to the Enforceability Exceptions.

3.03     Governmental Approvals.   No Consent from or with any Governmental Authority on the part of Buyer or Merger Subsidiary is required in connection with the execution or delivery by Buyer or Merger Subsidiary of this Agreement or the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby.

3.04     No Violations.   The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Buyer and Merger Subsidiary with any of the provisions hereof will not: (i) conflict with or result in any breach of any provision of the Articles of Incorporation, Bylaws or other charter documents of Buyer or Merger Subsidiary; (ii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of Buyer or Merger Subsidiary; or (iii) contravene any Law to which Buyer or Merger Subsidiary or any of their respective assets or properties are subject.

3.05     Litigation.   Exclusive of the Corwin Litigation, there is no Litigation pending or, to the knowledge of Buyer, threatened against, Buyer or Merger Subsidiary which, individually or in the aggregate, would be reasonably likely to have a material adverse effect on the ability of Buyer or Merger Subsidiary to perform their respective obligations under this Agreement.

ARTICLE 4
ADDITIONAL COVENANTS OF THE COMPANY

The Company covenants and agrees as follows:

4.01     Conduct of the Company and the Company Subsidiaries.

(a)        Unless Buyer shall otherwise agree in writing, during the period from the date of this Agreement to the Effective Time: (i) the Company shall conduct its business, and it shall cause each of the Company’s subsidiaries to conduct their respective businesses in the ordinary course and consistent with past practice, and (ii) the Company shall use its reasonable commercial efforts, and it shall cause each Company subsidiary to use its reasonable commercial efforts to preserve intact its business organization and goodwill, to keep available the services of its officers and employees and to maintain satisfactory relationships with all Persons with whom it does business;

(b)        without limiting the generality of the foregoing, neither the Company nor any of its subsidiaries will:

(i)         amend or propose to amend its certificate of incorporation or bylaws (or comparable charter documents);

(ii)       authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company or any Company subsidiary including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of the Company or any of its subsidiaries;

(iii)      split, combine or reclassify any shares of its capital stock;

(iv)       declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to the Company or any Company subsidiary, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

(v)        create, incur or assume any debt other than in the ordinary course of business consistent with past practice;

(vi)       assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the material obligations of any Person;

(vii)     make any capital expenditures in excess of $25,000 or make any loans, advances or capital contributions to, or investments in, any other Person (other than to a Company subsidiary and customary travel, relocation or business advances to employees);

(viii)    acquire the stock or assets of, or merge or consolidate with, any other Person;

(ix)       voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise);

(x)        sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any material assets or properties, real, personal or mixed; or

(xi)       other than in the ordinary course of business and consistent with past practice and in consultation with Buyer, increase in any manner the compensation of any of its officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, officer, director, other employee, agent, consultant or affiliate other than as required pursuant to the terms of agreements in effect on the date of this agreement;

(xii)     cancel or compromise any material claim or waive or released any material right of the Company or any Company subsidiary;

(xiii)    change or make any material Tax election, adopt or change any accounting method in respect of Taxes, file any material amendment to a Tax Return, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

(xiv)     agree to do any of the foregoing.

(c)        The Company shall, and the Company shall cause each Company subsidiary to, use its or their commercially reasonable efforts to comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all the Company Permits necessary for, or otherwise material to, such business.

4.02     Notification of Certain Matters.

(a)        The Company will provide Buyer and Buyer’s counsel, accountants, lenders and other representatives and agents with reasonable access, upon prior notice and during normal business hours, to the facilities, personnel, directors, accountants, assets, properties, books and records of the Company and the Company subsidiaries and will furnish Buyer with such financial and operating data and other information with respect to the business and properties of the Company and the Company subsidiaries or the transactions contemplated hereby as Buyer shall from time to time reasonably request; provided, however, that such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the Company and the Company subsidiaries.

(b)        The Company shall give prompt notice to Buyer if any of the following occur after the date of this Agreement: (i) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) receipt of any notice or other communication from any Governmental Authority (including, but not limited to, the American Stock Exchange or any securities exchange) in connection with the transactions contemplated by this Agreement; (iii) the occurrence of any event which would be reasonably likely to have a Company Material Adverse Effect or to materially adversely affect the Company’s ability to consummate the Merger; (iv) the commencement or threat of any Litigation involving or affecting the Company or any Company subsidiary, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of the Company or any Company subsidiary; (v) the occurrence of any event or the discovery of any facts that would render any representation or warranty contained herein untrue; or (vi) the determination that the Company will be unable to comply with any covenant contained herein or satisfy any condition to the consummation of the Merger.

4.03     Stockholder Approval.   As soon as practicable following the parties’ execution and delivery of this Agreement, the Company shall prepare and file with the SEC a proxy statement (the “Proxy Statement”) and notice of special meeting of its stockholders (the “Special Meeting”), distribute the Proxy

Statement to its stockholders within seven business days following its approval by the SEC and shall duly call and hold the Special Meeting for the purpose of approving this Agreement and the transactions contemplated hereunder, including the Merger (collectively, the “Company Proposals”), and for such other purposes as may be necessary or desirable to effectuate the transactions contemplated hereby. The foregoing notwithstanding, the Company shall provide Buyer with an opportunity to review and comment on each filing of, and correspondence to the SEC concerning, the Proxy Statement or any preliminary versions thereof. The Company will advise Buyer promptly of any request by the SEC for any amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Special Meeting any information should be discovered which should be set forth in an amendment or supplement to the Proxy Statement so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company. Except as otherwise contemplated or permitted by Section 4.07 hereof, the board of directors of the Company will use its best efforts to obtain any necessary approval by the Company’s stockholders of the Company Proposals and shall include in the Proxy Statement the recommendation of the board of directors that stockholders of the Company vote in favor of the Company Proposals.

4.04     Commercially Reasonable Efforts.   Subject to the terms and conditions herein provided, the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to satisfy the conditions of the Closing set forth herein and to consummate and make effective as promptly as practicable the Merger and the transactions contemplated by this Agreement, including, but not limited to obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the Merger and the transactions contemplated thereby.

4.05     Public Announcements.   From the date hereof through the Effective Time, the Company shall not, and shall cause its affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Merger or the transactions contemplated hereby without the consent of Buyer, except where such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, the American Stock Exchange, in which case the Company, prior to making such announcement, will consult with Buyer regarding the same.

4.06     Compliance.   In consummating the Merger and the transactions contemplated hereby, the Company shall comply in all material respects with the provisions of the Exchange Act and the Securities Act and shall comply, and shall cause each Company subsidiary to comply or to be in compliance, in all material respects, with all other applicable Laws.

4.07     No Solicitation.

(a)        The Company shall, and shall direct its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Company Takeover Proposal (as defined below). The Company shall not, nor shall it permit any Company subsidiary to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or by any Company subsidiary, directly or indirectly, to: (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; or (ii) participate in any discussion or negotiations regarding any Company Takeover Proposal; provided, however, that if, at any time prior to the Effective Time, the board of directors of the Company determines in good faith, after consultation with legal counsel, that the failure to do so could create a reasonable possibility of a breach of its fiduciary duties to the Company’s stockholders under applicable Law, the Company may, in response to an unsolicited Company Takeover Proposal which constitutes or could reasonably be anticipated to lead to a Company Superior Proposal (as defined below), and subject to compliance with subsection (b) hereof: (x) furnish information with respect to the Company to any Person pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel); and (y) participate in negotiations regarding such Company Takeover Proposal. “Company Takeover Proposal” means any inquiry, proposal or offer from any Person relating to: (i) any direct or indirect acquisition or purchase of (A) all or substantially all of the assets of the Company and the Company subsidiaries, or (B) more than a majority of any class of equity securities of the Company, or (C) any capital stock of any Company subsidiary; (ii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning more than a majority of any class of equity securities of the Company or any Company subsidiary; or (iii) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Company subsidiary, other than the transactions contemplated by this Agreement.

(b)        Except as set forth in this Section 4.07, neither the board of directors of the Company nor any committee thereof shall: (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Buyer, the approval or recommendation by such board of directors or such committee of the Company Proposals; (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal; or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a “Company Acquisition Agreement”) related to any Company Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Effective Time, the Company receives a Company Superior Proposal (as defined below), the board of directors of the Company determines in good faith, after consultation with legal counsel, that the failure to do so could create a reasonable possibility of a breach of its fiduciary duties to the Company’s stockholders under applicable Law, the board of directors of the Company may (subject to this and the following sentences): (x) withdraw or modify its approval or recommendation of the Company Proposals; or (y) approve or recommend such Company Superior Proposal; or (z) terminate this Agreement pursuant to this Section 4.07 (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Company Acquisition Agreement with respect to such Company Superior Proposal); provided, however, that before taking any such action, the Company shall give Buyer at least two business days’ written notice of its intention to take such action (and shall postpone or adjourn the Special Meeting, if necessary, to accommodate such notice), specifying in such notice the reasons for withdrawing or modifying its approval or recommendation of the Company Proposals or terminating this Agreement and the material terms and conditions of the Company Superior Proposal being approved or recommended and the identity of the Person making such Company Superior Proposal, it being understood that the Company shall not withdraw or modify its approval or recommendation or terminate this Agreement as a result of such Company Superior Proposal (or cause the Company to enter into any Company Acquisition Agreement with respect to such Company Superior Proposal) if, prior to the expiration of such two business day period Buyer makes an offer to the Company that the board of directors of the Company determines, in good faith after consultation with its legal and financial advisors, is at least as favorable to the stockholders of the Company as such Company Superior Proposal. For purposes of this Agreement, a “Company Superior Proposal” means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than a majority of the combined voting power of the Company Stock then outstanding or all or substantially all the assets of the Company, and otherwise on terms which the board of directors of the Company determines in its good faith judgment (based on the advice of its advisors) to be more favorable to the Company’s stockholders than the Merger (taking into account all factors relating to such proposed transaction deemed relevant by the board of directors of the Company, including, without limitation, the financing thereof and all other conditions thereto).

(c)        The Company shall promptly advise Buyer orally and in writing of any request for information or of any Company Takeover Proposal, the material terms and conditions of such request or the Company Takeover Proposal and the identity of the Person making such request or Company Takeover Proposal.

(d)        Nothing contained in this Section 4.07 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the board of directors of the Company, after consultation with outside counsel, failure so to disclose would create a reasonably possibility of a breach of its fiduciary duties to the Company’s stockholders under applicable law; provided, however, neither the Company nor its board of directors nor any committee thereof shall, except as permitted by Section 4.07(a) hereof, withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Company Proposals or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal.

4.08     Special Meeting.   Subject to Section 4.07, the Company shall put forth its commercially reasonable best efforts to hold the Special Meeting prior to January 31, 2007.

ARTICLE 5
ADDITIONAL COVENANTS OF BUYER
 AND MERGER SUBSIDIARY

Buyer and Merger Subsidiary jointly and severally covenant and agree as follows:

5.01     Conduct of Business of Buyer and Merger Subsidiary.   Unless the Company shall otherwise agree in writing, during the period from the date of this Agreement to the Effective Time, neither Buyer nor Merger Subsidiary shall take any action or omit to take any action that would impair their ability to, or prevent Buyer or Merger Subsidiary from, consummating any of the transactions contemplated by this Agreement and performing any their obligations hereunder.

5.02     Notification of Certain Matters.   Buyer shall give prompt notice to the Company if any of the following occur after the date of this Agreement: (i) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the American Stock Exchange or any securities exchange) in connection with the transactions contemplated by this Agreement; (iii) the occurrence of an event which, individually or in the aggregate, would be reasonably likely to have a material adverse effect on the ability of Buyer or Merger Subsidiary to perform their respective obligations under this Agreement; or (iv) the commencement or threat of any Litigation involving or affecting Buyer or Merger Subsidiary or any of their respective properties or assets, or, to their knowledge, any employee, agent, director or officer, in his or her capacity as such, of Buyer or Merger Subsidiary which would be reasonably likely to have a material adverse effect on the ability of Buyer or Merger Subsidiary to perform their respective obligations under this Agreement.

5.03     Commercially Reasonable Efforts.   Subject to the terms and conditions herein provided, Buyer and Merger Subsidiary agree to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to satisfy the conditions of the Closing set forth herein and to consummate and make effective as promptly as practicable the Merger and the transactions contemplated by this Agreement, including, but not limited to obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the Merger and the transactions contemplated thereby.

5.04     Public Announcements.   From the date hereof through the Effective Time, Buyer shall not, and shall cause its affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Merger or the transactions contemplated hereby without the consent of the Company, except where such release or announcement is required by applicable Law in which case Buyer, prior to making such announcement, will consult with the Company regarding the same.

ARTICLE 6
CONDITIONS

6.01     Conditions to Each Party’s Obligations.   The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

(a)        Stockholder Approval.   The Company Proposals shall have been approved prior to the Effective Time by the requisite vote of the stockholders of the Company.

(b)        Disinterested Share Approval.   The holders of a majority of Company Shares not owned directly by Sherman McKinniss who vote on the Company Proposals shall have voted such Company Shares in favor of the Company Proposals (“Disinterested Share Approval”).

(c)      No Injunction or Action.   No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority since the date of this Agreement which prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Time. The Company and Buyer shall use their reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

(d)      Governmental Approval.   All Consents of any Governmental Authority required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained.

6.02     Conditions to Obligations of the Company.   The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by the Company:

(a)        Buyer Representations and Warranties.   The representations and warranties of Buyer and Merger Subsidiary set forth in this Agreement shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties any inaccuracy that does not have a material adverse effect on Buyer shall be disregarded).

(b)        Performance by Buyer.   Buyer shall have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by this Agreement to be performed or complied with or satisfied by Buyer at or prior to the Effective Time.

(c)        Certificates and Other Deliveries.   Buyer shall have delivered, or caused to be delivered, to the Company: (i) a certificate executed on its behalf by an authorized officer to the effect that the conditions set forth in Sections 6.02(a) and (b) hereof have been satisfied; (ii) certificates of good standing from the Minnesota Secretary of State providing that each of Buyer and Merger Subsidiary is a validly existing corporation in good standing; (iii) duly adopted resolutions of the boards of directors of Buyer and Merger Subsidiary approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, each certified by its respective Secretary; and (iv) such other ministerial documents and instruments as the Company reasonably may request.

6.03     Conditions to Obligations of Buyer.   The obligations of Buyer to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by Buyer:

(a)        Company Representations and Warranties.   The representations and warranties of the Company set forth in this Agreement (excluding any representation or warranty that refers specifically to “the date of this Agreement”, “the date hereof” or any other date other than the Closing Date) shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

(b)        Performance by the Company.   The Company shall have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by this Agreement to be performed or complied with or satisfied by the Company at or prior to the Effective Time.

(c)        No Material Adverse Change.   There shall have been no material adverse change in the financial condition or results of operations of the Company since the date of this Agreement; provided, however, that for purposes of determining whether there shall have been any such material adverse change, any adverse change resulting from or relating to general business or economic conditions shall be disregarded.

(d)        Appraisal Shares.   The holders of not more than five percent of the Company Shares shall have delivered to the Company a demand, pursuant to Section 262 of the Delaware General Corporation Law, for the appraisal of such Company Shares in connection with the Merger.

(e)        Requisite Consents.   Any Consents shall have been obtained and be in full force and effect which are set forth in Schedule 2.04 hereof.

(f)         Certificates and Other Deliveries.   The Company shall have delivered, or caused to be delivered, to Buyer: (i) a certificate executed on its behalf by its Chief Financial Officer to the effect that the conditions set forth in Sections 6.03(a), (b), (c) and (d) hereof have been satisfied; (ii) certificates of good standing from the jurisdictions of incorporation for the Company and each of its subsidiaries stating that each such corporation is a validly existing corporation in good standing; (iii) duly adopted resolutions of the board of directors of the Company approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, and of the Company’s stockholders approving the Company Proposals, each certified by the Secretary of the Company; (iv) a true and complete copy of the certificate of incorporation of the Company certified by the Secretary of State of the state of Delaware, and a true and complete copy of the bylaws of the Company certified by the Secretary of the Company; and (v) such other ministerial documents and instruments as Buyer reasonably may request.

(g)        Working Capital.   The Company’s working capital (current assets in excess of current liabilities) as evidenced by the most recent month-end balance sheet of the Company prepared in accordance with GAAP and delivered to Buyer not less than two business days prior to the Closing Date shall be materially consistent with the working capital projected for such date as set forth in the Company’s projected financial statements furnished to Buyer.

(h)        Maximum Funded Debt.   The Company’s Funded Debt (defined below) as of the Closing Date shall not exceed $1,500,000 plus: (i) capital expenditures between June 30, 2006 and the Closing Date approved by Buyer; and (ii) Transaction Expenses (defined in subsection (l) below) paid by the Company in cash prior to the Closing Date. For purposes of this Agreement, the term “Funded Debt” shall mean the Company’s obligations to financial institutions for borrowed monies and capital lease obligations.

(i)    Minimum EBITDA.   The Company’s audited statement of operations for the year ended June 30, 2006 prepared from the books and records of the Company in accordance with GAAP and delivered to Buyer not less than five business days prior to the Closing Date shall evidence earnings before interest, taxes, depreciation and amortization of not less than $5,392,566.

(j)       Buyer Financing.   Buyer shall have obtained financing, on terms and conditions acceptable to Buyer in its sole discretion, sufficient to fund the aggregate Per Share Merger Consideration with respect to the Company Shares (“Buyer Financing”).

(k)      McKinniss Employment Agreement.   Merger Subsidiary shall have entered into an employment agreement with Sherman McKinniss in a form substantially similar to that attached as Exhibit B hereto.

(l)     Transaction Expenses.   The Company shall not have incurred legal and accounting fees and expenses, brokerage and investment banking fees, commissions and expenses, change in control payments, premiums for director and officer liability tail insurance coverage and any and all other costs and expenses related to the transactions contemplated by this Agreement (collectively, “Transaction Expenses”) in excess of $810,000 in the aggregate. For purposes of this Agreement, the term “Transaction Expenses” shall not include legal fees, expenses and settlement costs up to $100,000 in the aggregate incurred by the Company in connection with the Corwin Litigation challenging the transactions contemplated by this Agreement.

(m)    Minimum Stockholders’ Equity.   The amount of the Company’s stockholders’ equity, determined as of the Closing Date in accordance with GAAP (the “Closing Stockholders Equity”), shall not be less than the Company’s stockholders’ equity determined in accordance with GAAP as of June 30, 2006 as reported in the Company’s annual report on Form 10-K for the year then ended (the “Minimum Stockholders’ Equity”).

(n)     Shareholders’ Agreement.   A shareholders’ agreement substantially in the form attached as Exhibit C shall have been executed and delivered by the parties thereto.

(o)        Stipulation of Settlement.   The parties to that certain Memorandum of Understanding, dated November 17, 2006 and pertaining to the Corwin Litigation (the “MOU”), shall have executed and delivered a Stipulation of Settlement containing terms and conditions substantially equivalent to that set forth in the MOU, and such Stipulation of Settlement shall have received preliminary approval by the Los Angeles Superior Court having jurisdiction over the Corwin Litigation.

(p)        Legal Fees and Expenses.   The insurer under the Company’s insurance policy for officer’s and director’s liability coverage shall have paid or committed in writing to pay all of the legal fees and expenses of counsel to the Company and members of the Company’s board of directors incurred in connection with the Corwin Litigation (net of the Company’s $100,000 self-insured retention thereunder).

6.04     Frustration of Conditions.   Neither Buyer nor the Company may rely on the failure of any condition set forth in this ARTICLE 6 to be satisfied if such failure was caused by such party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE 7
TERMINATION AND ABANDONMENT

7.01     Termination.   This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the stockholders of the Company described herein:

(a)        by mutual written consent of Buyer and the Company;

(b)        by either Buyer or the Company if:

(i)         the Merger shall not have been consummated on or prior to January 31, 2007, provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

(ii)       the approval of the Company’s stockholders required by Section 6.01(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof;

(iii)      the Disinterested Share Approval described in Section 6.01(b) shall not have been obtained at a meeting of the Company’s stockholders duly convened for the purpose of approving the Company Proposals or at any adjournment or postponement thereof;

(iv)       any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

(c)        by Buyer if:

(i)         the Company shall have breached in any material respect any of its representations, warranties (exclusive of a breach of the representations or warranties referred to in subsection (ii) below under the circumstances described therein), covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 10 business days after the giving of written notice to the Company; or

(ii)       (x) the Company shall have breached in any material respect any of the representations or warranties set forth in Sections 2.07(a)(x), 2.10, 2.11(b), 2.12 (limited to pending or threatened Litigation with respect to any Company Benefit Plan), 2.14(d), 2.16 (limited to insurance claims questioned, denied or disputed by the underwriters of policies or bonds), 2.17(a), 2.18(b) (limited to the condition of machinery, equipment and other tangible assets being used by the Company), 2.19(f), 2.22 (limited to labor union or organizing activity pending or threatened against the Company), 2.24(c), or 2.24(d);

(y)        such breach first occurred during the period from the date of the Prior Agreement to the Closing Date, has resulted in a Company Material Adverse Effect and is attributable solely to an Act of God (defined below) or the unforeseeable conduct of a third party; and

(z)        which breach is incapable of being cured or has not been cured within 10 business days after the giving of written notice to the Company;

(d)        by Buyer if: (i) the board of directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Buyer its approval or recommendation of any of the Company Proposals, or failed to reconfirm its recommendation within 15 business days after a written request to do so, or approved or recommended any Company Takeover Proposal; or (ii) the board of directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

(e)        by the Company if Buyer shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 10 business days after the giving of written notice to Buyer; or

(f)         by the Company in accordance with Section 4.07 hereof, provided that it complies with applicable requirements relating to the payment (including the timing of any payment) of the Termination Fee (as defined below).

7.02     Effect of Termination and Abandonment.

(a)        In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE 7, this Agreement (other than this Section 7.02 and Sections 8.01, 8.07 and 8.08 hereof) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, that no such termination shall relieve any party hereto from any liability for any breach of this Agreement prior to termination. If this Agreement is terminated as provided herein, each party shall use its reasonable best efforts to redeliver (or in lieu thereof, to destroy, upon written certification of such destruction to the other party) all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same.

(b)        In the event this Agreement is terminated: (x) by the Company pursuant to Section 7.01(f) hereof; (y) by Buyer pursuant to Sections 7.01(c)(i) or 7.01(d) hereof; or (z) by Buyer or the Company pursuant to Section 7.01(b)(ii), then the Company shall promptly, but in no event later than ten business days after the date of such termination, pay Buyer a fee equal to $1,500,000 (the “Termination Fee”), payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to Buyer if this Agreement is terminated by Buyer pursuant to Section 7.01(c)(i) or by Buyer or the Company pursuant to Section 7.01(b)(ii) hereof unless and until, within 12 months of such termination, the Company consummates a Company Acquisition Agreement with a Person other than Buyer. The Company acknowledges that the agreements contained in this Section 7.02(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not enter into this Agreement. In the event of a termination by Buyer pursuant to Section 7.01(c)(ii) hereof or by Buyer or the Company pursuant to Section 7.01(b)(ii) or Section 7.01(b)(iii), the Company shall pay in ten business days upon Buyer’s request all reasonable out-of-pocket charges and expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby in an amount not to exceed $500,000. In the event the Company incurs a Termination Fee obligation from the termination of this Agreement pursuant to Sections 7.01(c)(i) or 7.01(b)(ii), such obligation shall be reduced by the amount of Buyer’s out-of-pocket charges and expenses reimbursed by the Company. Notwithstanding the foregoing, no Termination Fee or expense reimbursement shall be paid pursuant to this Section 7.02(b) if Buyer shall be in material breach of its obligations hereunder.

(c)        In the event that this Agreement is terminated by the Company pursuant to Section 7.01(e) hereof, then Buyer shall promptly shall promptly pay in ten business days at the Company’s request all reasonable out-of-pocket charges and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby in an amount not to exceed $500,000. Buyer acknowledges that the agreements contained in this Section 7.02(c) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Company would not enter into the Agreement. Notwithstanding the foregoing, no expense reimbursement shall be paid pursuant to this Section 7.02(c) if the Company shall be in material breach of its obligations hereunder.

ARTICLE 8
MISCELLANEOUS

8.01     Confidentiality.   Unless: (i) otherwise expressly provided in this Agreement, (ii) required by applicable Law; (iii) necessary to secure any required Consents as to which the other party has been advised; or (iv) consented to in writing by Buyer and the Company, any information or documents furnished in connection herewith shall be kept strictly confidential by the Company, Buyer and their respective officers, directors, employees and agents. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party regarding the nature and extent of the disclosure. Notwithstanding anything to the contrary in this Agreement or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the Merger, shall not preclude disclosures to the extent necessary to comply with disclosure obligations imposed by applicable Law and shall not apply to the tax structure or tax treatment of the Merger. Each party hereto (and any representative of any party hereto) may disclose to any and all Persons, without limitation of any kind, the tax structure and tax treatment of the Merger and the transactions contemplated hereby and all materials of any kind (including opinions or other tax analysis) that are provided to such party relating to such tax treatment and tax structure; provided, however, that such disclosure shall not include the name (or other identifying information not relevant to the tax structure or tax treatment) of any Person and shall not include information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws. In the event the Merger is not consummated, each party shall hold in absolute confidence any information obtained from the other party except to the extent: (i) such party is required to disclose such information by Law or such disclosure is necessary or desirable in connection with the pursuit or defense of a claim; (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure; or (iii) such information becomes generally available to the public other than by breach of this Section 8.01. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the name in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

8.02     Amendment and Modification.   This Agreement may be amended, modified or supplemented only by a written agreement among the parties hereto.

8.03     Waiver of Compliance; Consents.   Any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefit of such obligation, covenant, agreement or condition, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.03.

8.04     Survival.   The respective representations, warranties, covenants and agreements of the Company and Buyer contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the other party, but shall terminate on the one-year anniversary of the Effective Time, except for those contained in ARTICLE 1 and Sections 7.02, 8.01, 8.07 and 8.08 hereof, which shall survive indefinitely.

8.05     Notices.   All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company, to:	with a copy to:
Rotonics Manufacturing, Inc.	Heller Ehrman LLP
17022 South Figueroa Street	275 Middlefield Road
Gardena, CA 90248	Menlo Park, CA 94025-3506
Attention: Sherman McKinniss	Attention: Richard Peers
Telecopy: 310.832.5549	Telecopy: 650.324.0638
if to Buyer or Merger Subsidiary, to:	with a copy to:
Stephen Jones	Briggs and Morgan
Spell Capital Partners, LLC	2200 IDS Center
222 South Ninth Street, Suite 2880	80 South Eighth Street
Minneapolis, MN 55402	Minneapolis, MN 55402
Attention: Stephen Jones	Attention: Brian Wenger and Philip Tilton
Telecopy: 612.371.9651	Telecopy: 612.977.8650
if to the Paying Agent, to:	with a copy to:
Telecopy:

8.06     Binding Effect; Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of the other party hereto.

8.07     Expenses.   Subject to the rights of Buyer contemplated under Section 7.02(b) hereof and the rights of the Company under Section 7.02(c) hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

8.08     Governing Law.   This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of, the state of Delaware. Each of the Company, Buyer and Merger Subsidiary hereby irrevocably and unconditionally consents to submit to the jurisdiction of the federal and state courts located in Wilmington, Delaware for any Litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any Litigation relating thereto except in such courts), waives any objection to the laying of venue of any such Litigation in such courts and agrees not to plead or claim in any such court that such Litigation brought therein has been brought in an inconvenient forum.

8.09     Counterparts.   This Agreement may be executed in one or more counterparts, each of which together be deemed an original, but all of which together shall constitute one and the same instrument.

8.10     Interpretation.   The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. The disclosure, or required disclosure, of any item pursuant to ARTICLE 2 or ARTICLE 3 hereof shall not, in and of itself, constitute an agreement by the parties that such item is material. As used in this Agreement:  (i) the term “Person” shall mean and include an individual, a general or limited partnership, a joint venture, a corporation, a limited liability company, a trust, an estate, an association, a labor union, an unincorporated organization, a Governmental Authority and any other entity, exclusive of the Company; (ii) unless otherwise specified herein, the term “affiliate”, with respect to any Person, shall mean and include any Person controlling, controlled by or under common control with such Person; and (iii) the term “knowledge”, as applied to the Company, shall mean the actual knowledge of the officers of the Company, after due inquiry.

8.11     Entire Agreement.   This Agreement and the documents or instruments referred to herein including, but not limited to, the Exhibit(s) attached hereto and the Disclosure Schedules and other schedules referred to herein, which Exhibit(s) and schedules are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes the Prior Agreement, together with all prior agreements and the understandings between the parties with respect to such subject matter.

8.12     Severability.   In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

8.13     Specific Performance.   The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

8.14     Third Parties.   Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any that is not a party hereto or thereto or a successor or permitted assign of such a party.

8.15     Dispute Resolution.   Any dispute between the parties hereto before the Closing may be resolved by application to any court of competent jurisdiction in compliance with Section 8.08. Any dispute between the parties hereto arising on or after the Closing Date shall be resolved in accordance with the arbitration provisions of this Section 8.15.

(a)        The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement, or the breach, termination or validity thereof, promptly by negotiation between executives who have authority to settle the controversy. Any party may give the other written notice that a dispute exists (a “Notice of Dispute”). The Notice of Dispute shall include a statement of such party’s position. Within 20 business days of the delivery of the Notice of Dispute, executives of both parties shall meet at a mutually acceptable time and place, and thereafter as long as they both reasonably deem necessary, to exchange relevant information and attempt to resolve the dispute. If the matter has not been resolved within 45 days of the disputing party’s Notice of Dispute, or if the parties fail to meet within 20 days, either party may initiate arbitration of the controversy or claim as provided hereinafter.

(b)        If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three working days’ notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

(c)        Any controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, or the transactions contemplated herein, if not settled by negotiation as provided in subsection (a) of this Section 8.15, shall be settled by arbitration in Wilmington, Delaware, in accordance with the American Arbitration Association’s Rules for Commercial Arbitration. The arbitration shall be conducted by a single arbitrator, with extensive knowledge of the plastics industry, in accordance with procedures governed by the United States Arbitration Act, 9 U.S.C. §1-16, and the award rendered by the arbitrator shall be final and binding on the parties and may be entered in any court having jurisdiction thereof.

(d)        It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable. Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrator shall use all reasonable efforts to issue the final award or awards within a period of five business days after closure of the proceedings. Failure of the arbitrator to meet the time limits of this Section 8.15(d) shall not be a basis for challenging the award.

(e)        The arbitrator shall instruct the non-prevailing party to pay all costs of the proceedings, including the fees and expenses of the arbitrators and the reasonable attorneys’ fees and expenses of the prevailing party. If the arbitrator determines there is not a prevailing party, each party shall be instructed to bear its own costs and to pay one-half of the fees and expenses of the arbitrator.

8.16     Litigation Expense.   If any party hereto is made or shall become a party to any Litigation (including arbitration) commenced by or against the other involving the enforcement of any of the rights or remedies of such party, or arising on account of a default of the other party in its performance of any of the other party’s obligations hereunder, then the prevailing party in such Litigation shall receive from the other party all costs incurred by the prevailing party in such Litigation, plus reasonable attorneys’ fees to be fixed by the court.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Buyer, Merger Subsidiary, and the Company have caused this Agreement to be signed and delivered by their respective duly authorized officers as of the date first above written.

ROTONICS HOLDING CORPORATION		RMI MINNESOTA CORPORATION
By:	/s/ DOBSON WEST	By:	/s/ DOBSON WEST
Its:	COO	Its:	COO
ROTONICS MANUFACTURING INC.
By:	/s/ JULES SANDFORD
Its:	Chairman of the Fairness Committee

Appendix B

August 29, 2006

Special Committee of the Board of Directors
Rotonics Manufacturing, Inc.
17022 S. Figueroa Street
Gardena, CA 90248

Dear Members of the Special Committee:

The Special Committee (the “Special Committee”) of the Board of Directors of Rotonics Manufacturing Inc. (“RMI” or the “Company”) has engaged Duff & Phelps, LLC (“Duff & Phelps”) as its independent financial advisor to provide an opinion (the “Opinion”) as to the fairness to the unaffiliated, public shareholders of RMI, from a financial point of view, of the contemplated transaction described below (the “Proposed Transaction”)(without giving effect to any impact of the Proposed Transaction on any particular shareholder other than in its capacity as a shareholder). Previously, Duff & Phelps has not provided financial advisory services to the Company.

Description of the Proposed Transaction

It is our understanding, based on our review of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 29, 2006, among the Company, Rotonics Holding Corporation (“Buyer”), and RMI Minnesota Corporation (“Merger Subsidiary”) that Buyer have entered into an agreement to merge the Merger Subsidiary with and into the Company (the “Merger”). As part of the Proposed Transaction, Mr. McKinniss will contribute 25% of the fully diluted outstanding shares of RMI in exchange for 25% of the common stock of Buyer. The shares of the Company stock will be converted into the right to receive from Buyer $3.00 per share in cash.

Scope of Analysis

In connection with this Opinion, we have made such reviews, analyses and inquiries, as we have deemed necessary and appropriate under the circumstances. Our due diligence with regards to the Proposed Transaction included, but was not limited to, the items summarized below.

•  Visited RMI’s corporate headquarters in Gardena, California and toured the facilities;

•  Met with the following members of RMI’s senior management team:

•  Mr. Sherman McKinniss—President, CEO, and Chairman of the Board of Directors

•  Mr. Douglas W. Russell—Chief Financial Officer

•  Ms. Dawn Whitney—Vice President of Performance Management

•  Held telephonic conversation with Marc Berman of Berman Capital, LLC in his capacity as investment banker to RMI;

•  Met with the members of the Special Committee of the Board, Jules Sandford, Brent Brown, and Larry Synder;

•  Reviewed the Letter of Intent, dated June 30, 2006, from Spell Capital;

•  Reviewed the Merger Agreement, dated August 29, 2006, and various other documents and agreements related to the Proposed Transaction;

•  Reviewed the Company’s Board of Directors minutes for the periods December 2004 through February 2006;

•  Reviewed RMI’s financial statements and budget, including:

•  Annual reports on Form 10-K for the fiscal years ended June 30, 2002 through 2005

•  Quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2005 and 2006

•  Internal financial statements for the fiscal years ended June 30, 2003 through 2006

•  Financial budget provided by RMI management for the fiscal year ended June 30, 2007

•  Reviewed other documents and Company information, including the following:

•  List of major customers and suppliers for the fiscal years ended June 30, 2004 through 2006

•  Organizational chart of senior management team

•  Reviewed and analyzed market trading prices and indicated valuation metrics for RMI and for comparable public companies;

•  Reviewed and analyzed valuation metrics for comparable merger transactions;

•  Reviewed pertinent economic and industry information; and

•  Reviewed and prepared other studies, analyses and investigations as we deemed appropriate.

Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps did not make any independent evaluation, appraisal or physical inspection of the Company’s solvency or of any specific assets or liabilities (contingent or otherwise). This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness or otherwise as tax advice or as accounting advice. In addition, Duff & Phelps is not expressing any opinion as to the market price or value of the public shares after completion of the Proposed Transaction. In rendering this Opinion, Duff & Phelps relied upon the fact that the Special Committee and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken; and Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In preparing its forecasts, performing its analysis and rendering its Opinion with respect to the Proposed Transaction, Duff & Phelps: (i) relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not attempt to independently verify such information; (ii) assumed that any estimates, evaluations and projections furnished to Duff & Phelps were reasonably prepared and based upon the last currently available information and good faith judgment of the person furnishing the same; and (iii) assumed that the final versions of all documents reviewed by us in draft form conform in all material respects to the drafts reviewed. Duff & Phelps’ Opinion further assumes that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction. Neither RMI management nor the Special

Committee placed any limitation upon Duff & Phelps with respect to the procedures followed or factors considered by Duff & Phelps in rendering its Opinion.

In our analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction. Duff & Phelps has also assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement.

The basis and methodology for this Opinion have been designed specifically for the express purposes of the Special Committee and may not translate to any other purposes.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based proves to be untrue in any material respect, this Opinion cannot and should not be relied upon.

Duff & Phelps has prepared this Opinion effective as of August 29, 2006. The Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of such date, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. Notwithstanding and without limiting the foregoing, in the event that there is any change in any fact or matter affecting the Opinion after the date hereof and prior to the completion of the Proposed Transaction, Duff & Phelps reserves the right to change, modify or withdraw the Opinion.

This letter should not be construed as creating any fiduciary duty on Duff & Phelps’ part to any party.

It is understood that this Opinion is for the information of the Special Committee in connection with its consideration of the Proposed Transaction and may not be used for any other purpose without our prior written consent, except that this Opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission in respect of the Proposed Transaction and you may summarize or otherwise reference the existence of this Opinion in such documents provided that any such summary or reference language shall be subject to prior approval by Duff & Phelps. This Opinion is not a recommendation as to how the Board of Directors should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, nor does it indicate that the consideration paid is the best possible attainable under any circumstances. Instead, it merely states whether the price in the Proposed Transaction is within a range suggested by certain financial analysis. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that the Proposed Transaction is fair to the public shareholders of the Company, from a financial point of view (without giving effect to any impacts of the Proposed Transaction on any particular shareholder other than in its capacity as a shareholder).

Respectfully submitted,

Duff & Phelps, LLC

Appendix C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Section 262.         Appraisal Rights.

(a)        Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)        Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1)        Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2)        Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.          Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.          Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.          Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.          Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)        In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)        Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)        Appraisal rights shall be perfected as follows:

(1)        If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)        If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)        Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)         Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)        At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)        After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)         The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)         The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)        From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)         The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Appendix D

DIRECTORS AND OFFICERS OF RMI

Board of Directors

Sherman McKinniss (age 70) has served as a director of RMI since 1991 and as Chairman of the Board since December 1994. Additionally, he served as President and Chief Executive Officer of the RMI from August 1991 to December 2001 and again resumed the role in July 2003. Prior to that, Mr. McKinniss had been President, a director and one of the owners of Rotonics Molding Inc.—Chicago. Previously, Mr. McKinniss owned and operated Rotational Molding, Inc. (“RMI”) which he sold to the Company in 1986. Since 1993, Mr. McKinniss has served on the Board of Directors of Atlantic Mecco Inc., a marina dock building company, of which he owns a 7.5% equity interest, and is also a former director, President and charter member of the Association of Rotational Molders.

Marc L. Berman (age 61) has been a principal in Berman Capital, LLC, an investment banking firm specializing in mergers & acquisitions, since 1993. Mr. Berman is also a member of the Association of Corporate Growth.

Larry M. DeDonato (age 52) has owned and operated an optometry practice in central California since before 1982. In addition, Mr. DeDonato was an assistant professor at the Southern California College of Optometry from 1979 until 1986. Mr. DeDonato is the son-in-law of Mr. McKinniss.

Larry L. Snyder (age 68) was the Owner and President of Snyder Industries Inc., a fiberglass and rotational molding company, from 1962 until 1991. He is a past President and charter member of the Association of Rotational Molders. Mr. Snyder previously served as a Board of Trustee for Nebraska Wesleyan University (“NWU”) and was a member of the Financial Advisory Committee to the Board of Governors of NWU. Mr. Snyder operates a substantial central Nebraska farming and cattle operation utilizing precision farming technology and also owns commercial properties.

E. Paul Tonkovich (age 68) has served as Secretary and legal counsel for the Company since August 1991. He has been a practicing attorney in California since January 1966. In 1974 he started his own firm, E. Paul Tonkovich-Professional Corporation, which specializes in business litigation and corporate law.

Jules Sandford (age 78) has been a practicing attorney in California since 1961 with the firm Patten, Faith & Sandford. As an attorney, Mr. Sandford represents financial institutions, real estate companies, automobile dealerships and other businesses providing legal services for business formation, purchase, sale and leases, and litigation. Mr. Sandford has also served as the Chairman of the Board of Orioxi International Corporation, an import/export business with factories in China and El Salvador.

Brent A. Brown (age 50) has over two decades of equity trading and portfolio management experience including 11 years with Jefferies and Company as a Stock Specialist on the Pacific Stock Exchange. Since June 2002 he has been Director of Research and a portfolio manager with Chelsea Management Company, a Los Angeles money-management firm. Prior to this, Mr. Brown was a securities broker for Patrick Pascal Trading Company from 1999 to 2002.

Bill Allen (age 42) co-founded Intermodal Distribution Freight Inc., a provider of rail and truckload transportation services in the continental U.S., and has served as its Chief Operating Officer since 1986. Mr. Allen also co-founded Western Regional Drayage Inc., a provider of container drayage for import/export customers, and has served as its Chief Operating Officer since 1996.

Officers

Sherman McKinniss.   Mr. McKinniss served as President and Chief Executive Officer of RMI from August 1991 to December 2001 and again was appointed President and Chief Executive Officer in

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June 2003. Mr. McKinniss has also served as Director of the Company since 1991, and was appointed as Chairman of the Board in December 1994. He was President and a Director of Rotonics from 1987-1991. Previously, he owned and operated RMI, which he sold to the Company in 1986. Mr. McKinniss is also a 7.5% owner of Atlantic Meeco, Inc., a marina dock building company, and has served as a board member of that company since 1993.

E. Paul Tonkovich.   Mr. Tonkovich has served as Secretary and a Director of RMI since August 1991. He has been a practicing attorney since January 1966. He was legal counsel to Mr. McKinniss and predecessors of the Company and is now legal counsel for the Company.

Douglas W. Russell.   Mr. Russell has served as Chief Financial Officer and Assistant Secretary/Treasurer of RMI since 1991. Prior to that, he was a Senior Auditor for the accounting firm Hallstein & Warner from 1988 until 1991, and was Assistant Controller of RMI from September 1985 to September 1987. Mr. Russell is the son-in-law of Mr. McKinniss.

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Appendix E

INFORMATION ABOUT OFFICERS AND DIRECTORS OF HOLDING AND MERGERCO

The following individuals comprise the boards of directors of, and serve in the officer capacities indicated below, for each of Holding and MergerCo.

Bill Spell, President and Chief Executive Officer, has been involved in the investment banking industry since 1981. He has extensive knowledge and expertise in the areas of mergers and acquisitions, raising capital, and business management. Mr. Spell was vice president and director of corporate finance from 1981 to 1988 at a regional investment banking firm located in Minneapolis. As the President and founder of Spell Capital Partners, LLC, Mr. Spell has significant experience in all aspects of managing investment partnerships and private equity buyout investing. He has served on the board of directors of a number of public and private companies, including several non-profit organizations. Mr. Spell has a Bachelor of Science degree from the University of Minnesota and a Master of Business Administration degree from the Carlson School of Management at the University of Minnesota.

Dobson West, Chief Operating Officer, serves as Senior Managing Director of Spell Capital Partners, LLC. Mr. West has been involved in mergers, acquisitions, and financings for over 25 years. He has experience and expertise in evaluating acquisition opportunities, due diligence, structuring and financing deals and consummating transactions. Prior to joining Spell Capital Partners, Mr. West was in the private practice of law with Fredrikson & Byron, P.A. in Minneapolis where he co-chaired its mergers and acquisitions group. Mr. West has served on the board of directors of several public and private companies, including several non-profit organizations. He has a Bachelor of Arts degree from Williams College and a Juris Doctor degree from the University of Minnesota.

Steve Jones, Chief Financial Officer and Secretary, is Managing Director of Spell Capital Partners, LLC. A Certified Public Accountant, Mr. Jones spent 16 years at PriceWaterhouseCoopers managing the delivery of financial reporting, audit and merger and acquisition services to middle market manufacturing and distribution companies. Mr. Jones has also served as a chief financial officer for manufacturing, distribution and retail businesses. Mr. Jones has a Bachelor of Science degree in history from Tusculum College in Tennessee and a Master of Business Administration degree with an emphasis in accounting from Indiana University.

Please refer to Appendix D for information about Mr. Sherman McKinniss.

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Appendix F

ROTONICS MANUFACTURING INC.
SPECIAL MEETING OF STOCKHOLDERS

Proxy Solicited by the Board of Directors
for the Special Meeting of Stockholders
to be Held January 26, 2007

The undersigned, revoking all previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated December 22, 2006 in connection with the Special Meeting of Stockholders of ROTONICS MANUFACTURING INC. (the “Company”) to be held on January 26, 2007, at 10 a.m., local time, at 17022 South Figueroa Street, Gardena, California 90248, and hereby appoints Sherman McKinniss and E. Paul Tonkovich, and each of them (with full power to act alone), as attorneys and proxies of the undersigned, with full power of substitution to each, to vote all shares of common stock of the Company registered in the name provided herein that the undersigned may be entitled to vote at the January 26, 2007, Special Meeting of Stockholders of the Company, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would have if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

”	Please detach along perforated line and mail in the envelope provided.	”

THE BOARD OF DIRECTORS, WITH MR. BERMAN AND MR. MCKINNISS ABSTAINING,
RECOMMENDS A VOTE “FOR” THE ADOPTION OF PROPOSALS 1 AND 2 BELOW.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTES IN BLUE OR BLACK INK AS SHOWN HERE ☐

	FOR	AGAINST	ABSTAIN
1.

To adopt the Agreement and Plan of Merger executed on August 29, 2006, as amended and restated on December 8, 2006, among Rotonics Holding Corporation, RMI Minnesota Corporation and Rotonics Manufacturing Inc., pursuant to which RMI Minnesota Corporation will be merged with and into Rotonics Manufacturing Inc., with Rotonics Manufacturing Inc. as the surviving corporation.

	☐	☐	☐
2.

Consider and vote upon an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

	☐	☐	☐

This proxy, when properly executed, will be voted in the manner directed above. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ABOVE PROPOSALS. This proxy may be revoked by the undersigned at any time, prior to the time it is voted by any of the means described in the accompanying proxy statement.

Signature(s) of Stockholder(s)

Date and sign exactly as name(s) appear(s) on this proxy. If signing for estates, trusts, corporations or other entities, title or capacity should be stated. If shares are held jointly, each holder should sign.

Date: , 2007

PLEASE COMPLETE, DATE AND SIGN THIS PROXY
AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

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